                                                                   EXHIBIT 10.9

                                                                 CONFORMED COPY



                               FACILITY AGREEMENT

                                     between

                          UNION TEXAS BRITANNIA LIMITED

                                   as borrower

                                  CHEMICAL BANK

                                   as arranger

                          NATIONSBANK, N.A. (CAROLINAS)
                                       and
                          NATIONAL WESTMINSTER BANK PLC

                                 as co-arrangers

                          NATIONSBANK, N.A. (CAROLINAS)

                                as facility agent

                          NATIONSBANK, N.A. (CAROLINAS)
                                       and
                                  CHEMICAL BANK

                               as technical agents

                          NATIONAL WESTMINSTER BANK PLC

                                as funding agent

                                       and

                                     OTHERS

                                 Clifford Chance
                                     London

                                    CONTENTS

                                     PART 1

                                 INTERPRETATION

         1.      INTERPRETATION . . . . . . . . . . . . . . . . . . . . . .   1

                                     PART 2

                                  THE FACILITY

         2.      THE FACILITY . . . . . . . . . . . . . . . . . . . . . . .  27
         3.      PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.      CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . .  28
         5.      NATURE OF BANKS' OBLIGATIONS . . . . . . . . . . . . . . .  29

                                     PART 3

                          AVAILABILITY OF THE FACILITY

         6.      AVAILABILITY OF THE FACILITY . . . . . . . . . . . . . . .  30

                                     PART 4

                                    INTEREST

         7.      INTEREST PERIODS . . . . . . . . . . . . . . . . . . . . .  33
         8.      INTEREST . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.      ALTERNATIVE INTEREST RATES . . . . . . . . . . . . . . . .  34

                                     PART 5

                     REPAYMENT, CANCELLATION AND PREPAYMENT

         10.     REPAYMENT OF THE LOAN  . . . . . . . . . . . . . . . . . .  36
         11.     CANCELLATION AND PREPAYMENT  . . . . . . . . . . . . . . .  37

                                     PART 6

                            CHANGES IN CIRCUMSTANCES

         12.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         13.     TAX RECEIPTS . . . . . . . . . . . . . . . . . . . . . . .  41

         14.     INCREASED COSTS  . . . . . . . . . . . . . . . . . . . . .  42
         15.     ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.     MITIGATION . . . . . . . . . . . . . . . . . . . . . . . .  44

                                     PART 7

                            INFORMATION AND FORECASTS

         17.     FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . .  46
         18.     PROJECT EXPENDITURE AND OTHER REPORTS  . . . . . . . . . .  47
         19.     BANKING CASES  . . . . . . . . . . . . . . . . . . . . . .  48
         20.     ENGINEERING REPORTS  . . . . . . . . . . . . . . . . . . .  55
         21.     COMPLETION CERTIFICATES  . . . . . . . . . . . . . . . . .  56

                                     PART 8

                     REPRESENTATIONS, COVENANTS AND SECURITY

         22.     REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . .  58
         23.     POSITIVE COVENANTS . . . . . . . . . . . . . . . . . . . .  63
         24.     NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .  68
         25.     SECURITY . . . . . . . . . . . . . . . . . . . . . . . . .  72

                                     PART 9

                                   INSURANCES

         26.     INSURANCES . . . . . . . . . . . . . . . . . . . . . . . .  74
         27.     INSURANCE COVENANTS  . . . . . . . . . . . . . . . . . . .  76

                                     PART 10

                                     DEFAULT

         28.     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . .  80
         29.     DEFAULT INTEREST AND INDEMNITY . . . . . . . . . . . . . .  87

                                     PART 11

                                    PAYMENTS

         30.     CURRENCY OF ACCOUNT AND PAYMENT  . . . . . . . . . . . . .  90
         31.     PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  90
         32.     SET-OFF  . . . . . . . . . . . . . . . . . . . . . . . . .  92
         33.     REDISTRIBUTION OF PAYMENTS . . . . . . . . . . . . . . . .  92

                                     PART 12

                                PROJECT ACCOUNTS

         34.     THE PROJECT ACCOUNTS . . . . . . . . . . . . . . . . . . .  93
         35.     AUTHORISED INVESTMENTS . . . . . . . . . . . . . . . . . . 100
         36.     UTPL CREDIT TEST . . . . . . . . . . . . . . . . . . . . . 103

                                     PART 13

                            FEES, COSTS AND EXPENSES

         37.     FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         38.     COSTS AND EXPENSES . . . . . . . . . . . . . . . . . . . . 105

                                     PART 14

                                AGENCY PROVISIONS

         39.     THE AGENTS, THE ARRANGER, THE CO-ARRANGERS
                   AND THE FINANCE PARTIES  . . . . . . . . . . . . . . . . 107
         40.     THE FACILITY AGENT AS TRUSTEE  . . . . . . . . . . . . . . 111
         41.     THE ACCOUNT BANK . . . . . . . . . . . . . . . . . . . . . 114
         42.     THE TECHNICAL AGENTS . . . . . . . . . . . . . . . . . . . 116

                                     PART 15

                            ASSIGNMENTS AND TRANSFERS

         43.     BENEFIT OF AGREEMENT . . . . . . . . . . . . . . . . . . . 117
         44.     ASSIGNMENTS AND TRANSFERS BY THE BORROWER  . . . . . . . . 117
         45.     ASSIGNMENTS AND TRANSFERS BY BANKS . . . . . . . . . . . . 117
         46.     DISCLOSURE OF INFORMATION  . . . . . . . . . . . . . . . . 118

                                     PART 16

                                  MISCELLANEOUS

         47.     CALCULATIONS AND EVIDENCE OF DEBT  . . . . . . . . . . . . 120
         48.     REMEDIES AND WAIVERS . . . . . . . . . . . . . . . . . . . 120
         49.     PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . 121
         50.     AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . 121
         51.     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . 122
         52.     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . 123

                                     PART 17

                                       LAW

         53.     LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . 124
         54.     JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . 124

THE FIRST SCHEDULE
         THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125

THE SECOND SCHEDULE
         FORM OF TRANSFER CERTIFICATE . . . . . . . . . . . . . . . . . . . 126

THE THIRD SCHEDULE
         CONDITION PRECEDENT DOCUMENTS  . . . . . . . . . . . . . . . . . . 129

THE FOURTH SCHEDULE
         NOTICE OF DRAWDOWN . . . . . . . . . . . . . . . . . . . . . . . . 134

THE FIFTH SCHEDULE
         REPAYMENT SCHEDULE . . . . . . . . . . . . . . . . . . . . . . . . 136

THE SIXTH SCHEDULE
         PROJECT AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 137

THE SEVENTH SCHEDULE
         PROJECT COMPLETION TESTS . . . . . . . . . . . . . . . . . . . . . 140

THE EIGHTH SCHEDULE
         INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 142

THE NINTH SCHEDULE
         ASSOCIATED COSTS RATE  . . . . . . . . . . . . . . . . . . . . . . 147

THE TENTH SCHEDULE
         THE ORIGINAL BANKING CASE  . . . . . . . . . . . . . . . . . . . . 149

THE ELEVENTH SCHEDULE
         MINIMUM VOLUMES  . . . . . . . . . . . . . . . . . . . . . . . . . 157

THIS AGREEMENT is made the 26 day of May, 1995

BETWEEN

(1) UNION TEXAS BRITANNIA LIMITED a company registered in England and Wales with company registration number 2894635 (the "BORROWER");

(2)      CHEMICAL BANK (the "ARRANGER");

(3) NATIONSBANK, N.A. (CAROLINAS) and NATIONAL WESTMINSTER BANK PLC as co-arrangers (the "CO-ARRANGERS");

(4)      NATIONSBANK, N.A. (CAROLINAS) as facility agent (the "FACILITY AGENT");

(5) NATIONSBANK, N.A. (CAROLINAS) and CHEMICAL BANK as technical agents (the "TECHNICAL AGENTS" and each a "TECHNICAL AGENT");

(6)      NATIONAL WESTMINSTER BANK PLC as funding agent (the "FUNDING AGENT");

(7)      NATIONAL WESTMINSTER BANK PLC as account bank (the "ACCOUNT BANK"); and

(8) THE FINANCIAL INSTITUTIONS named in the First Schedule (in their capacities as providers of the loan facility described herein, together the "BANKS" and each a "BANK" and, in their capacities as counterparties to the Borrower under any hedging agreement entered into pursuant to the Approved Hedging Programme (as hereinafter defined), together the "HEDGE COUNTERPARTIES" and each a "HEDGE COUNTERPARTY").

IT IS HEREBY AGREED  as follows:

                                     PART 1

                                 INTERPRETATION

1.       INTERPRETATION

1.1      In this Agreement:

"ABANDONMENT COSTS" means all costs and expenses incurred, or to be incurred, by the Borrower in connection with the abandonment and/or demolition and removal of the Britannia Field Facilities (together with any site reinstatement) required at the time of such abandonment by the Unit Operating Agreement, any applicable laws, rules and regulations, to the extent attributable to the Borrower's interest therein but so as to exclude any costs or expenses which have been classified hereunder as Capital Expenditure, GSA Refunds, Hedging Payments, Insurance Costs, Financing Expenses, Operating Costs, Overlifting Costs,

Project Taxes, Royalties, Transportation Costs, Trust Fund Costs and any amounts payable by the Borrower in respect of its indebtedness for borrowed money;

"ABANDONMENT COSTS AGREEMENT" means the agreement brief particulars of which are set out at paragraph 5 of the Sixth Schedule;

"ABANDONMENT DATE" means the day on which the Britannia Field Facilities and the Britannia Field have been abandoned in accordance with the terms of the Unit Operating Agreement and all applicable laws, rules and regulations;

"ADMINISTRATIVE SERVICES AGREEMENT" means the agreement of even date herewith and made between the Sponsor and the Borrower pursuant to which the Sponsor has agreed to provide certain management and administrative services to the Borrower;

"ADVANCE" means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Banks hereunder;

"AGENTS" means the Facility Agent, the Technical Agents and the Funding Agent (and "AGENT" means any of them);

"ANNEX B APPROVAL" in relation to the Britannia Field means the giving of consent to, the approval of or the serving of a programme for the development of such field by the Secretary of State pursuant to the relevant Model Clauses or the equivalent provision under any licence applicable to such development;

"APPLICABLE MARGIN" means:

         (i) at any time prior to the Project Completion Date 0.875% (zero point eight seven five per cent.) per annum; and

         (ii) at any time on or after the Project Completion Date 0.75% (zero point seven five per cent.) per annum,

Provided that if at any time an Event of Default has occurred and has not been remedied or waived the Applicable Margin at such time as determined pursuant to
(i) or (ii) above shall be increased by 1% (one per cent.) per annum;

"APPROVED HEDGING PROGRAMME" at any time means the programme (if any) from time to time entered into or adopted by the Borrower and approved by an Instructing Group (acting reasonably) on behalf of the Beneficiaries for the entering into and performance of Hedging Agreements by the Borrower which such programme shall provide for Hedging Agreements the object of which is to reduce (and, for the avoidance of doubt, not to speculate in respect of the following):

         (i) the Borrower's exposure to changes in floating rates of interest;

         (ii)     the Borrower's exposure to changes in exchange rates;

         (iii) the Borrower's exposure to changes in the contract price of gas sold under the Gas Sales Agreements; and

         (iv) such other exposures or risks associated with the Project's cash flow as the Borrower and the Facility Agent may from time to time agree;

"ARRANGEMENT/UNDERWRITING FEES LETTERS" means the letters dated 22nd February 1995 from Chemical Bank, 17th February 1995 from NationsBank, N.A. (Carolinas) and of even date herewith from National Westminster Bank Plc to the Borrower;

"ASSIGNMENT OF INSURANCES" means the assignment brief particulars of which are set out at paragraph (ii) of Part 2 of the Third Schedule;

"ASSOCIATED COSTS RATE" means, in relation to any Advance or unpaid sum, the rate determined in accordance with the Ninth Schedule;

"ASSUMPTIONS" means Technical Assumptions and Economic Assumptions;

"AUTHORISED INVESTMENT" means:

         (i) any security having a remaining maturity not exceeding 1 year that is issued by the Government of the United Kingdom or other security containing direct obligations of the United Kingdom or any agency thereof;

         (ii) a sterling denominated time deposit (of an original maturity not exceeding six months) with a bank which is an authorised institution under the Banking Act 1987 and whose short-term debt securities are for the time being rated at least P-1 by Moody's Investors Service, Inc and A-1 by Standard & Poor's Corporation;

         (iii) any medium term note, asset backed security, bond, note and letter of credit supported instruments in each case rated in any of the three highest categories by Standard & Poor's Corporation or Moody's Investors Service, Inc; and

         (iv) any other security of a type permitted under the Sponsor's then current investment policy and guidelines and notified to the Facility Agent in writing and which security shall, unless an Instructing Group shall have notified the Facility Agent in writing within 30 days after receipt of such notice that it objects in its sole discretion to securities of such type, be deemed to be an Authorised Investment;

"AVAILABLE CASH FLOW" in respect of any period means Net Cash Flow for such period less Financing Expenses for such period;

"AVAILABLE COMMITMENT" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in the First Schedule LESS the aggregate amount which it has advanced hereunder at such time;

"AVAILABLE FACILITY" means, at any time, the aggregate amount of the Available Commitments at such time;

"BANKING CASE" means the Original Banking Case or any draft banking case delivered by the Borrower pursuant to Clause 19.1 as such draft banking case may be approved by an Instructing Group in accordance with Clause 19.6 or revised by the Borrower in accordance with Clause 19.10;

"BARREL" means a volume of 42 U.S. gallons, corrected to 60 degrees Fahrenheit and 14.7 psia;

"BASLE PAPER" means the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 prepared by the Basle Committee on Banking Regulations and Supervisory Practices;

"BENEFICIARIES" at any time means each of the Agents, the Account Bank, the Arranger, the Co-Arrangers and the Finance Parties at such time and "BENEFICIARY" means any one of them;

"BRITANNIA COVENTURERS" means the parties from time to time considered Coventurers under, and as defined in, the Unit Operating Agreement;

"BRITANNIA FIELD" means the Unitised Formation as defined in the Unit Operating Agreement;

"BRITANNIA FIELD FACILITIES" means:

         (i) all wells drilled or which may be drilled in the Britannia Field (including production and injection wells) and all equipment installed or which may be installed in and on such wells and sub-sea equipment (including flowlines and risers) connected to such wells;

         (ii) the stationary platform in Block 16/26 (the "BRITANNIA PLATFORM") and the subsea centre in Block 15/30 from which such wells are drilled or are to be drilled and the production and quarters platform installed or which may be installed in or on the Britannia Field including the structure and equipment erected or which may be erected thereon;

         (iii)   the Britannia Gas Terminal;

         (iv)    the Britannia Trunkline;

         (v)     the Britannia - Forties Pipeline; and

         (vi) all other pipelines, structures, machinery and equipment, vessels, vehicles and other facilities constructed or which may be constructed insofar as the same relate directly to the Britannia Field or any Petroleum won and saved therefrom or which are or will be used in the development and operation of the Britannia Field, to the extent, in each case, that the Britannia Coventurers have an interest therein;

"BRITANNIA-FORTIES PIPELINE" has the meaning specified in the agreement brief particulars of which are set out in paragraph 25 of the Sixth Schedule;

"BRITANNIA GAS TERMINAL" has the meaning given thereto in the Unit Operating Agreement;

"BRITANNIA PETROLEUM" means Unitised Substances (as defined in the Unit Operating Agreement) won and saved from the Britannia Field;

"BRITANNIA TRUNKLINE" has the meaning given thereto in the Unit Operating Agreement;

"BRITANNIA UNIT AREA" means the Unit Area (as defined in the Unit Operating Agreement);

"CALCULATION DATE" means:

         (i)     the Project Completion Date; and

         (ii)    thereafter each and every 30 June and 31 December;

"CAPITAL EXPENDITURE" in respect of any period means all costs and expenses of a capital (but not an operating) nature incurred, or to be incurred, by the Borrower pursuant to the Project Agreements during such period and in respect of the Britannia Field to the extent attributable to the Borrower's interest therein but so as to exclude any costs or expenses which have been classified hereunder as Abandonment Costs, Financing Expenses, GSA Refunds, Hedging Payments, Insurance Costs, Operating Costs, Overlifting Costs, Project Taxes, Royalties, Transportation Costs, Trust Fund Costs and any amounts payable by the Borrower in respect of its indebtedness for borrowed money (other than any indebtedness for borrowed money permitted by Clause 24 (x)(c) but without double counting such indebtedness for borrowed money with the expenditure which such indebtedness for borrowed money is financing);

"CHARGE OVER ACCOUNTS" means the charge brief particulars of which are set out at paragraph (iii) of Part 2 of the Third Schedule;

"COMPLETION CERTIFICATE" means a certificate delivered by the Borrower to the Facility Agent pursuant to Clause 21 (and signed by a duly authorised officer of the Borrower) certifying that, in the opinion of the Borrower, the Project Completion Tests have been satisfied;

"CONDENSATE" has the meaning specified in the Unit Operating Agreement;

"CURRENT BANKING CASE" at any time prior to the adoption of a Banking Case as the Current Banking Case pursuant to Clause 19 means the Original Banking Case and at any time thereafter means the Banking Case most recently adopted as the Current Banking Case pursuant to Clause 19;

"DAILY CAPACITY" means, in relation to the Britannia Field Facilities, and for any day, their daily delivery capacity of 740 million cubic feet of Gas per day, as such daily capacity may reduce every year pro rata to the reduction in the Britannia Field Delivery Capacity (as defined in the Gas Sales Agreements) for each Contract Year (as also defined therein);

"DEBENTURE" means the debenture brief particulars of which are set out at paragraph (i) of Part 2 of the Third Schedule;

"DEVELOPMENT BUDGET" means the Development Budget, as defined in, and from time to time in effect under, the Unit Operating Agreement;

"DEVELOPMENT PLAN" means the Development Programme, as defined in, and from time to time in effect under, the Unit Operating Agreement;

"DISCHARGE DATE" means the date on which:

         (i) the Beneficiaries have ceased to be under any commitment to make any Advance hereunder; and

         (ii) the Loan has been repaid in full and no other amount is outstanding under or pursuant to the terms of any of the Financing Agreements (whether or not the same is due);

"DISCOUNT RATE" means the rate specified in the Current Banking Case for use in determining the Net Present Value of the Forecast Net Cash Flow estimated therein;

"DOUBLE TAXATION TREATY BANK" is defined in Clause 12.5;

"ECONOMIC ASSUMPTIONS" means assumptions as to the following matters used in the preparation of a Banking Case:

         (i) the price of Gas sales under each of the Gas Sales Agreements, the price of NGL sales and the price of Condensate sales;

         (ii) the price of Gas sales under any agreements for the sale of Gas with a term of less than one year which the Borrower and an Instructing Group have agreed should constitute an Economic Assumption;

         (iii) the price and volumes of raw gas to be sold under the agreement brief particulars of which are set out in paragraph 26 of the sixth Schedule;

         (iv)     the Brent Crude price;

         (v)      general currency exchange rates;

         (vi)     relevant rates of inflation;

         (vii)    sterling rates of interest;

         (viii)   Discount Rates;

         (ix)     costs of items comprising Permitted Expenditure;

         (x)      corporation taxes; and

         (xi) any other assumptions required to be used for the preparation of a Banking Case which the Facility Agent and the Borrower determine should be treated as an Economic Assumption;

"ENGINEERING REPORT" means the Initial Engineering Report and any subsequent report prepared by the Independent Engineers and delivered to the Facility Agent pursuant to Clause 20.1 or 20.3;

"ENVIRONMENTAL LAW" means all or any applicable statutes, rules, regulations, statutory instruments, treaties, directives, directions, by-laws, codes of practice, orders, notices, demands, injunctions, statute law or common law or duty of care legally binding on the Borrower and affecting the Project and concerning the environment and/or the protection of human health;

"ENVIRONMENTAL LICENCE" means any permit, licence, authorisation, approval, consent or like matter required by any Environmental Law;

"ESTIMATED ULTIMATE RECOVERABLE RESERVES" means at any time those quantities of Petroleum which are the aggregate of (i) those quantities of Petroleum actually recovered from the Britannia Field at such time and (ii) the Proved Reserves of Petroleum from the Britannia Field at such time;

"EVENT OF DEFAULT" means any of those events specified in Clause 28;

"FACILITY" means the sterling loan facility granted to the Borrower in this Agreement;

"FACILITY AGENT FEE LETTER" means the letter dated 17 February 1995 from NationsBank, N.A. (Carolinas) to the Borrower;

"FACILITY AMOUNT" means pound sterling 150,000,000 or such other lesser amount in accordance with Clause 2.4;

"FACILITY OFFICE" means, in relation to the Facility Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select or such other office as may be agreed pursuant to Clause 16;

"FEE LETTERS" means the Facility Agent Fee Letter, the Technical Agents Fee Letters, the Funding Agent Fee Letter and the Arrangement/Underwriting Fees Letters;

"FIELD LIFE COVER RATIO" or "FLCR" for any Calculation Date means the value determined by the Current Banking Case as being the ratio (expressed as the result of dividing (i) below by (ii) below) of:

         (i)     the Net Present Value of Forecast Net Cash Flow for the period
                 (1) commencing (a) prior to the Project Completion Date, on the date projected to be the Project Completion

                  Date in the Current Banking Case and (b) on or after the Project Completion Date, on such Calculation Date and (2) ending on the Projected Abandonment Date; to

         (ii) the maximum amount which the Current Banking Case estimates the Loan will be at or any time after such Calculation Date ("PEAK DEBT") less the amount of the Loan then forecast in such Banking Case to be repaid on the Repayment Date immediately following such Calculation Date Provided that such subtraction shall only be made if such Calculation Date falls on or after 30 June, 1999 and if (a) the Current Banking Case projects that there will be received into the Proceeds Account sufficient cash so that on the Repayment Date falling immediately after such Calculation Date the Borrower will be able to satisfy its obligations under Clause 10.1 in respect of such Repayment Date or (b) the then current Net Cash Flow report prepared pursuant to Clause 18.4 demonstrates that the Available Cash Flow received by the Borrower during the Semi-Annual Cash Flow Period to which such report relates would enable the Borrower to satisfy its obligations under Clause 10.1 on such Calculation Date as if such Calculation Date were the immediately following Repayment Date;

"FINAL MATURITY DATE" means 30 September, 2005;

"FINANCE PARTIES" means the Banks and each Hedge Counterparty;

"FINANCING AGREEMENTS" means:

         (i)     this Agreement;

         (ii)    the Fee Letters;

         (iii)   the Security Documents;

         (iv) any Hedging Agreement entered into pursuant to the Approved Hedging Programme; and

         (v)     the UTPL Agreements;

"FINANCING EXPENSES" in respect of any period means all amounts of interest, fees, commitment commission, costs or expenses (including the fees and expenses (together with any VAT thereon) of the Independent Engineers, the Insurance Adviser, any Independent Expert and any legal counsel appointed by any of the Beneficiaries which the Borrower is obliged to pay under any of the Financing Agreements) or other payments (other than payments of principal) falling due and payable by the Borrower in respect of the Financing Agreements during such period but so as to exclude any payments which have been classified hereunder as Hedging Payments;

"FORECAST DEBT SERVICE" in respect of any period means an amount equal to the aggregate of:

         (i) the amount of the Loan projected and estimated in the Current Banking Case to fall due and payable by the Borrower during such period; and

         (ii) the amount projected and estimated in the Current Banking Case to be the Financing Expenses falling due and payable by the Borrower during such period;

"FORECAST NET CASH FLOW" in respect of any period means an amount (as the same may be revised pursuant to Clause 19.5) equal to:

         (i) the amount projected and estimated in the Current Banking Case to be the Forecast Project Receipts for such period; less

         (ii) the amount projected and estimated in the Current Banking Case to be the aggregate of the Borrower's Permitted Expenditure for such period,

Provided that, for the purpose of determining the Forecast Net Cash Flow for such period no account shall be taken of any portion of:

                  (a) any Forecast Project Receipts referred to in paragraphs (v), (vi) (vii) or (ix) in the definition of "Forecast Project Receipts" set out below unless, at the time such determination falls to be made, the Borrower is legally entitled to receive such amount and to the extent that such receipt is subject to any conditions, such conditions will with reasonable certainty be satisfied at the time the Borrower would receive such amount during such period;

                  (b) any sale of Petroleum unless at the time the sale is actually made the Borrower is legally and unconditionally entitled to receive such amount;

                  (c) any Forecast Project Receipts which are projected to be received by the Borrower on or after the Projected Abandonment Date;

                  (d) any Permitted Expenditure which is projected to be paid by the Borrower on or after the Projected Abandonment Date; or

                  (e)      (1)      the amount of any Insurance Proceeds which
                                    would be part of Forecast Project Receipts for such period pursuant to paragraph (v) of the definition thereof up to an amount equal to the total expenditure incurred (or estimated to be incurred) in replacing, rectifying or repairing the asset lost or damaged in respect of which such Insurance
                                    Proceeds are payable; or

                          (2) the amount of such total expenditure where the Insurance Proceeds payable in respect thereof are not included within Forecast Net Cash Flow pursuant to (1) above;

"FORECAST PROJECT RECEIPTS" in respect of any period means the aggregate (without double-counting) of:

         (i) the revenues receivable by the Borrower during such period in respect of the sale or other disposal of Britannia Petroleum under the Gas Sales Agreements;

         (ii) the revenues receivable by the Borrower during such period in respect of any tariff receipts or payments receivable by the Borrower in respect of the use of any of the Britannia Field Facilities;

         (iii) the revenues receivable by the Borrower during such period in respect of sales of NGLs or Condensates;

         (iv) the revenues receivable by the Borrower during such period in respect of sales of Gas under contracts with a term of less than one year and which an Instructing Group has agreed may be included in this definition of Forecast Project Receipts;

         (v) any and all Insurance Proceeds receivable by the Borrower and payable into the Insurance Account pursuant to Clause 34.6
                  (ii) during such period in respect of the whole or any part of the Project Interest;

         (vi) any amounts which are receivable by the Borrower during such period as a result of the sale or other disposal by the Borrower of all or any part of the assets or revenues comprising all or part of the Project Interest (other than Petroleum) in accordance with the Financing Agreements;

         (vii) any amounts which are receivable by the Borrower during such period from the Operator by way of refunds under the Unit Operating Agreement;

         (viii) any interest receivable on the balance of any Project Account and any income of any kind receivable by the Borrower in respect of an Authorised Investment;

         (ix) any amounts (excluding Insurance Proceeds) which are receivable by the Borrower during such period by way of any damages or compensation for the loss of any of the foregoing;

         (x) any amounts payable to the Borrower as consideration for the underlifting of Petroleum pursuant to Exhibit G of the Unit Operating Agreement or pursuant to Exhibit L of the Unit Operating Agreement; and

         (xi) any other sums of whatever nature not expressly excluded from paragraphs (i) to (x) above and receivable by the Borrower during such period which are (a) attributable to the Project Interest and which an Instructing Group and the Borrower have agreed may be taken into account in calculating the Forecast Project Receipts for such period or (b) receivable by the Borrower during such period pursuant to any Hedging Agreement;

"FUNDING AGENT FEE LETTER" means the letter of even date herewith from National Westminster Bank Plc to the Borrower;

"GAS" means all hydrocarbons which at standard atmospheric conditions of pressure and temperature are in a gaseous state, including, without limitation, NGLs and non-hydrocarbon gas which is produced in association with such gaseous hydrocarbons;

"GAS SALES AGREEMENTS" means each of the agreements brief particulars of which are set out at paragraphs 8, 11, 13, 15 and 19 of the Sixth Schedule together with any other agreement entered into by the Borrower for the sale of Gas which is expressly permitted by Clause 24(xv);

"GOVERNMENT CONSENT AGREEMENT" means the consent agreement with the Secretary of State brief particulars of which are set out in paragraph (v) of Part 2 of the Third Schedule;

"GROUP INSURANCES" is defined in Clause 26.2(ii);

"GSA REFUNDS" in respect of any period means any amount due and payable by the Borrower under a Gas Sales Agreement;

"HEDGING AGREEMENT" means any hedging agreement between the Borrower and any Hedge Counterparty (or any other counterparty approved pursuant to Clause 23(viii)) pursuant to and in accordance with the Approved Hedging Programme and Clause 23(viii);

"HEDGING PAYMENTS" means amounts falling due from time to time for payment by the Borrower under or pursuant to any Hedging Agreement;

"INDEPENDENT ENGINEERS" at any time means DeGolyer and McNaughton or such other independent engineering firm appointed in accordance with Clause 20.4;

"INDEPENDENT EXPERT" means such independent expert selected by the Borrower from a list of not fewer than five alternatives suggested by the Technical Agents each of which shall have appropriate experience in the context of limited recourse North Sea Petroleum financings to be able to determine any dispute referred to him in accordance with Clause 19.9 or, as the case may be, Clause
21.3 without having any interest in the outcome of such dispute;

"INFORMATION MEMORANDUM" means the document dated March 1995 concerning the Project, the Borrower and the Sponsor which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger and the Co-Arrangers to selected banks during March 1995;

"INITIAL DEVELOPMENT BUDGET" means the budget approved by the Britannia Coventurers pursuant to clause 11.1 of the Unit Operating Agreement;

"INITIAL ENGINEERING REPORT" means the engineering report brief particulars of which are set out at paragraph 12 of Part 1 of the Third Schedule;

"INSTRUCTING GROUP" means:

         (i) before any Advances have been made hereunder, a Bank or group of Banks whose Available Commitments amount in aggregate to sixty-six and two-thirds per cent. or more of the Available Facility; and

         (ii) thereafter, a Bank or group of Banks to which in aggregate sixty-six and two-thirds per cent. or more of the Loan is (or, immediately prior to its repayment, was then) owed;

"INSURANCE ACCOUNT" means the account of the Borrower with the Account Bank (including sub-accounts into which such account may be divided) to be designated the "UNION TEXAS BRITANNIA LIMITED - INSURANCE ACCOUNT" as described in Clause
34.1 and any account (and sub-accounts) opened by any successor to the Account Bank in relation thereto pursuant to Clause 34.1(iii) as any such account may be renewed, redesignated or renumbered from time to time;

"INSURANCE ADVISER" at any time means Glen Goodman or such other insurance advisers appointed by the Facility Agent acting in accordance with the instructions of an Instructing Group and after consultation with the Borrower;

"INSURANCE COSTS" in respect of any period means all premia, contributions or other sums payable by (i) the Borrower (ii) the Operator on the Borrower's behalf or (iii) the Sponsor but reasonably allocated to the Borrower in the case of any insurance required pursuant to Clause 26 and which is a Group Insurance during such period in insuring all or any part of the Project Interest (including the fees, costs and expenses of insurance brokers appointed for such purpose);

"INSURANCE PROCEEDS" means the proceeds of any insurances required to be maintained pursuant to Clause 26 together with any amount paid by the Sponsor pursuant to Clause 5.5 of the Sponsor Support Agreement;

"INTEREST PERIOD" means, save as otherwise provided herein, any of those periods calculated in accordance with Clause 7;

"ISDA MASTER AGREEMENT" means an Interest Rate and Currency Exchange Agreement as published by the International Swap Dealers Association in 1987 or 1992;

"LIBOR" means, in relation to any Advance or unpaid sum and any specified period the rate per annum determined by the Funding Agent to be equal to the arithmetic mean (rounded, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent. save that if the arithmetic mean is exactly midway between two such whole multiples then it shall be rounded upwards) of the rates (as notified to the Funding Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in sterling and for such specified period (or for a period comparable thereto) at or about
11.00 a.m. on the Quotation Date for such specified period and, for the purposes of this definition, "SPECIFIED PERIOD" means the Interest Period of such Advance or, as the case may be, the period in respect of which LIBOR falls to be determined in relation to such unpaid sum;

"LICENCES" means the United Kingdom petroleum production licence P213 and the United Kingdom petroleum production licence P345;

"LOAN" means the aggregate principal amount for the time being outstanding hereunder;

"MATERIAL ADVERSE EFFECT" means a material adverse effect on any of:

         (i) the Borrower's ability to perform and comply with any of its obligations under the Financing Agreements or under any of (or any replacement of any of the following agreements) the Unit Operating Agreement, the Transportation Agreement, any Licence or any Gas Sales Agreement;

         (ii) the legality, binding nature, validity or enforceability of any of the Financing Agreements or any of (or any replacement of any of the following agreements) the Unit Operating Agreement, the Transportation Agreement, any Licence or any Gas Sales Agreement or on the legality, validity, enforceability or ranking of any encumbrance created or arising under or pursuant thereto; or

         (iii)    the Project, any category of items listed at paragraphs (i) to
                  (vi) of the definition of Britannia Field Facilities (such determination to be made with respect to such category as a whole) or any of the insurances required to be maintained pursuant to Clause 26 or on the production, processing, transportation or marketing of Petroleum won and saved from the Britannia Field;

"MINIMUM BILL QUANTITY" means the sum of (i) the "MINIMUM BILL QUANTITIES" as defined and determined in accordance with the Gas Sales Agreements in effect on the date hereof, and (ii) with respect to any Gas Sales Agreement entered into after the date hereof, the annual minimum quantity of Gas which the buyer is required to pay for (regardless of whether such quantity is actually taken by such buyer);

"MINIMUM VOLUME" means, at any time in any year, the volume of Gas set out for such year in the Eleventh Schedule;

"MODEL CLAUSE" means a clause of the model clauses for production licences in seaward areas set out in Schedule 2 of the Petroleum and Submarine Pipelines Act 1975 and Schedule 5 of the Petroleum (Production) Regulations 1976;

"NET CASH FLOW" in respect of any period means an amount equal to:

         (i)      the Project Receipts for such period; less

         (ii) the aggregate of the amounts paid out by the Borrower during such period in respect of Permitted Expenditure,

Provided that, for the purposes of determining Net Cash Flow for any period:

                  (a) any amount paid out or received by the Borrower in a currency other than sterling shall be taken into account in accordance with accounting principles generally accepted in the United Kingdom and consistently applied; and

                  (b)      no account shall be taken of the amount of:

                           (1) any Insurance Proceeds which would be a part of Project Receipts for such period pursuant to paragraph (iv) of the definition thereof up to an amount equal to the total expenditure incurred (or estimated to be incurred) in replacing, rectifying or repairing the asset lost or damaged in respect of which such Insurance Proceeds were paid; or

                           (2) such total expenditure where the Insurance Proceeds payable in respect thereof are not included within Net Cash Flow pursuant to
                                    (1) above;

"NET PRESENT VALUE" means in relation to the Forecast Net Cash Flow projected and estimated in any Banking Case for any period falling after any date (the "CALCULATION DATE") an amount equal to such Forecast Net Cash Flow for such period discounted back to such calculation date on a semi-annual basis assuming mid period cash flows at the Discount Rate;

"NGL" means all hydrocarbon products (including, without limitation, ethane, propane, normal butane, isobutane and natural gasoline) which are produced with or as part of Gas other than Condensate;

"NOTICE OF DRAWDOWN" means a notice substantially in the form set out in the Fourth Schedule;

"OPERATING AND FINANCING COSTS RESERVE" means a reserve on the books of the Borrower of the same name and which will be "FULLY FUNDED" from time to time if there is credited to such reserve an amount equal to the aggregate of Operating Costs and Financing Expenses, in each case, projected and estimated in the then Current Banking Case to fall due for payment during the period beginning on the most recent Calculation Date to have occurred prior to the delivery of the draft banking case which, when approved pursuant to Clause 19.6 or revised pursuant to Clause 19.10, became such Current Banking Case and ending on the next Calculation Date to occur after that first mentioned Calculation Date;

"OPERATING COSTS" in respect of any period means all direct and indirect costs and expenses of an operating but not a capital nature incurred by the Borrower pursuant to the Project Agreements during such period in connection with the operation of the Britannia Field and Britannia Field Facilities to the extent attributable to the Borrower's interest therein including general and administrative costs of the Operator under the Unit Operating Agreement and costs of maintenance and repair (including any amount payable to a buyer of Petroleum in settlement of any obligation of the Borrower under any agreement for the sale thereof) but so as to exclude any costs or expenses which have been classified hereunder as Abandonment Costs, Capital Expenditure, GSA Refunds, Financing Expenses, Hedging Payments, Insurance Costs, Overlifting Costs, Project Taxes, Royalties, Transportation Costs, Trust Fund Costs, any amounts payable by the Borrower in respect of its indebtedness for borrowed money (other than any indebtedness for borrowed money permitted by Clause 24 (x) (c) but without double counting such indebtedness for borrowed money with the expenditure which such indebtedness for borrowed money is financing) and any amounts payable to the Sponsor under the Administrative Services Agreement;

"OPERATOR" means Britannia Operator Limited as the person so designated or appointed from time to time as the operator of the Britannia Field pursuant to the Unit Operating Agreement or any successor thereto in such capacity;

"OPERATOR MAINTAINED INSURANCES" is defined in Clause 26.2(i);

"OPERATOR'S CURRENT FORECAST" means each report and forecast (if any) prepared by the Operator for each calendar month and delivered to each of the Britannia Coventurers setting out the Operator's statement of all expenditure incurred in respect of the project and its forecast of all future expenditure required to complete the Project and otherwise required in relation to the Project;

"ORIGINAL BANKING CASE" means the banking case of the Borrower set out as the Tenth Schedule;

"ORIGINAL FINANCIAL STATEMENTS" means in relation to:

         (i) the Borrower, its unaudited financial statements for its financial year ended 31 December 1994;

         (ii) the Sponsor, its audited financial statements for the financial year ended 31 December 1994; and

         (iii) UTPH, its audited financial statements for the financial year ended 31 December 1994;

"OVERLIFTING COSTS" means in respect of any period any amount due and payable by the Borrower (i) as consideration for the overlifting of Petroleum pursuant to Exhibit G of the Unit Operating Agreement or (ii) as consideration for the overlifting of Petroleum pursuant to Exhibit L of the Unit Operating Agreement but so as to exclude any amounts classified hereunder as Operating Costs, Project Taxes, Royalties and Transportation Costs;

"PERMITTED EXPENDITURE" in respect of any period means expenditure by the Borrower during such period in respect of Abandonment Costs, Capital Expenditure, GSA Refunds, Hedging Payments, Insurance Costs, Operating Costs, Overlifting Costs, Project Taxes, Royalties, Transportation Costs and Trust Fund Costs;

"PETROLEUM" has the meaning specified in the Unit Operating Agreement;

"POTENTIAL EVENT OF DEFAULT" means any event which would become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default;

"PRE-COMPLETION AVAILABLE FUNDING" at any time means the aggregate of (without double counting):

         (i)      the Available Facility;

         (ii) the balance then standing to the credit of the Projects Accounts and available for release to the Borrower pursuant to Clause 34.7; and

         (iii) the Sponsor's unfunded commitment under Clause 2.1 of the Sponsor Support Agreement (assuming no Event of Default mentioned in Clause 28.1(vi), (vii), (viii) or (ix) has occurred in relation to the Sponsor and is continuing); and

         (iv) any other amount which the Borrower has demonstrated to the satisfaction of an Instructing Group is then unconditionally available for disbursement to the Borrower on or prior to the Project Completion Date by way of contribution to the Borrower's share capital or drawings under a lending facility which will give rise to Subordinated Debt;

"PRE-COMPLETION EXPENDITURE" means at any time the aggregate of (without double counting and only to the extent not previously paid):

         (i)      Permitted Expenditure (but, for the purposes of this paragraph
                  (i) the amount of Project Taxes included within such Permitted Expenditure shall be the higher of (i) and (ii) as set out in the definition of Project Taxes in this Clause 1.1) projected and estimated in the Current Banking Case as falling due for payment on or prior to the Project Completion Date;

         (ii) Forecast Debt Service projected and estimated in the Current Banking Case as falling due for payment on or prior to the Project Completion Date;

         (iii) fees and disbursements of professional advisers properly incurred by the Borrower in connection with the Financing Agreements; and

         (iv) any other financial obligations of the Borrower in respect of the Project Agreements or otherwise in respect of the Project Interest projected and estimated in the Current Banking Case as falling due for payment on or prior to the Project Completion Date;

"PRIMARY ECONOMIC ASSUMPTIONS" means those assumptions referred to in paragraphs
(i) to (viii) in the definition of "Economic Assumptions" in this Clause 1.1;

"PROCEEDS ACCOUNT" means the account of the Borrower with the Account Bank (including sub-accounts into which such account may be divided) designated "UNION TEXAS BRITANNIA LIMITED - PROCEEDS ACCOUNT" and described in Clause 34.1 and any account (and subaccounts) opened by any successor to the Account Bank in relation thereto pursuant to Clause 34.1(iii) as any such account may be renewed, redesignated or renumbered from time to time;

"PROJECT" means the development and operation of the Britannia Field (including, without limitation, the sale or other distribution of Britannia Petroleum) and the development, construction and operation of the Britannia Field Facilities in accordance with the Licences, the Project Agreements and the Development Plan relating thereto;

"PROJECT ACCOUNTS" means the Proceeds Account, the Insurance Account and the VAT Account;

"PROJECT AGREEMENTS" means:

         (i) the Licences and each of the deeds and other agreements, brief particulars of which are set out in the Sixth Schedule;

         (ii) each of the agreements (a) required for the development and operation of the Britannia Field and the Britannia Field Facilities or (b) relating to the joint venture arrangements concerning the Project, in each case to which the Borrower is, or hereafter becomes, a party or (where the Borrower is not a party) under which the Borrower has, or hereafter acquires and/or assumes rights and/or obligations but, in each case, only if such agreement is material to the Project or the interests of the Beneficiaries;

         (iii) each of the agreements required for the transportation or relating to the disposal of Petroleum or other products of the Project to which the Borrower is, or hereafter becomes, a party or (where the Borrower is not a party) under which the Borrower has, or hereafter acquires benefits but, in each case, only if such agreement is material to the Project or the interests of the Beneficiaries (in each case) where the amounts received or receivable, or paid or payable, by the Borrower thereunder or pursuant thereto (whether in respect of the transportation or disposal of Petroleum or otherwise) are or are proposed to be taken into account in any material respect for the purpose of calculating the Forecast Net Cash Flow or the Net Cash Flow for any period; and

         (iv) such other agreements as may be designated Project Agreements by the Borrower and the Facility Agent, as any such agreement may be amended, varied or replaced with the approval of an Instructing Group in accordance with Clause 24(i);

"PROJECT COMPLETION DATE" means either of the dates referred to in Clause 21.2 or Clause 21.4, whichever actually occurs;

"PROJECT COMPLETION TESTS" means those tests set out in the Seventh Schedule;

"PROJECT INTEREST" means all the Borrower's rights, title and interest from time to time in and to each of the following:

         (i)      the Project Agreements;

         (ii)     the Britannia Field Facilities;

         (iii)    all Britannia Petroleum;

         (iv) every contract for the sale or other disposal of Britannia Petroleum and the proceeds of all such sales or other disposals;

         (v) every contract (not falling within (i) above) for the use by any third party of any of the Britannia Field Facilities; and

         (vi) any and all other contracts or agreements entered into by the Borrower, insurance policies required to be maintained pursuant to Clause 26, permits, leases, licences, consents, easements, way leaves and other rights now or hereafter existing which relate to the development, construction, maintenance or use of any of the Britannia Field Facilities, the development and operation of the Britannia Field or the production, transportation, storage, processing or marketing of Britannia Petroleum or which otherwise relate to any of the Project Agreements;

"PROJECT RECEIPTS" in respect of any period means the aggregate (without double counting) of:

         (i) the revenues received by the Borrower during such period in respect of the sale or other disposal of Britannia Petroleum whether under the Gas Sales Agreements or otherwise (excluding, for the avoidance of doubt, any VAT Receipts in respect of such sale or other disposal);

         (ii) the revenues received by the Borrower during such period in respect of any tariff receipts or payments received by the Borrower in respect of the use of any of the Britannia Field Facilities (excluding, for the avoidance of doubt, any VAT Receipts in respect of the grant of such use);

         (iii) all compensation or other consideration received by the Borrower during such period from any entity on account of partial or total nationalisation, expropriation or requisition of the Project Interest;

         (iv) any and all Insurance Proceeds which are received by the Borrower and payable into the Insurance Account pursuant to Clause 34.6 (ii) during such period in respect of the whole or any part of the Project Interest;

         (v) any amounts which are received by the Borrower during such period as a result of the sale or other disposal by the Borrower of all or any part of the assets or revenues comprising all or part of the Project Interest (other than Petroleum) in accordance with the Financing Agreements (excluding, for the avoidance of doubt, any VAT Receipts in respect of such sale or other disposal);

         (vi) any amounts which are received by the Borrower during such period from the Operator by way of refunds under the Unit Operating Agreement;

         (vii) any interest on any amount credited to any Project Account and any income of any kind received by the Borrower in respect of any Authorised Investment;

         (viii) any amount paid to the Borrower as a refund of tax or any payment on account of the same;

         (ix) any amounts (excluding Insurance Proceeds) which are received by the Borrower during such period by way of any damages or compensation for the loss of any of the foregoing;

         (x) any amounts paid to the Borrower as consideration for the underlifting of Petroleum pursuant to Exhibit G of the Unit Operating Agreement or pursuant to Exhibit L of the Unit Operating Agreement; and

         (xi) any other sums of whatever nature not expressly excluded from paragraphs (i) to (x) above and received by the Borrower during such period which are attributable to the Project Interest or arise pursuant to any Hedging Agreement (excluding, for the avoidance of doubt, any VAT Receipts in respect of such sums);

"PROJECT TAXES" in respect of any period means the lesser of (i) the aggregate amount of any tax liabilities (excluding any Royalties) paid by the Borrower during such period taking into account all tax reliefs utilised, and all tax credits received, by the Borrower during such period and (ii) the aggregate amount of any tax liabilities (excluding any Royalties) which would have been paid by the Borrower during such period but for the surrender of Group Relief (as defined in the Sponsor Support Agreement) to the Sponsor pursuant to Clause 4 of the Sponsor Support Agreement;

"PROJECTED ABANDONMENT DATE" means at any time the date projected in the Current Banking Case as at such time as being the date on which the Britannia Field Facilities and the Britannia Field will be abandoned in accordance with the terms of the Unit Operating Agreement and all applicable laws, rules and regulations and based on the Independent Engineers' then current analysis of the Estimated Ultimate Recoverable Reserves;

"PROVED RESERVES" at any time means those quantities of Britannia Petroleum which, based on analysis of geological and engineering data provided by the Independent Engineers in the then most recent Engineering Report are demonstrated with a high degree of certainty to be recoverable in future years (under economic and operating conditions prevailing at such time) from known reservoirs in the Britannia Field, assuming the continuation of the then current regulatory practices using conventional production methods and equipment;

"PROVED RESERVES AND PRODUCTION PROFILES FIGURES" is defined in Clause 19.4(ix);

"QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the first day of such period, Provided that, if such day is not the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in sterling for delivery on the first day of such period, then it means the day on which such quotations would ordinarily be given;

"REFERENCE BANKS" means the principal London offices of Chemical Bank, NationsBank, N.A. (Carolinas) and National Westminster Bank Plc or such other bank or banks as may from time to time be agreed between the Borrower and an Instructing Group;

"RELEVANT INTEREST AMOUNT" in relation to any Beneficiary at any time means the aggregate of all interest, fees, commitment commission or other payments of a revenue nature then due and payable to such Beneficiary under or pursuant to any Financing Agreement;

"RELEVANT PRINCIPAL AMOUNT" in relation to any Beneficiary at any time means the aggregate of all principal amounts (including, without limitation, amounts arising in respect of costs and expenses or pursuant to Clause 12 or Clause 14 or otherwise not falling within the definition of Relevant Interest Amount) due and payable to such Beneficiary under or pursuant to any Financing Agreement and, in the case of any such amount arising under any Hedging Agreement such amount shall be determined by reference to the marking to market of such Hedging Agreement in accordance with the relevant Hedging Agreement;

"REPAYMENT DATE" means the last business day in each of the calendar months appearing in Column A of the Fifth Schedule;

"RESERVE TAIL COVER RATIO" or "RTCR" for any Calculation Date means the value determined by the Current Banking Case as being the ratio (expressed as the result of dividing (i) below by (ii) below) of:

         (i)      the Net Present Value of Forecast Net Cash Flow for the period
                  (1) commencing (a) prior to the Project Completion Date, on the date projected to be the Project Completion Date in the Current Banking Case and (b) on or after the Project Completion Date, on such Calculation Date and (2) ending on the Reserve Tail Date; to

         (ii) the maximum amount which the Current Banking Case estimates the Loan will be at or any time after such Calculation Date ("PEAK DEBT") less the amount of the Loan then forecast in such Banking Case to be repaid on the Repayment Date immediately following such Calculation Date Provided that such subtraction shall only be made if such Calculation Date falls on or after 30 June, 1999 and if (a) the Current Banking Case projects that there will be received into the Proceeds Account sufficient cash so that on the Repayment Date falling immediately after such Calculation Date the Borrower will be able to satisfy its obligations under Clause 10.1 in respect of such Repayment Date or (b) the then current Net Cash Flow report prepared pursuant to Clause 18.4 demonstrates that the Available Cash Flow received by the Borrower during the Semi-Annual Cash Flow Period to which such report relates would enable the Borrower to satisfy its obligations under Clause 10.1 on such Calculation Date as if such Calculation Date were the immediately following Repayment Date;

"RESERVE TAIL DATE" means, in respect of any Banking Case, the Calculation Date which falls nearest to the date (the "RELEVANT DATE") on which the volume of Petroleum recoverable from the Britannia Field under economic and operating conditions prevailing at the relevant date is projected, by the Independent Engineers in the most recent Engineering Report to be less than thirty per cent of Estimated Ultimate Recoverable Reserves;

"ROYALTIES" in respect of any period means the actual amount in cash of royalties paid by the Borrower during such period under the Licences in respect of Britannia Petroleum Provided that if such royalty is payable as Britannia Petroleum then it shall not be taken into account for the purposes of calculating the Net Cash Flow or Forecast Net Cash Flow for such period;

"SCOTTISH ASSIGNATION" means the Scottish assignation brief particulars of which are set out at paragraph (iv) of Part 2 of the Third Schedule;

"SECRETARY OF STATE" means the United Kingdom Secretary of State for Trade and Industry from time to time or his successor for the time being holding office under the Crown and exercising the powers, duties and functions thereof under the Petroleum (Production) Act 1934, the Pipe-lines Act 1962, the Continental Shelf Act 1964, the Petroleum and Submarine Pipe-lines Act 1975, the Oil and Gas (Enterprise) Act 1982, the Petroleum Act 1987 and under any regulations made pursuant thereto;

"SECTION 349 BANK" is defined in Clause 12.4;

"SECURITY DOCUMENTS" means each of the documents listed in Part 2 of the Third Schedule and any other agreement, deed or document from time to time executed in favour of the Beneficiaries (or the Facility Agent as trustee for the Beneficiaries) for the purpose of securing all or any of the Borrower's obligations under the Financing Agreements or any of them together with all amendments and variations of, and supplements to, any of the foregoing and "SECURITY DOCUMENT" shall be construed accordingly;

"SEMI-ANNUAL CASH FLOW PERIOD" means:

         (i) the period from the date on which Petroleum revenues are first received by the Borrower to 30 June 1999; and

         (ii) thereafter a period of six calendar months commencing on the first day after a Calculation Date;

"SPONSOR" means Union Texas Petroleum Limited, a company registered in England and Wales with company registration number 708552;

"SPONSOR DIRECT AGREEMENT" means the agreement of even date herewith between the Sponsor, the Borrower and the Facility Agent on behalf of the Beneficiaries;

"SPONSOR SUPPORT AGREEMENT" means the agreement of even date herewith made between the Borrower and the Sponsor providing for certain support to be given by the Sponsor in relation to the Facility;

"STANDBY LETTER OF CREDIT" means an irrevocable, fully revolving, standby letter of credit issued by a bank whose long term debt securities are for the time being rated at least A by Standard & Poor's Corporation and at least A2 by Moody's Investors' Service, Inc. in favour of the Facility Agent as trustee for the Beneficiaries;

"SUBORDINATED DEBT" means any indebtedness for borrowed money of the Borrower owed to the Sponsor (whether arising under any UTPL Agreement or otherwise) and includes any interest and any other amounts payable by the Borrower to the Sponsor in respect thereof;

"TAX DIFFERENTIAL AMOUNT" has the meaning given thereto in the Sponsor Support Agreement;

"TECHNICAL AGENTS FEE LETTERS" means the letters dated 17 February 1995 from NationsBank, N.A. (Carolinas) and dated 22 February 1995 from Chemical Bank to the Borrower;

"TECHNICAL ASSUMPTIONS" means all assumptions, other than Economic Assumptions, used in the preparation of a Banking Case and includes assumptions as to the occurrence of the Abandonment Date and (before the Project Completion Date has occurred) the Project Completion Date;

"TERMINATION DATE" means the earlier of:

         (i) the date which is six months after the day on which the Project Completion Date occurs;

         (ii)     31st December 1999; and

         (iii) the first business day on which the Available Commitment of each of the Banks is zero;

"THIRD PARTY INSURANCE" means each of the insurances specified in paragraphs 1 (but only seepage and pollution liability) 2, 3, (but only to the extent of third party liability) 4 and 5 of Part 1 of the Eighth Schedule;

"TRANSFER CERTIFICATE" means a certificate substantially in the form set out in the Second Schedule signed by a Bank and a Transferee whereby:

         (i) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 45; and

         (ii) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Facility Agent as is contemplated in Clause 45.3;

"TRANSFER DATE" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate;

"TRANSFEREE" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights and obligations hereunder;

"TRANSPORTATION AGREEMENT" means the agreements brief particulars of which are set out in paragraph 25 of the Sixth Schedule;

"TRANSPORTATION COSTS" in respect of any period means the aggregate of all direct or indirect costs and expenses incurred, or to be incurred, by the Borrower during such period in connection with the transportation of any Britannia Petroleum to the extent attributable to the Borrower's interest therein but so as to exclude any Royalties and any amounts payable by the Borrower in respect of its indebtedness for borrowed money;

"TRUST FUND" means the trust fund established or to be established by the Borrower in accordance with Clause 4.1 of the Abandonment Costs Agreement;

"TRUST FUND COSTS" in respect of any period means all amounts payable by the Borrower during such period into the Trust Fund pursuant to Clauses 4.3 or 7.1 of the Abandonment Costs Agreement;

"UNIT OPERATING AGREEMENT" means the agreement brief particulars of which are set out at paragraph 1 of the Sixth Schedule;

"UTPH" means Union Texas Petroleum Holdings, Inc., a company organised under the laws of the State of Delaware;

"UTPL AGREEMENTS" means the Administrative Services Agreement, the Sponsor Direct Agreement and the Sponsor Support Agreement;

"UTPL CREDIT TEST" means the tests on the financial standing of the Sponsor specified in Clause 36.1;

"VAT ACCOUNT" means the account of the Borrower with the Account Bank (including sub-accounts into which such accounts may be divided) designated the "UNION TEXAS BRITANNIA LIMITED - VAT ACCOUNT" and described in Clause 34.1 and any account (and sub-accounts) opened by any successor to the Account Bank in relation thereto pursuant to Clause 34.1(iii) as any such account may be renewed, redesignated or renumbered from time to time; and

"VAT RECEIPTS" is defined in Clause 34.6.

1.2      Any reference in this Agreement to:

the "ACCOUNT BANK", the "FACILITY AGENT", the "FUNDING AGENT", any "TECHNICAL AGENT" or any "BANK" or "BENEFICIARY" shall be construed so as to include its and any subsequent successors, permitted Transferees and assigns in accordance with their respective interests;

the "AGREED FORM" in relation to any document means a form agreed between the Borrower and the Facility Agent and initialled by the Borrower and the Facility Agent for the purposes of identification;

a "BUSINESS DAY" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in London;

a "CLAUSE" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

an "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien, assignation, or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

the "EQUIVALENT" at any time in one currency (the "FIRST CURRENCY") of an amount denominated in another currency (the "SECOND CURRENCY") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent at such time for the purchase of the first currency with the second currency;

a "HOLDING COMPANY" of a person shall be construed as a reference to any person of which the first-mentioned person is a subsidiary;

"INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"INDEBTEDNESS FOR BORROWED MONEY" shall be construed so as to include, without limitation, any indebtedness of any person for or in respect of:

         (i) moneys borrowed (whether or not for cash consideration) by whatever means;

         (ii) amounts raised by acceptance under any acceptance credit facility;

         (iii)    amounts raised under any note purchase facility;

         (iv) the amounts of any liability in respect of leases or hire purchase contracts which would, in accordance with generally accepted accounting standards in England (and, after the delivery of the first thereof, as used in the most recent audited financial statements of the Borrower delivered pursuant to Clause 17.1), be treated as finance or capital leases;

         (v) the amount of any liability in respect of any purchase price for assets or services (other than any trade accounts payable by the Borrower in the ordinary course of its business on customary trade terms) the payment of which is deferred for a period in excess of ninety days;

         (vi)     redeemable preference shares; and

         (vii) amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing,

and so as to exclude any liability of the Borrower arising in respect of a cash call made by the Operator under the Unit Operating Agreement and any retrospective adjustment thereto;

a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "MONTHS" shall be construed accordingly);

a "PART" shall, subject to any contrary indication, be construed as a reference to a part hereof;

a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

"REPAY" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "PREPAY" (or, as the case may be, the corresponding derivative form thereof);

a "SCHEDULE" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

         (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

         (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

         (iii) which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

the "WINDING-UP", "DISSOLUTION" or "ADMINISTRATION" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3 "POUND STERLING" and "STERLING" denote lawful currency of the United Kingdom and "$" and "DOLLARS" denote lawful currency of the United States of America.

1.4 Save where the contrary is indicated, any reference in this Agreement to:

         (i) this Agreement, a Project Agreement, a Financing Agreement, licence, permission, model clause or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such Project Agreement, Financing Agreement, licence, permission, model clause or other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

         (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

         (iii) a time of day shall be construed as a reference to London time.

1.5      Clause, Part and Schedule headings are for ease of reference only.

1.6 The definitions of Abandonment Costs, Capital Expenditure, Field Life Cover Ratio, Forecast Net Cash Flow, Forecast Project Receipts, GSA Refunds, Insurance Costs, Financing Expenses, Net Cash Flow, Operating Costs, Overlifting Costs, Permitted Expenditure, Project Receipts, Project Taxes, Reserve Tail Cover Ratio, Royalties and Transportation Costs and Trust Fund Costs contained in Clause 1.1 and any reference to tax or taxes herein shall, save as otherwise provided herein, be construed in accordance with accounting principles generally accepted in the United Kingdom and consistently applied and all calculations to be made thereunder shall be made in sterling and, if for the purposes of any such calculation any amount denominated in a currency other than sterling has to be converted into sterling then, save as provided in Clause 19.4(vii) in respect of projections and forecasts, the amount of sterling to be taken into account in such calculation shall be calculated in accordance with accounting principles generally accepted in the United Kingdom and consistently applied.

1.7 Terms and expressions used in the Eighth Schedule shall, unless otherwise defined in this Agreement, be construed in accordance with the respective meanings given thereto by normal market practice in the London insurance market.

                                     PART 2

                                  THE FACILITY

2.       THE FACILITY

2.1 The Banks grant to the Borrower, upon the terms and subject to the conditions hereof, a sterling loan facility in an aggregate amount of the Facility Amount.

2.2 If the Borrower is required to deliver a draft banking case pursuant to Clause 19.1(viii) then such banking case shall contain the same information as was used in the then Current Banking Case but with such changes as shall reflect such revisions to Capital Expenditure, Insurance Costs, Operating Costs, Project Taxes, Royalties, taxes and any other costs and any new tariff charges for the transportation and processing of Gas which will not then be transported through the Britannia Trunkline or processed at the Britannia Gas Terminal all such revisions and new charges being amounts therefor projected by the Operator.

2.3 The Facility Agent shall thereupon calculate an amount being such amount as the banking case delivered pursuant to Clause 19.1(viii) discloses would be equal to (i) the Net Present Value of Forecast Net Cash Flow commencing on the date projected in such banking case to be the Project Completion Date and ending on the Reserve Tail Date divided by (ii) 1.45.

2.4 The Facility Agent shall promptly thereafter notify the Borrower and all the Banks and the other Agents of the amount determined in accordance with Clause 2.3. Upon the date of such notification:

         (i) the Facility Amount, for all purposes of the Financing Agreements, shall become the greater of the amount determined in accordance with Clause 2.3 (up to a maximum of pound sterling 150,000,000) and pound sterling 140,000,000;

         (ii) unless the Facility Amount remains at pound sterling 150,000,000, the First Schedule shall be deemed to be amended so that the amount set opposite each Bank's name therein shall be reduced pro rata to the reduction of the Facility Amount from pound sterling 150,000,000 pursuant to Clause 2.4(i); and

         (iii) unless the Facility Amount remains at pound sterling 150,000,000, the Fifth Schedule shall be deemed to be amended so that each of the amounts set out in Column B thereof shall be reduced pro rata to the reduction of the Facility Amount from pound sterling 150,000,000 pursuant to Clause 2.4(i).

3.       PURPOSE

3.1 The Borrower shall apply all amounts advanced to it hereunder on or before the Project Completion Date in or towards:

         (i) Permitted Expenditure incurred by it or reimbursing the Sponsor for Permitted Expenditure paid on behalf of the Borrower and satisfaction of the Borrower's other obligations arising from time to time under the Project Agreements in respect of the development and operating costs of the Project including, without limitation, Permitted Expenditure paid by it (or the Sponsor on its behalf) on or after 1 January 1995;

         (ii) satisfaction of its obligations from time to time in respect of interest, commitment commission, fees, costs and expenses or other payments which shall have fallen due under the Financing Agreements; and

         (iii) fees and disbursements of professional advisers properly incurred by the Borrower in connection with the Financing Agreements (other than the Administrative Services Agreement).

3.2 The Borrower shall apply all amounts advanced to it hereunder after the Project Completion Date but on or before the Termination Date either:

         (i)      for the purposes specified in Clause 3.1 (i), (ii) and (iii);
                  or

         (ii) for general corporate and working capital purposes of the Borrower (including the payment to the Sponsor of any fees accrued prior to the Project Completion Date under the Administrative Services Agreement) and reimbursement of any amount paid on behalf of the Borrower by the Sponsor prior to the Project Completion Date which falls within (iii) in the definition of Insurance Costs in Clause 1.1.

3.3 Notwithstanding any provision to the contrary in Clauses 3.1 or 3.2, the Borrower shall not apply any amount advanced to it hereunder for any purpose which is prohibited by Chapter VI of Part V of the Companies Act 1985.

3.4      Without prejudice to the obligations of the Borrower under Clause 3.1,
3.2 or 3.3, none of the Beneficiaries shall be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

4.       CONDITIONS PRECEDENT

         Save as the Banks may otherwise agree, the Borrower may not deliver any Notice of Drawdown hereunder unless the Facility Agent has confirmed to the Borrower that it has received all of the documents listed in the Third Schedule and that each is, in form and substance, satisfactory to the Facility Agent. The Facility Agent shall deliver to the Funding Agent, promptly after receipt thereof, a copy of the certificate delivered by the Borrower pursuant to paragraph 3 of Part 1 of the Third Schedule.

5.       NATURE OF BANKS' OBLIGATIONS

5.1      The obligations of each Bank hereunder are several.

5.2 The failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

                                     PART 3

                          AVAILABILITY OF THE FACILITY

6.       AVAILABILITY OF THE FACILITY

6.1 Save as otherwise provided herein and subject to Clause 6.3, an Advance will be made by the Banks to the Borrower if:

         (i) no earlier than 11.00 a.m. on the tenth business day and no later than 11.00 a.m. on the fifth business day before the proposed date for the making of such Advance, both the Facility Agent and the Funding Agent have received from the Borrower a Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

         (ii) the proposed date for the making of such Advance is a business day which is or precedes the Termination Date;

         (iii) if the proposed Advance is to be made for the purposes specified in Clause 3.2, the Project Completion Date has occurred;

         (iv) the proposed date for the making of such Advance is not less than five business days after the date upon which the previous Advance (if any) was made hereunder;

         (v)      the proposed amount of such Advance is:

                  (a) a minimum amount of pound sterling 3,000,000 and an integral multiple of pound sterling 1,000,000 which is less than the amount of the Available Facility; or

                  (b)      equal to the amount of the Available Facility;

         (vi) the Borrower has certified in the Notice of Drawdown therefor that the proceeds of such Advance (rounded upwards solely to the extent required to comply with Clause 6.1(v)(a)) (a) when aggregated with the amount then standing to the credit of the Proceeds Account are required by the Borrower for application in or towards meeting costs referred to in Clause 3.1 or Clause 3.2 (i) which have fallen due for payment or which the Borrower anticipates will fall due for payment during the thirty day period commencing on the proposed date for the making of the Advance or (b) will be used for the purposes referred to in Clause 3.2 (ii);

         (vii) there would not, immediately after the making of such Advance, be more than ten Advances outstanding hereunder;

         (viii) the interest rate applicable to such Advance during its first Interest Period would not fall to be determined pursuant to Clause 9.1;

         (ix) in the case of an Advance made for the purposes specified in Clause 3.2, (a) on the proposed date for the making of such Advance the RTCR would be at least 1.4 after such Advance is made and (b) the Current Banking Case projects that, in respect of the first Repayment Date, the amount of the Loan which the Borrower will repay on such Repayment Date will not be less than either of the amounts referred to in Clauses 10.1(ii)(a) and (b) for such Repayment Date;

         (x) the Borrower has not received a notice from the Facility Agent pursuant to any of Clauses 19.1(iii), (iv) (but not where the Instructing Group's opinion that a Material Adverse Effect had occurred which lead to the notice being given pursuant to Clause 19.1 (iv) was based on the average spot price of Brent Crude falling below ten dollars per Barrel as specified in Clause 19.1(iv)), (v) or (vii) or from the Operator pursuant to Clause 19.1(vi) or, if it has received any such notice, if any Banking Case produced following any such notice shows for any Calculation Date an FLCR of not less than 1.3 or an RTCR of not less than 1.2;

         (xi) the Available Facility is not zero immediately before the making of the Advance;

         (xii) in the case only of any Advance the proceeds of which are to be applied, in whole or in part, to pay to the Sponsor any fees accrued under the Administrative Services Agreement or to fund any intra-group loan to the Sponsor, the Borrower has delivered to the Facility Agent and the Funding Agent a copy, certified a true copy by a duly authorised officer of the Borrower, of a board resolution of it approving, in the case of the payment of such fees, the specified amount of such fees and, in the case of such loan, such loan and in each case stating that the board considers that the payment of such fees or funding of such loan (as the case may be) will not cause the Borrower to be in breach of Clause 3.3; and

         (xiii)   either:

                  (a) no Event of Default or Potential Event of Default has occurred which has not been waived or remedied and is continuing; and

                  (b) the representations set out in Clauses 22.1 and 22.2 (except Clauses 22.1(ii), 22.2(v), 22.2(vi) and 22.2(viii)) and (in the case of the first Advance only to be made hereunder) Clause 22.4 are true on and as of the proposed date for the making of such Advance, or each of the Banks agrees (notwithstanding any matter mentioned at (a) or (b) above) to participate in the making of such Advance.

6.2 Notwithstanding any provision to the contrary contained in Clause 6.1, the Borrower may not deliver any Notice of Drawdown hereunder on or after the first Repayment Date (or before such date if the Advance requested therein is to be made on or after such date), and no Bank shall be required to contribute to any Advance, which would have the effect of making the amount of the Loan greater than pound sterling 140,000,000 (or, if column B in the Fifth Schedule has been deemed to have been amended pursuant to Clause 2.4(iii), the amount then deemed to be set out in column B opposite September 1999 in column A).

6.3 Each Bank will participate through its Facility Office in each Advance made pursuant to Clause 6.1 in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

6.4 If a Bank's Available Commitment is reduced in accordance with the terms hereof after the Facility Agent and the Funding Agent have received the Notice of Drawdown for an Advance, then the amount of that Advance shall be reduced accordingly.

6.5 The Banks acknowledge that the Borrower may, after the date hereof, seek to introduce funding from the European Investment Bank ("EIB") into the financing of the Project which will be severally guaranteed by the Banks under standby letters of credit to be issued by the Facility Agent on their behalf. The Banks confirm that, subject to the conditions specified below, they will, if the Borrower so requests, work in good faith with it and the EIB towards agreeing the basis and documentation upon which funding from the EIB may be introduced. The conditions of the Banks' confirmation are that:-

         (a) all the Banks are satisfied with the terms of the credit agreement to be entered into by the EIB and the Borrower and any related documentation;

         (b) such amendments are made to this Agreement and any other Financing Agreements as may be considered necessary or desirable by all the Banks;

         (c) the FLCR and the RTCR are no worse than those which at the relevant time exist under the financing provided by the Financing Agreements and would continue to be no worse than those ratios if the EIB funding were introduced; and

         (d) no Event of Default or Potential Event of Default has occurred or will occur as a result of the introduction of such EIB funding.

                                     PART 4

                                    INTEREST

7.       INTEREST PERIODS

7.1 The period for which an Advance is outstanding shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding such period.

7.2 The duration of each Interest Period shall, save as otherwise provided herein, be one, three or six months or, with the consent of all the Banks, having regard to the provisions of paragraph (i) (b) below, any longer period, as the Borrower may in each case select by notice to the Funding Agent no later than 11.00 a.m. on the fifth business day preceding the first day of such Interest Period (and the Funding Agent shall inform each Bank of the contents of such notice no later than 11.00 a.m. on the fourth business day preceding the first day of such Interest Period) Provided that:

         (i) if the Borrower selects a duration of more than six months in relation to an Interest Period, then:

                  (a) the Borrower may, at the same time, notify the Funding Agent of its selection of a duration of one, three or six months to apply should the Borrower's selection become ineffective pursuant to paragraph
                           (b) below; and

                  (b) any Bank may, at any time before 11.00 a.m. on the third business day preceding the first day of such Interest Period, notify the Funding Agent of its objections to the Borrower's selection, whereupon such selection shall become ineffective;

         (ii) if the Borrower fails to give such notice of its selection in relation to an Interest Period, or if its selection becomes ineffective under (i)(b) above and the Borrower has failed to give the Funding Agent any permitted alternative selection pursuant to (i)(a) above, then the duration of that Interest Period shall, subject to (iii) and (iv) below, be one month;

         (iii) if requested by the Borrower, any Interest Period which begins during or at the same time as any other Interest Period shall end at the same time as that other Interest Period;

         (iv) any Interest Period which would otherwise end during the month preceding, or extend beyond, the Final Maturity Date shall be of such duration that it shall end on the Final Maturity Date; and

         (v) the Borrower shall make its selection of Interest Periods so that at all times it is able to comply with its obligations under Clause 10 without incurring any costs under Clause 29.4.

7.3 If two or more Interest Periods end at the same time, then, on the last day of those Interest Periods, the Advances to which they relate shall, at the option of the Borrower, be consolidated into (and thereafter, save as otherwise provided herein, treated in all respects as) a single Advance.

8.       INTEREST

8.1 On the last day of each Interest Period (and, in the case of any Interest Period of more than six months' duration, on the last day of each successive period of six months which occurs during such Interest Period) the Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

8.2 The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the Applicable Margin at such time, the Associated Costs Rate in respect thereof at such time and LIBOR on the Quotation Date therefor.

9.       ALTERNATIVE INTEREST RATES

9.1      If:

         (i) the Funding Agent determines that at or about 11.00 a.m. on the Quotation Date for an Interest Period in respect of an Advance none of the Reference Banks was offering to prime banks in the London Interbank Market deposits in sterling, in each case, for the proposed duration of such Interest Period; or

         (ii) before the close of business in London on the Quotation Date for an Interest Period in respect of an Advance, the Funding Agent has been notified by a Bank or each of a group of Banks to which in aggregate thirty-five per cent. or more of the Loan is (or, if an Advance were then made, would be) owed that the rate at which such deposits were being so offered does not fairly reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clauses 7 and 8:

         (a) if paragraph (i) above applies, the duration of that Interest Period shall be one month or, if less, such that it shall end on the next succeeding Repayment Date; and

         (b) if paragraph (i) or (ii) above applies, the rate of interest applicable to each Bank's portion of such Advance from time to time during such Interest Period shall be the rate per annum which is the sum of the Applicable Margin at such time, the Associated Costs Rate in respect thereof at such time and the rate per annum notified to the Funding Agent by such Bank before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period.

9.2 If (i) either of those events mentioned at paragraphs (i) and (ii) in Clause 9.1 occurs or (ii) by reason of circumstances affecting the London Interbank Market during any period of three consecutive business days none of the Reference Banks offers deposits in sterling to prime banks in the London Interbank Market, then:

         (a) the Funding Agent shall notify the Borrower and the Banks promptly of such event; and

         (b) if the Funding Agent or the Borrower requires within five days of such notification, the Funding Agent and the Borrower shall enter into good faith negotiations with a view to agreeing a substitute basis (1) for determining the rates of interest from time to time applicable to the Advances and/or (2) upon which the Advances may be maintained (whether in sterling or some other currency) thereafter, and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto Provided that the Funding Agent may not agree any such substitute basis without the prior consent of each Bank. If no substitute basis is agreed the Borrower may, at its option, prepay (without premium or penalty but subject to Clause 29.4) all of the Advances on any business day thereafter.

                                     PART 5

                     REPAYMENT, CANCELLATION AND PREPAYMENT

10.      REPAYMENT OF THE LOAN

10.1 The Borrower shall make such repayments of the Loan as are required so that the Loan is reduced on each Repayment Date by an amount equal to the lesser of:

         (i) an amount equal to one hundred per cent. of the Available Cash Flow, during the Semi-Annual Cash Flow Period immediately preceding such Repayment Date plus any amount payable under Clause 3.2 of the Sponsor Support Agreement; and

         (ii)     an amount equal to the greatest of:

                  (a) the amount required to ensure that the amount of the Loan outstanding after such repayment on such Repayment Date does not exceed the amount set out in column B of the Fifth Schedule for that Repayment Date;

                  (b) the amount by which the Current Banking Case demonstrates that the Loan is required to be reduced on such Repayment Date so that the RTCR on each Calculation Date as determined in the Current Banking Case will be at least 1.35 after taking account of such repayment Provided that if the Borrower has delivered a draft banking case to the Facility Agent which has not yet become a Banking Case (as defined in Clause 1.1) then, if the Facility Agent so determines, references in this Clause 10.1(ii)(b) to the Current Banking Case shall be replaced by references to such draft banking case; and

                  (c)      sixty per cent. of Available Cash Flow:

                           (1) in the case of the first Repayment Date, arising on or before the Calculation Date immediately preceding such Repayment Date and calculated by reference to the latest Net Cash Flow report delivered by the Borrower pursuant to Clause 18.4 in respect thereof; and

                           (2) in the case of each subsequent Repayment Date, arising in the Semi-Annual Cash Flow Period immediately preceding such Repayment Date and calculated by reference to the latest Net Cash Flow report delivered by the Borrower pursuant to Clause 18.4 in respect thereof.

10.2 If at any time the Current Banking Case projects and estimates that the FLCR and RTCR in respect of any Calculation Date is or will be less than 1.3 (in the case of the FLCR) or less than 1.2 (in the case of the RTCR), then within forty days of that Current Banking Case being delivered to the Facility Agent the Borrower shall repay such amount of the Loan in accordance with the terms and conditions hereof (including, without limitation, Clause 29.4) as is necessary to ensure that after such prepayment and at all times thereafter the FLCR is equal to or greater than 1.3 and the RTCR is equal to or greater than 1.2.

10.3     If in respect of any draft banking case:

         (i) any dispute in respect thereof has been referred to an Independent Expert pursuant to Clause 19.9;

         (ii) the Independent Expert has not made a determination on the matter in dispute by any Repayment Date (the "AFFECTED REPAYMENT DATE"); and

         (iii) when the Independent Expert makes a determination the resultant effect of such determination upon the calculation of the RTCR in such Banking Case is that, if such Banking Case had been the Current Banking Case on the Affected Repayment Date, the Borrower would have been obliged to pay a larger amount (the "REVISED AMOUNT") on the Affected Repayment Date than that which it was then obliged to pay, then the Borrower shall make a further repayment of the Loan on the fifth business day after the day on which the Borrower is required to deliver a revised banking case to the Facility Agent pursuant to Clause 19.10 in an amount equal to the difference between the amount which the Borrower was due to repay on the Affected Repayment Date and the Revised Amount.

10.4 Notwithstanding anything to the contrary in any Financing Agreement, all amounts outstanding in respect of the Loan shall have been repaid in full on or before the Final Maturity Date.

10.5 To the extent that the Sponsor is obliged to pay any amount to the Borrower pursuant to Clause 3.2 of the Sponsor Support Agreement, the Borrower will apply such amount immediately upon receipt thereof (and the Account Bank is hereby authorised, under instructions from the Facility Agent, to make any application of such amount which is paid into the Proceeds Account) in order to satisfy its obligations under Clause 10.1 on such date.

11.      CANCELLATION AND PREPAYMENT

11.1 Subject as provided in Clause 11.2, the Borrower may, by giving to both the Facility Agent and the Funding Agent not less than ten days' prior notice to that effect, cancel (without premium or penalty) the whole or any part (being a minimum amount of pound sterling 3,000,000 and an integral multiple of pound sterling 1,000,000) of the Available Facility. Any such cancellation shall reduce the Available Commitments of the Banks rateably.

11.2 The Borrower shall not be entitled to cancel any part of the Available Facility under Clause 11.1 (and no Bank's Available Commitment shall be reduced to zero pursuant to Clause 11.9) at any time prior to the Project Completion Date unless the Borrower has demonstrated to the reasonable satisfaction of an Instructing Group that it no longer requires the amount which is to be so cancelled in order to meet the cost to it of completing the Project by means of the Project Completion Tests being satisfied or it has raised, or has obtained unconditional legal commitments entitling it to raise (but only by the raising of any Subordinated Debt or equity) amounts not less than the amounts then required to finance such obligations, including a reasonable provision in respect of unforeseen costs, (after taking into account any amounts which have not been so cancelled and which remain available hereunder) and such amounts are available for, and are dedicated in a manner satisfactory to an Instructing Group to, the financing of such requirements and that the Borrower has agreed with the Facility Agent and all relevant Hedge Counterparties such modifications to the Approved Hedging Programme and any Hedging Agreement as the Facility Agent shall determine to be appropriate and the Borrower has demonstrated that it will be able to meet all additional obligations, if any, arising from such modification and the implementation thereof.

11.3 The Borrower may, if it has given to the Funding Agent not less than ten days' prior written notice to that effect, prepay (without premium or penalty but subject to Clause 29.4) the whole of any Advance or any part of any Advance (being a minimum amount of pound sterling 3,000,000 and an integral multiple of pound sterling 1,000,000) on any business day which ends after the Termination Date.

11.4 The Borrower may, if it has given to the Funding Agent not less than ten days' prior written notice to that effect, at any time (without penalty or premium but subject to Clause 29.4):

         (i) prepay the Loan in full together with accrued interest thereon and all other amounts outstanding hereunder;

         (ii)     cancel in full the Available Facility; and

         (iii) satisfy all its other obligations and liabilities under each other Financing Agreement (including, without limitation, the making of such payments to Hedge Counterparties as are required by the relevant Hedging Agreements such that each shall be released from all obligations and liabilities arising under or pursuant to the relevant Hedging Agreement).

11.5 Any notice of cancellation or prepayment given by the Borrower pursuant to Clause 11.1, 11.3 or 11.4 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the Borrower to make such prepayment on such date.

11.6 If any Bank claims indemnification from the Borrower under Clause 12.2 or Clause 14.1 or an amount becomes payable to any Bank pursuant to Clause 12.1 and within thirty days thereafter the Funding Agent receives from the Borrower notice (which shall be irrevocable) of the Borrower's intention to repay such Bank's share of the Loan, the Borrower shall repay such Bank's share of the Loan together with accrued interest thereon but only in accordance with and subject to Clause 11.7, Clause 11.8 and Clause 29.4.

11.7 If, at any time, the Borrower gives any notice of its intention to pay any amount pursuant to Clause 11.6 or becomes obliged to pay any amount for the account of any Bank pursuant to Clause 11.6 or Clause 15(ii) (any such amount being a "RELEVANT SUM"), then such relevant sum shall be paid by the Borrower in the manner specified in Clause 11.8 Provided that, without prejudice to the obligations of the Borrower under Clauses 12.1, 12.2, 14.1 or 29, no payments shall be made pursuant to this Clause 11.7 or Clause 11.8 at any time whilst any Event of Default or Potential Event of Default has occurred and not been remedied or waived and unless and until the Borrower has agreed with the Facility Agent and all relevant Hedge Counterparties (acting reasonably) such modifications to the Approved Hedging Programme as the Facility Agent shall determine (acting reasonably) to be appropriate and the Borrower has demonstrated to the satisfaction of the Facility Agent (acting reasonably) that it will be able to meet all additional obligations, if any, arising from such modification and the implementation thereof.

11.8 If on or before the third business day prior to any Repayment Date the Borrower's intention to repay any relevant sum or sums has been notified pursuant to Clause 11.6, then on such Repayment Date the Borrower shall pay to the Funding Agent for the account of the Bank or Banks to which such relevant sum or sums are owed, amounts equal to the relevant sums (or any unpaid part thereof) respectively owing to them or, if less, an aggregate amount equal to the excess of Available Cash Flow for the then immediately preceding Semi-Annual Cash Flow Period over the aggregate amount to be applied by the Borrower pursuant to Clause 10 in respect of such Repayment Date.

11.9 Subject to Clause 11.2, in the case of any repayment obligation arising by reason of any notice given by the Borrower pursuant to Clause 11.6, a Bank for whose account a repayment is to be made under Clause 11.6, 11.7 and 11.8 or Clause 15(ii) shall not be obliged to make any advances hereunder on or after the date upon which the Funding Agent receives the Borrower's notice of its intention to repay such Bank's share of the Loan, on which date such Bank's Available Commitment shall be reduced to zero.

11.10 The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to reborrow any amount repaid.

                                     PART 6

                            CHANGES IN CIRCUMSTANCES

12.      TAXES

12.1 All payments to be made by the Borrower to any person hereunder shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall, subject to Clause 12.4 and 12.5, be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.2 Without prejudice to the provisions of Clause 12.1, if any person or any Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on its overall net income or on the net income of its Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or in relation to any sum received or receivable hereunder by such person or such Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 12) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or such Agent on its behalf, the Borrower shall, within fifteen days of a demand of such Agent but subject to Clauses 12.4 and 12.5, indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

12.3 A Bank intending to make a claim pursuant to Clause 12.2 shall notify the Facility Agent of the event by reason of which it is entitled to do so, whereupon the Facility Agent shall notify the Borrower thereof Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

12.4 If any Bank whose Facility Office is in the United Kingdom, otherwise than by reason of any change in law or in the interpretation or administration thereof or any change in any published extra-statutory or revenue concession:

         (i) is not or ceases to be recognised by the United Kingdom Inland Revenue as a bank carrying on a bona fide banking business in the United Kingdom for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 (a "SECTION 349 BANK"); or

         (ii) does not take or ceases to take any interest received by it hereunder into account as a trading receipt of its banking business in the United Kingdom, then the Borrower shall not be liable to pay to such Bank under Clause 12.1 or
12.2 any amount in excess of the amount it would have been obliged to pay if such Bank was or had not ceased to be so recognised by the Inland Revenue or, as the case may be, had brought such payments into account as a trading receipt of its banking business in the United Kingdom.

12.5 If any Bank whose Facility Office is outside the United Kingdom, otherwise than by reason of any change in law, regulation or treaty or any change in its interpretation or administration or any change in any extra-statutory or revenue concession, is not or ceases to be entitled by virtue of an applicable double tax treaty to receive payments from the Borrower hereunder without deduction of United Kingdom withholding tax (a Bank whose Facility Office is outside the United Kingdom and is also so entitled under such double tax treaty, having made all appropriate claims under such treaty, being a "DOUBLE TAXATION TREATY BANK"), then the Borrower shall not be liable to pay to such Bank under Clause 12.1 or 12.2 any amount in excess of the amount it would have been obliged to pay if such Bank had been so entitled to receive payments hereunder from the Borrower, and had made all appropriate claims to obtain such payments, without deduction of United Kingdom withholding tax.

12.6     If:

         (i) any Bank whose Facility Office is in the United Kingdom is not, or ceases to be, a Section 349 Bank or is notified by the Inland Revenue that it will cease to be a Section 349 Bank and/or does not bring interest received by it hereunder as a trading receipt of its banking business in the United Kingdom; or

         (ii) any Bank whose Facility Office is outside the United Kingdom is not, or ceases to be, a Double Taxation Treaty Bank,

it shall give notice thereof to the Borrower through the Facility Agent promptly upon its Facility Office becoming aware of the same.

12.7 Each Bank hereby represents to the Borrower that at the date hereof it is a Section 349 Bank or a Double Taxation Treaty Bank.

13.      TAX RECEIPTS

13.1 If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify both the Facility Agent and the Funding Agent.

13.2 If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld (net of any allowable deductions or other amounts) to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld (and details of any allowed deductions therefrom) in respect of that Bank's share of such payment.

13.3 If an additional payment is made under Clause 12.1 or 12.2 by the Borrower for the benefit of any person and such person, in its sole discretion, determines that it has received a refund or repayment of any tax or been granted and derived use and benefit from a credit against, a relief or remission for any tax, then, if and to the extent that such person, in its sole opinion, determines that such credit, relief, remission, refund or repayment is in respect of the deduction or withholding giving rise to such additional payment or, in the case of an additional payment made pursuant to Clause 12.2, with reference to the liability, expense or loss to which the payment giving rise to the additional payment relates, such person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission, refund or repayment, pay to the Borrower such amount as such person shall, in its sole opinion, have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss and such person shall provide to the Borrower a certificate of a duly authorised officer of it certifying the amount claimed. Any such payment shall be conclusive evidence (in the absence of manifest error) of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding.

13.4 Nothing herein contained shall interfere with the right of any person to arrange its tax affairs in whatever manner it thinks fit nor oblige any person to disclose any confidential information relating to its tax affairs or any computations in respect thereof and, in particular, none of the Beneficiaries shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it.

13.5 If any person makes any payment to the Borrower pursuant to Clause 13.3 and such person subsequently determines, in its sole opinion, that the credit, relief, remission, refund or repayment in respect of which such payment was made was not available to it or has been withdrawn from it or that it was unable to use such credit, relief, remission, refund or repayment in full, such person shall provide to the Borrower a certificate of a duly authorised officer of it certifying the amount claimed and the Borrower shall reimburse such person to the extent such person determines, in its sole opinion acting in good faith, to be required to place it in the same after-tax position as it would have been in if such credit, relief, remission, refund or repayment had been obtained and fully used and retained by such person.

14.      INCREASED COSTS

14.1 If, by reason of (i) any change in law or in its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank (other than, save in the case of (e) below, the requirements of the Bank of England reflected in the Associated Costs Rate) or other fiscal, monetary or other authority whether or not having the force of law (including, without limitation, a request or requirement which affects the manner in which a Bank or any holding company of a Bank allocates capital resources to its obligations hereunder but excluding the implementation by any authority or government of any of the matters set out in the Basle Paper in the jurisdiction in which such Bank or any holding company of such Bank is incorporated, in which such Bank or any holding company of such Bank carries on business or in which such Bank's Facility Office is located, unless the same arises from any renewal or modification of the Basle Paper to the extent that the same results in a change in the implementation or administration of the Basle Paper as implemented at the date hereof):

         (a) a Bank or any holding company of such Bank incurs a cost as a result of such Bank's having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more advances hereunder;

         (b) a Bank or any holding company of such Bank is unable to obtain the rate of return on its overall capital (save that, in the case of such holding company, the relevant rates of return shall be determined on a consolidated basis) which it would have been able to obtain but for its having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances hereunder;

         (c) there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the advances made or to be made by such Bank hereunder;

         (d) a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on its overall net income or on the net income of such Bank's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of the advances made or to be made by such Bank hereunder and/or to any sum received or receivable by it hereunder; or

         (e) the Associated Costs Rate, as calculated hereunder, does not represent the cost to any Bank of complying with the requirements of the Bank of England in relation to its funding or maintaining advances hereunder, then the Borrower shall, from time to time on demand of the Facility Agent, within fifteen days of a demand pay to the Facility Agent for the account of that Bank amounts sufficient to indemnify that Bank or any such holding company (except in the case of a holding company, to the extent that such holding company has been indemnified in respect of the same cost, liability or reduction in rate of return) against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the opinion of that Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of that Bank, attributable to its funding or maintaining advances hereunder), (4) such liability or (5) such portion of such cost as is not represented by the Associated Costs Rate.

14.2 A Bank intending to make a claim pursuant to Clause 14.1 shall deliver to the Borrower, through the Facility Agent, a certificate to that effect specifying the event by reason of which it is entitled to make such claim and the amount of such claim Provided that: (i) nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs; and (ii) if the event by reason of which such Bank claims to be entitled to make a claim falls within any of paragraphs (a), (b), (c), (d) and (e) of Clause 14.1 and such Bank fails to deliver such certificate within thirty days of an officer of that Bank with responsibility for its participation in the Facility becoming aware of such event and the possible results thereof referred to in Clause 14.1, then such Bank shall not be entitled to make any claim under Clause 14.1 in respect of such event for the period falling more than thirty days before the date upon which it delivers such certificate.

15.      ILLEGALITY

If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or any of the advances made or to be made by it hereunder, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a certificate to that effect and, unless such illegality is avoided in accordance with Clause 16:

         (i) such Bank shall not thereafter be obliged to make advances hereunder and the amount of its Available Commitment shall be immediately reduced to zero; and

         (ii) if the Facility Agent on behalf of such Bank so requires, the Borrower shall repay (without premium or penalty but subject to Clause 29.4) such Bank's share of any outstanding Advances together with accrued interest thereon but only in accordance with and subject to Clauses 11.6, 11.7 and 11.8.

16.      MITIGATION

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

         (i) the reduction of its Available Commitment to zero pursuant to Clause 15(i) and/or the repayment of its share of outstanding Advances pursuant to Clause 15(ii);

         (ii) an increase in the amount of any payment to be made to it or for its account pursuant to Clause 12.1; or

         (iii)    a claim for indemnification pursuant to Clause 12.2 or Clause
                  14,

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Borrower under any of the Clauses referred to in (i), (ii) or (iii) above such Bank shall promptly upon its Facility Office becoming aware of such circumstances and the possible results thereof notify the Facility Agent thereof and, in consultation with the Facility Agent and the Borrower and to the extent that it can do so without prejudice to its own position, take such steps as such Bank in its bona fide opinion considers appropriate to mitigate the effects of such circumstances including the transfer of its Facility Office or the transfer of its rights and obligations hereunder to another financial institution willing to participate in the Facility in respect of which the Facility Agent, in consultation with the Borrower shall provide reasonable assistance (at the cost and expense of the Borrower) in identifying whether any Bank or financial institution would be so willing Provided that such Bank shall be under no obligation to take any such action if, in the opinion of such Bank (exercised in good faith), to do so might have an adverse effect upon its business, operations or financial condition Provided further that, for the avoidance of doubt, the fact that after any such transfer that Bank will no longer be participating in the Facility will not of itself be deemed to have an adverse effect upon its business, operations or financial condition.

                                     PART 7

                            INFORMATION AND FORECASTS

17.      FINANCIAL INFORMATION

17.1     The Borrower shall:

         (i) as soon as the same become available, but in any event within one hundred and twenty days after the end of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks its audited financial statements for such financial year;

         (ii) as soon as the same become available, but in any event within one hundred and twenty days after the end of each of the Sponsor's financial years, deliver to the Facility Agent in sufficient copies for the Banks the Sponsor's audited financial statements for such financial year;

         (iii) as soon as the same become available, but in any event within one hundred and twenty days after the end of each of UTPH's financial years, deliver to the Facility Agent in sufficient copies for the Banks UTPH's audited financial statements for such financial year;

         (iv) as soon as the same become available, but in any event within sixty days after the end of the first six months in each of the Sponsor's financial years, deliver to the Facility Agent in sufficient copies for the Banks the Sponsor's unaudited financial statements for such six month period;

         (v) as soon as the same become available, but in any event within sixty days after the end of each of the first three quarters in each of UTPH's financial years, deliver to the Facility Agent in sufficient copies for the Banks UTPH's unaudited financial statements for such quarter; and

         (vi) promptly provide the Facility Agent with access to and copies of such other information concerning its business, operations and condition (financial or otherwise) and that of the Sponsor and UTPH as the Facility Agent may from time to time reasonably require.

17.2     The Borrower shall ensure that:

         (i) each set of financial statements delivered by it pursuant to Clause 17.1 is prepared, in accordance with accounting principles generally accepted in the United Kingdom (or in accordance with accounting principles generally accepted in the United States of America in the case of UTPH) and consistently applied;

         (ii) each set of financial statements delivered by it pursuant to Clause 17.1 is certified by a duly authorised officer of the relevant company as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period; and

         (iii) each set of financial statements delivered by it pursuant to paragraphs (i), (ii) or (iii) of Clause 17.1 has been audited by Price Waterhouse or an internationally recognised firm of independent auditors licensed to practise in the United Kingdom (or the United States of America in the case of UTPH).

18.      PROJECT EXPENDITURE AND OTHER REPORTS

18.1 The Borrower shall, within 60 days after (i) each June 30 and December 31 occurring prior to the Termination Date and (ii) the Termination Date (each a "CALCULATION DATE"), deliver to the Facility Agent (in sufficient copies for the Banks):

         (a) a project expenditure report for the period commencing on the day after the immediately preceding calculation date (or in the case of the first such report, the date hereof) and ending on such calculation date (each, a "RELEVANT PERIOD"), being a statement of expenditure made by the Borrower during such relevant period and otherwise prepared in accordance with Clauses 18.2 and 18.3; and

         (b) a summary in reasonable detail of the Operator's Current Forecasts (if any) provided to the Borrower during each relevant period.

18.2 Each statement delivered by the Borrower pursuant to Clause 18.1 shall set out details of:

         (i) all expenditure during the relevant period to which such statement relates falling within the definition of Permitted Expenditure in Clause 1.1 and shall also include details of expenditure during such relevant period, if any, in respect of any other amounts paid out by it and referred to in Clause 3.1 or Clause 3.2 (the "RELEVANT EXPENDITURE"); and

         (ii) all relevant currency exchange rates and other information required to enable the Facility Agent to determine Permitted Expenditure for the relevant period to which such statement relates.

18.3     Each statement delivered by the Borrower pursuant to Clause 18.1 shall:

         (i) compare: (a)(1) the Permitted Expenditure incurred to date; plus (2) the amount projected and estimated in the Operator's Current Forecasts received by the Borrower to be the aggregate of the Borrower's remaining Permitted Expenditure up to and including the projected Project Completion Date; with (b) the Initial Development Budget and the latest Development Budget;

         (ii)     specify the total of the Relevant Expenditure; and

         (iii) specify the total of the actual expenditure falling within the definition of Permitted Expenditure in Clause 1.1 that has been incurred to date.

18.4 The Borrower shall, at the same time at which it is required to deliver to the Facility Agent a draft banking case pursuant to Clauses 19.1 commencing with the first such draft banking case delivered after the end of the first Semi-Annual Cash Flow period, deliver to the Facility Agent (in sufficient copies for the Banks) a Net Cash Flow report, being a statement of payments and receipts of the Borrower during the immediately preceding Semi-Annual Cash Flow Period and setting out:

         (i) a calculation of Available Cash Flow for such period and otherwise prepared in accordance with this Agreement together with the latest schedule of proposed cash calls under the Unit Operating Agreement provided by the Operator to the Borrower (if any); and

         (ii) all relevant currency exchange rates and other information required to enable the Facility Agent to determine Net Cash Flow for the relevant period to which such statement relates.

19.      BANKING CASES

19.1 Subject to the following provisions of this Clause 19 and with a view to the subsequent preparation of a draft banking case under Clause 19, the Borrower shall:

         (i) on the date on which it delivers to the Facility Agent a Completion Certificate pursuant to Clause 21.1, deliver to the Facility Agent a draft banking case;

         (ii) not later than the fifty-fourth day after each Calculation Date which falls after the Project Completion Date, deliver to the Facility Agent a draft banking case;

         (iii) not later than the thirtieth day after the Facility Agent shall have notified it that an Event of Default has occurred (unless, in either case, such Event of Default has been remedied or waived in accordance with the provisions hereof), deliver to the Facility Agent a draft banking case;

         (iv) not later than the thirtieth day (or, if the Borrower is then required to arrange for a detailed review to be produced by the Independent Engineers pursuant to Clause 20.3, the fifty-fourth day) after the Facility Agent shall have notified it that an Instructing Group together with either of the Technical Agents is of the opinion (formed on a reasonable basis) that any event has occurred or state of affairs subsist which has, or would have, a Material Adverse Effect or which gives an Instructing Group (together with either of the Technical Agents) reasonable grounds for belief, at any time after the Project Completion Date, that the RTCR is less than
                  1.35 deliver to the Facility Agent a draft banking case Provided that such opinion must be based on an event or state of affairs other than an adverse movement in oil prices Provided further that the previous proviso shall not apply if the average spot price of Brent Crude over any period of thirty days within the previous six months has fallen below ten dollars per Barrel;

         (v) not later than the thirtieth day (or, if the Borrower is then required to arrange for a detailed review to be produced by the Independent Engineers pursuant to Clause 20.3, the fifty-fourth day) after the Facility Agent shall have notified it that any event has occurred which would become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default (unless such event has been remedied or waived in accordance with the provisions hereof), deliver to the Facility Agent a draft banking case;

         (vi) not later than the thirtieth day (or, if the Borrower is then required to arrange for a detailed review to be produced by the Independent Engineers pursuant to Clause 20.3, the fifty-fourth day) after it has received notice from the Operator that the Operator has projected that the date for the first entry of Gas into the Britannia Field Facilities will occur after 31 December 1998, deliver to the Facility Agent a draft banking case;

         (vii) no later than the thirtieth day (or, if the Borrower is then required to arrange for a detailed review to be produced by the Independent Engineers pursuant to Clause 20.3, the fifty-fourth day) after, and the Facility Agent has so notified it that, any indebtedness for borrowed money in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate of the Sponsor has not been paid when due (or within any applicable grace period granted in the agreement, if any, evidencing the same), any indebtedness for borrowed money in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate of the Sponsor has been declared to be or otherwise has become due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person) or any creditor of the Sponsor has become entitled to declare any indebtedness for borrowed money in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate of the Sponsor due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person), deliver to the Facility Agent a draft banking case; and

         (viii) no later than the thirtieth day (or, if the Borrower is then required to arrange for a detailed review to be produced by the Independent Engineers pursuant to Clause 20.3, the fifty-fourth day) after the Facility Agent has notified it that the Operator has determined and has notified the Borrower, or the Unit Operating Committee (as defined in the Unit Operating Agreement) has determined, that neither the Britannia Gas Terminal nor the Britannia Trunkline will be constructed, deliver to the Facility Agent a draft banking case,

Provided that the Borrower will not be required to deliver more than seven draft banking cases pursuant to Clauses 19.1(iii), (iv), (v), (vi) or (vii) during the term of this Agreement and will only be required to deliver one draft banking case pursuant to Clause 19.1 (viii) during the term of this Agreement.

19.2 The Borrower shall deliver to the Facility Agent the draft Primary Economic Assumptions upon which any draft banking case is to be prepared no later than:

         (i) in the case of a draft banking case to be delivered pursuant to Clause 19.1(i), the date which is thirty days before the date on which it delivers to the Facility Agent a Completion Certificate;

         (ii) in the case of a draft banking case to be delivered pursuant to Clause 19.1(ii), the date which is the relevant Calculation Date; or

         (iii) in the case of a draft banking case to be delivered pursuant to any of Clauses 19.1(iii), (iv), (v), (vi), (vii) or (viii), the date which is twenty one days before the last time for delivery of such banking case.

19.3 The Facility Agent shall promptly deliver such draft Primary Economic Assumptions to each of the Technical Agents who shall discuss the same with the Borrower. The Borrower and each of the Technical Agents shall negotiate in good faith to try to agree such Primary Economic Assumptions between themselves, in the case of a draft banking case delivered pursuant to Clause 19.1(ii), no later than the fifteenth day after the relevant Calculation Date. The Borrower shall, in any case have due regard to the comments made on the draft Primary Economic Assumptions by the Technical Agents (including, without limitation, any opinion expressed by the Technical Agents as to the accuracy or otherwise of such Assumptions). In making their comments under this Clause 19.3 the Technical Agents shall act reasonably and shall apply such criteria as they usually apply in transactions of a similar nature to the Facility. In this Clause 19.3 the obligation of the Borrower to have "due regard" to the comments made by the Technical Agents shall mean that the Borrower shall reconsider in good faith the accuracy and/or appropriateness of the Assumptions put forward by it in the light of the comments made by the Technical Agents, any information put forward by the Technical Agents in support of such comments and the most recent and up-to-date data provided by the Operator.

19.4 Each draft banking case prepared by the Borrower and delivered pursuant to Clause 19.1 shall:

         (i) save as may otherwise have been agreed between the Borrower and the Technical Agents, be in substantially the same form as the Original Banking Case and contain such additional information as is required to be included in a banking case delivered pursuant to this Agreement;

         (ii) be based on the application of the Economic Assumptions and Technical Assumptions (the Primary Economic Assumptions being as determined in accordance with Clause 19.3);

         (iii)    assume that:

                  (a) (save to the extent of other finance accepted by an Instructing Group to be available to the Borrower as contemplated by Clause 11.2) the Facility constitutes the sole source of finance available to the Borrower (other than any amount falling within the definition of Forecast Net Cash
                           Flow) and that, to the extent available, the Borrower will draw down amounts under the Facility to meet its obligations as they fall due; and

                  (b) (save as specified in the definitions of RTCR and FLCR in Clause 1.1), no obligation to prepay, repay or cancel any part of the Facility or obligation to increase the amount of any payment pursuant to Clause
                           12.1 or to indemnify any Bank arising pursuant to Clause 12.2 or Clause 14.1 will arise during the period the subject of the banking case unless known to be the case;

         (iv) include amounts for Capital Expenditure and Operating Costs which are provided to the Borrower by the Operator in the most recent Operator's Current Forecast, if any, received by the Borrower as revised and adjusted to reflect the difference, if any, between the Operator's forecasted production and the production forecasted by the Independent Engineer in the most recent Engineering Report;

         (v) subject to Clause 19.5, set out, in respect of the period commencing on the most recent Calculation Date to have occurred prior to delivery of such draft banking case pursuant to Clause 19.1 and ending on the Abandonment Date projected therein, the Borrower's projection and estimate of:

                  (a) the Forecast Project Receipts during such period giving reasonable details of all production and other revenues and the sources from which they are derived;

                  (b)      the Borrower's liability in respect of:

                           (1) Permitted Expenditure during such period broken down to show projected expenditure in respect of each of the items referred to in the definition thereof in Clause 1.1. (to the extent that the same is, with the exception of Abandonment Costs, projected and estimated to be incurred prior to the Abandonment Date) and, in the case of its liability in respect of Capital Expenditure, making provision for cost overruns then known or considered to be probable;

                           (2)      Financing Expenses during such period; and

                           (3)      taxes during such period;

                  (c) the Borrower's liability in respect of any other expenditure which the Borrower is then required to take into account for the purposes of calculating the Forecast Net Cash Flow in respect of such period;

                  (d) the Forecast Net Cash Flow of the Borrower in respect of such period and all other information required for the calculation of the FLCR and the RTCR;

                  (e) the projected amount of the Operating and Financing Costs Reserve and the amount by which the Loan is to be repaid, each as on each Repayment Date falling in such period;

                  (f) the FLCR and the RTCR each as at the beginning of each Semi-Annual Cash Flow Period up to the Semi-Annual Cash Flow Period in which the Discharge Date occurs; and

                  (g) the amount by which the Loan must be repaid on each future Repayment Date,

                  and each such projection and estimate being made in relation to each Semi-Annual Cash Flow Period, or part thereof, which occurs during the period to which such forecast relates;

         (vi) set out the Borrower's projection and estimate of (a) the Reserve Tail Date, (b) the Abandonment Date and (c) the Project Completion Date (if delivered prior thereto) together with any further information used in the calculation or, as the case may be, the determination of any of such dates;

         (vii) be calculated in sterling and, to the extent that any sum denominated in a currency other than sterling falls to be taken into account, using such rates of exchange between such currency and sterling as may be determined on the assumptions therein disclosed in reasonable detail;

         (viii) take into account the anticipated effect of each of the Hedging Agreements, if any, in respect of each period to which such banking case relates; and

         (ix) include such figures in relation to Proved Reserves and production profiles relating to the Britannia Field as are set out in the most recent Engineering Report prepared in accordance with Clause 20.3 ("PROVED RESERVES AND PRODUCTION PROFILES FIGURES").

19.5     If at any time a UTPL Credit Test is carried out pursuant to Clause
36.3 and such test is not satisfied then any Banking Case thereafter (until such time as the UTPL Credit Test shall be satisfied thereafter) shall set out a revised amount for Forecast Net Cash Flow which assumes that, for the period from the most recent Calculation Date to have occurred prior to such banking case being delivered pursuant to Clause 19.1 to the Abandonment Date projected therein, the Borrower's liability for Project Taxes is the higher of (i) and
(ii) as set out in the definition of Project Taxes in Clause 1.1 and the amount of such revised Forecast Net Cash Flow shall be the amount used in calculating the RTCRs and FLCRs pursuant to Clause 19.4(v)(f). Such revised RTCRs and FLCRs shall be the ratios set out in such banking case accordingly unless a Standby Letter of Credit has been issued in an amount at least equal to the difference between (i) the Net Present Value of Forecast Net Cash Flow revised as above and
(ii) the Net Present Value of Forecast Net Cash Flow calculated without such revisions. Upon the issuance of such a Standby Letter of Credit and for so long as such Standby Letter of Credit remains available for drawing (or until the UTPL Credit Test is not satisfied when next tested, whichever is the sooner) such banking case shall not include the revisions as to Forecast Net Cash Flow and the RTCRs and FLCRs specified above.

19.6 The Facility Agent shall, within five days after receipt by it of any draft banking case delivered by the Borrower pursuant to Clause 19.1 distribute to the Technical Agents and the Banks a copy of such draft banking case together with a statement specifying whether or not the Technical Agents disagree with any of the Assumptions on which the draft banking case is based or the data applied in relation to such Assumptions (other than, in either case, the Technical Assumptions which consist of the Proved Reserves and Production Profiles Figures), and, if they do not so agree, the reasons therefor and details of the Assumptions and/or data (as the case may be) upon which the Technical Agents believe that such draft banking case should be based.

19.7 Each Bank shall, within fourteen days after the delivery to it by the Facility Agent of any draft banking case pursuant to Clause 19.6, notify the Facility Agent whether or not it agrees with each of the Assumptions or data on which such draft banking case is based (other than, in either case, the Technical Assumptions which consist of the Proved Reserves and Production Profiles Figures), stating in reasonable detail its grounds for its objections (if any) to any such Assumption or data. The Facility Agent shall thereupon notify the Borrower as soon as possible.

19.8 If any Bank fails to notify the Facility Agent that it does object to any of the Assumptions or data on which a draft banking case is based (other than, in either case, the Technical Assumptions which consist of the Proved Reserves and Production Profiles Figures) within the fourteen day period referred to in Clause 19.7, then such Bank shall be deemed to have approved the draft banking case submitted to it. If an Instructing Group approves any draft banking case so submitted, such draft banking case shall become the Current Banking Case.

19.9 If an Instructing Group (acting reasonably) shall not have approved any Assumption (or data to be applied in relation thereto) on which any draft banking case is based (other than, in either case, the Technical Assumptions which consist of the Proved Reserves and Production Profiles Figures) then:

         (i) the Assumption or Assumptions (or data) in dispute shall be referred by the Facility Agent to, and determined by, an Independent Expert;

         (ii)     the Independent Expert shall be appointed on terms that:

                  (a)      he shall act as an expert and not an arbitrator;

                  (b) he shall be required to make a determination on the Assumption or Assumptions (or data) in dispute within thirty days of the same being referred to him or such longer period as the Technical Agents and the Borrower may agree is necessary and, without prejudice to the provisions of paragraph (a) above, to state, in reasonable detail, his grounds for his determination; and

                  (c) such determination shall be made on the basis of assumptions which the Independent Expert regards as reasonable in all the circumstances prevailing at the time taking into account:


                           (1) that such Assumption(s) is to be used in the context of a projection of financial ratios prepared by lending banks to a limited recourse financing of a North Sea Petroleum project; and

                           (2) (to the extent that the Independent Expert considers them to be relevant) the submissions of the Borrower, the Technical Agents and the Banks and such other information as he may consider appropriate; and

         (iii) the draft banking case shall thereafter be revised by the Borrower at the time, in the manner and to the extent required by Clause 19.10.

19.10 If any dispute relating to the Borrower's draft banking case is referred to an Independent Expert, then promptly after the determination of all such disputes by the Independent Expert and the notification thereof to the Borrower, the Borrower shall prepare and deliver to the Facility Agent in sufficient copies for the Banks the draft banking case in relation to which the dispute or disputes arose revised to take into account all changes in the assumptions relating thereto determined by such Independent Expert and such draft banking case shall become the Current Banking Case. Any determination made by an Independent Expert shall, in each case, be conclusive and binding on the parties hereto, in the absence of manifest error.

19.11 For the avoidance of doubt, if as a result of any revision of any draft banking case in accordance with Clause 19.9 there is any change in the FLCR, RTCR or the Forecast Net Cash Flow for any period then such changes shall be treated as having occurred on the first day of the period to which such draft banking case relates.

19.12    The Borrower shall ensure that:

         (i) each of the reports and other information to be prepared and/or delivered by it pursuant to this Agreement is compiled with due care and responsibility and does not contain any false statement of any material fact or omit to state any material facts or circumstances actually known to the Borrower (having made all reasonable enquiries);

         (ii) all opinions of the Borrower expressed therein are honestly held and reasonably arrived at; and

         (iii) the arithmetic of all computations in the projections, forecasts, estimates and opinions prepared by it pursuant to this Agreement is accurate in all respects and the assumptions upon which any such computations are based are disclosed therein and are reasonable.

19.13 The Borrower shall from time to time, on request of the Technical Agents, supply each of them with a copy of any computer disk which contains the computer model used to produce projected cash flows and financial ratios in respect of the Project.

20.      ENGINEERING REPORTS

20.1 The Borrower, in consultation with the Technical Agents, shall arrange for the Independent Engineers to produce a report updating the Initial Engineering Report by no later than 21 February in each year commencing on the first 21 February to occur after the Project Completion Date. Each such report shall set out in reasonable detail up to date estimates and analyses of the Proved Reserves and production profiles relating to the Britannia Field, the progress made on the development of, and the results of the operation of, the Project (including, without limitation, detail as to the quantities of Petroleum recovered from the Britannia Field) and estimating, on the basis therein disclosed in reasonable detail, the likely rate of progress in the future development of, and the likely results of the future operation of, the Project (estimating suitable provisions in each case, for cost overruns then known or considered to be probable). The Borrower shall promptly deliver a copy of such reports (in sufficient numbers for the Banks) to the Technical Agents who shall promptly deliver such copies to the Banks.

20.2 The Borrower shall from time to time deliver to the Independent Engineers (promptly upon their request) such information in its possession or within its ability to obtain about the Project or the production, processing, transportation or sale of Britannia Petroleum as the Independent Engineers may reasonably require in order to produce an Engineering Report pursuant to Clause 20.1.

20.3 If the Borrower is required to deliver a draft banking case pursuant to any of Clauses 19.1(iii), (iv), (v), (vi), (vii) or (viii) the Borrower shall if requested by the Facility Agent (acting on the instructions of an Instructing Group), arrange for the Independent Engineers to conduct a detailed review of the Britannia Field and to deliver to the Technical Agents through the Facility Agent a report on the same by no later than the second business day before the latest permitted date for delivery of any such draft banking case. The Borrower shall use all reasonable endeavours to ensure that the information required by the Independent Engineers to prepare such a report is made available to them promptly upon request. The Technical Agents may review any Independent Engineers' report delivered to them pursuant hereto. Promptly after receipt of the Independent Engineers' report (or, if the Technical Agents are reviewing the same, as soon as practicable thereafter but no longer than thirty days after such receipt), the Facility Agent shall request the Independent Engineers to deliver such copies of such report (as supplemented or amended as agreed as a result of such review) as are sufficient for the Borrower and the Banks, whereupon the Facility Agent shall deliver copies of the same to the Borrower and the Banks.

20.4 It is agreed that the initial Independent Engineers shall be DeGolyer and McNaughton. If at any time the Borrower wishes to replace such Independent Engineers then the Borrower shall select another firm of independent engineers which are acceptable to an Instructing Group. If after 30 days of such alternative selection, the Borrower and an Instructing Group have not reached agreement then the Independent Engineers will be such firm as an Instructing Group may select, acting reasonably.

21.      COMPLETION CERTIFICATES

21.1 The Borrower may deliver to the Facility Agent for review by the Technical Agents a Completion Certificate and the Borrower agrees that it will, promptly upon a request to that effect, furnish either of the Technical Agents with such information as either of them may reasonably require to be delivered to it together with any such certificate. Each of the Technical Agents shall, within fifteen days after receipt by it of any such certificate notify the Borrower whether or not such Completion Certificate is in form and substance reasonably satisfactory to it (including, whether any supporting documentary evidence of the matters the subject of such certificate is reasonably satisfactory to it) and, if not, the reasons therefor. The Borrower and the Technical Agents shall consult together during a period not exceeding fourteen days with a view to agreeing amendment of, or replacement of, the certificate (and/or any such supporting documentary evidence).

21.2 If the Technical Agents have approved the Completion Certificate delivered by the Borrower (or any Completion Certificate delivered in substitution therefor) then the Technical Agents shall notify the Facility Agent and the Facility Agent shall promptly notify the Borrower and the Banks of such fact (the date on which the Facility Agent gives such notice being the "PROJECT COMPLETION DATE").

21.3 If either of the Technical Agents have not then approved the Completion Certificate delivered by the Borrower (or any Completion Certificate delivered in substitution therefor) then:

         (i) the matter in dispute may be referred by either of the Technical Agents or the Borrower to, and determined by, an Independent Expert;

         (ii)     the Independent Expert shall be appointed on terms that:

                  (a)      he shall act as an expert and not an arbitrator;

                  (b) he shall be required to make a determination on the matter in dispute within thirty days of the same being referred to him or such longer period as the Technical Agents and the Borrower may agree is necessary and, without prejudice to the provisions of paragraph (a) above, to state, in reasonable detail, his grounds for his determination; and

                  (c) such determination shall be made on the basis of matters and assumptions which the Independent Expert regards as reasonable in all the circumstances prevailing at the time taking into account:

                           (1) that such matters are to be used in the context of the determination of the completion, in accordance with the Project Completion Tests, of a limited recourse financing of a North Sea Petroleum project; and

                           (2) (to the extent that the Independent Expert considers them to be relevant) the submissions of the Borrower, the Technical Agents, the Banks and such other information as he may consider appropriate.

21.4 If any dispute as to whether the Project Completion Tests have been satisfied is referred to an Independent Expert, then, promptly after the determination of all such disputes by the Independent Expert and the notification thereof to the Technical Agents, the Technical Agents shall notify the Facility Agent and the Facility Agent shall promptly notify the Borrower and the Banks of such determination. If the Independent Expert has determined that the Project Completion Tests have been satisfied then the date on which the Facility Agent gives such notice shall be the "PROJECT COMPLETION DATE".

21.5 If an Independent Expert determines that the Project Completion Tests have not then been satisfied, the Borrower may continue to repeat the procedures set out above until the Technical Agents or an Independent Expert are satisfied (on the bases set out above) that the Project Completion Tests have been satisfied.

                                     PART 8

                     REPRESENTATIONS, COVENANTS AND SECURITY

22.      REPRESENTATIONS

22.1 The Borrower represents that, save as expressly stated in the reservations to the legal opinions referred to in paragraphs 15 and 16 of Part 1 to the Third Schedule:

         (i) it is a company duly incorporated under the laws of England with power to enter into (or otherwise accept an assignment, transfer or novation of) each of the Financing Agreements and the Project Agreements to which it is expressed to be a party, and to exercise its rights and perform its obligations thereunder and under the Development Plan relating to the Britannia Field and all corporate and other action required to authorise its execution of each of the Financing Agreements and the Project Agreements to which it is expressed to be a party (including such other documents, deeds and agreements required to be executed in order to effect in its favour an assignment, transfer or novation thereof) and its performance of its obligations thereunder and under the Development Plan relating to the Britannia Field has been duly taken;

         (ii) under the laws of England in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make under any of the Financing Agreements;

         (iii) under the laws of England and Scotland in force at the date hereof to the extent not secured by assets of the Borrower, the claims of each of the Beneficiaries against the Borrower under the Financing Agreements will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

         (iv) (a) save for the registration of the documents mentioned at paragraph (i) to (iv) of Part 2 of the Third Schedule pursuant to Part XII of the Companies Act 1985, no further acts, conditions and things are required to be done, fulfilled and performed in order (1) to enable it lawfully to enter into (or otherwise accept an assignment, transfer or novation of), exercise its rights under and perform and comply with the obligations expressed to be assumed by it in each of the Financing Agreements and the Project Agreements to which it is expressed to be a party, (2) to ensure that the obligations expressed to be assumed by it in the Financing Agreements and such Project Agreements are legal, valid and binding or (3) to make the Financing Agreements and such Project Agreements admissible in evidence in England and (b) the obligations expressed to be assumed by it in the Financing Agreements and the Project Agreements to which it is expressed to be a party are legal and valid obligations binding on it in accordance with the terms thereof; and

         (v) to the extent that it is necessary under the laws of England and Scotland in force at the date hereof that any of the Financing Agreements or the Project Agreements to which it is expressed to be a party (or any other document, deed or agreement required to be executed in order to effect an assignment, transfer or novation thereof in favour of the Borrower) be filed, recorded or enrolled with any court or other authority in England and/or Scotland (as applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Financing Agreements or such Project Agreements (or any such other document, deed or agreement), all such filings, recordings and enrolments have been, or will be, made within any applicable time period prescribed by law and any such stamp, registration or similar tax has been, or will be, paid within any applicable time period prescribed by law.

22.2     The Borrower further represents that:

         (i) other than pursuant to the Financing Agreements, the Project Agreements to which it is expressed to be a party, the Development Plan relating to the Britannia Field or any Subordinated Debt or otherwise in respect of the Project Interest, it has no assets (other than Authorised Investments or cash with accrued interest in respect of its fully paid up share capital) or liabilities (whether actual, contingent or otherwise);

         (ii) it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower's knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

         (iii) it is not in breach of or in default under any agreement (including the Project Agreements) to which it is a party or which is binding on it or any of its assets to an extent or in a manner which has or might reasonably be expected to have a Material Adverse Effect and save, as previously notified to the Facility Agent in writing, there exists no Event of Default and it has no actual knowledge or notice of the existence of a Potential Event of Default;

         (iv) no action or administrative proceeding of or before any court or agency against the Borrower or the Sponsor which has or might reasonably be expected to have a Material Adverse Effect has been started or (to the best of the Borrower's knowledge and belief) threatened;

         (v) (save as otherwise disclosed therein) the Original Financial Statements were prepared in accordance with accounting principles generally accepted in England (or in accordance with accounting principles generally accepted in the United States of America in the case of UTPH) and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower, the Sponsor or, as the case may be, UTPH at the date as of which they were prepared and the results of the Borrower's, the Sponsor's or, as the case may be, UTPH's operations during the financial year then ended;

         (vi) since publication of the Original Financial Statements of such person, there has been no change in (a) the business, prospects or financial condition of the Borrower, the Sponsor or, as the case may be, UTPH or (b) the Project which has or might reasonably be expected to have a Material Adverse Effect;

         (vii) as at the date as of which the most recent audited financial statements delivered pursuant to Clause 17.1 of such person or, if none, the Original Financial Statements of such person were prepared neither the Borrower, the Sponsor nor UTPH had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein and which should have been so disclosed or reserved against at such date in accordance with accounting principles generally accepted in England (or the United States of America in the case of UTPH) and consistently applied nor any material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against at such date and which should have been so disclosed or reserved against in accordance with accounting principles generally accepted in England (or the United States of America in the case of UTPH) and consistently applied;

         (viii)   (a)     the information contained in the Information
                          Memorandum which is not stated in the Information
                          Memorandum to be derived from a source other than the Borrower, UTPH or any of its subsidiaries and any information supplied by the Borrower to any of the Beneficiaries in connection with this Agreement is, as at the date of the Information Memorandum, true, complete and accurate in all material respects and no such information contains any misstatement of material fact or omits any material fact which makes any of such information materially inaccurate or misleading in light of the circumstances under which such statements were made;

                  (b) the statements of opinion and estimates contained in the Information Memorandum and any information supplied by it to any of the Beneficiaries in connection with this Agreement are honestly held and reasonably arrived at (but, for the avoidance of doubt, it is agreed that nothing in this Clause 22.2
                          (viii) (b) shall be taken as a representation that such statements will ultimately prove to be correct); and

                  (c) the Borrower is not aware of any material facts or circumstances that have not been disclosed to the Beneficiaries and which might, if disclosed, reasonably be expected to adversely affect the decision of a person considering whether or not to provide finance to the Borrower for any of the purposes specified in Clauses 3.1 or 3.2 on terms substantially similar to the terms of this Facility;

         (ix)    (a)      all written information supplied by the Borrower,
                          UTPH or any subsidiary of UTPH to the insurers of such company or the Operator's insurers (or otherwise made available to such insurers) in connection with the Project is or was true and accurate in all material respects as at the date thereof and it is not aware of any facts or circumstances that have not been disclosed to such insurers and which might reasonably be expected, if so disclosed, to materially adversely affect the nature or extent of the cover to be provided under any insurances required to be maintained pursuant to Clause 26; and

                 (b) it is not aware of any facts or circumstances that have not been disclosed to its or the Operator's insurers and which might reasonably be expected, if so disclosed, to materially adversely affect the nature or extent of the cover to be provided under the insurances required to be taken out pursuant to Clause 26;

         (x) the insurances required to be maintained pursuant to Clause 26 have been taken out and are in full force and effect and (to the best of the Borrower's knowledge and belief) nothing has been done, suffered or omitted to be done which might reasonably be expected to render any of the insurances unenforceable, suspended or void, in whole or in part and there are no insurances not disclosed to the Facility Agent which will reduce the rights of the Borrower under the insurances required to be maintained pursuant to Clause 26;

         (xi) it has good and marketable title to the assets (other than assets the aggregate book value of which is no more than pound sterling 200,000) over which an encumbrance is, or is expressed to be, created pursuant to any Security Document, no encumbrance exists over the Project Interest or any other of its present or future revenues or assets save as is permitted by Clause 24(v) and the security expressed to be given under each of the Security Documents is (or, on the date of execution of such Security Document, will be) legal, valid security ranking ahead of all (if any) other encumbrances and rights of third parties;

         (xii) the execution of each of the Financing Agreements and the Project Agreements to which the Borrower is expressed to be a party (including such other documents, deeds and agreements required to be executed in order to effect an assignment, transfer or novation thereof in favour of the Borrower) and its exercise of its rights and performance of its obligations thereunder or under the Development Plan then relating to the Britannia Field, will not result in the existence of nor oblige it to create any encumbrance over the Project Interest or all or any of its other present or future revenues or assets save as is then permitted by Clause 24(v);

         (xiii) the execution of each of the Financing Agreements and the Project Agreements to which it is expressed to be a party (including such other documents, deeds and agreements required to be executed in order to effect an assignment, transfer or novation thereof in favour of the Borrower) and its exercise of its rights and performance of its obligations thereunder or under the Development Plan then relating to the Britannia Field do not and will not:

                  (a) conflict with any agreement, mortgage, bond or other instrument to which it is expressed to be a party or which is binding upon it or any of its revenues or assets;

                  (b) conflict with its Memorandum and Articles of Association; or

                  (c) conflict with any applicable treaty, law, regulation or official or judicial order;

         (xiv) it is a party to the Licences and the Unit Operating Agreement with a resultant interest in the Britannia Field of nine point four two per cent (9.42%) (or such higher or lower percentage interest as may have resulted from (a) any permitted redetermination thereof pursuant to the Unit Operating Agreement or (b) any disposal permitted by an Instructing Group) and it is entitled to receive its Unit Interest (as defined in the Unit Operating Agreement) of all Petroleum won and saved from the Britannia Field in accordance with such interest;

         (xv) (a) except as permitted by Clause 24(i)(a), each of the Project Agreements and the Annex B Approval is in full force and effect, and save as disclosed in the Sixth Schedule or as permitted pursuant to Clause 24(i)(a) (1) there have been no material amendments or variations thereto and (b) to the best of its knowledge, there exists no reason why any of the Licences or the Annex B Approval might be withdrawn, suspended, cancelled, varied, surrendered or revoked and it has complied with all of its obligations under each of the Licences and the Annex B Approval;

         (xvi)   (a)      all material consents, licences, authorisations,
                          approvals, registrations and permits required for the Project have been obtained; and

                 (b) (to the best of the Borrower's knowledge and belief) there exists no reason why any of such consents, licences, authorisations, approvals, registrations or permits (including the Annex B Approval) might be withdrawn, suspended, cancelled, amended, varied, surrendered or revoked or not renewed as and when required;

         (xvii) the Sponsor beneficially owns, either directly or indirectly, one hundred per cent. of the issued share capital of the Borrower; and

         (xviii) (a)      the Borrower is not in breach of or default under the
                          provisions of any of the UTPL Agreements; and

                 (b) the Sponsor is not in breach of or default under the provisions of any of the UTPL Agreements.

22.3 The representations contained in Clauses 22.1 and 22.2 (except Clauses 22.1(ii), 22.2(v), 22.2(vi) and 22.2(viii)) shall be deemed to be repeated by the Borrower on the making of each Advance and on each Calculation Date by reference to the facts and circumstances then existing.

22.4 On the date hereof, on the date of execution of each of the Security Documents, on the date on which the Borrower delivers the Notice of Drawdown for the first Advance hereunder and on the date of making such Advance the Borrower represents and shall be deemed to represent that:

         (i) it was not insolvent immediately prior to the execution and delivery of each of the Financing Agreements;

         (ii)     it is not then insolvent;

         (iii) it will not become insolvent in consequence of any transaction, preference or charge entered into or given, or to be entered into or given, by it pursuant to any of the Financing Agreements; and

         (iv) there are no other transactions, preferences or charges which have been, or will be, entered into or given by it in connection with the Financing Agreements in consequence of which it will become insolvent.

23.      POSITIVE COVENANTS

Save as otherwise agreed in writing by an Instructing Group, the Borrower shall, at all times up to and including the Discharge Date:

         (i) promptly take all such actions as are reasonably required to protect and maintain its rights, title and interest in and to the Licences, the other Project Agreements, the Britannia Field, the Britannia Field Facilities and all revenues, assets and contributions arising therefrom or pursuant thereto or otherwise in connection with or pursuant to the Project Interest and pursue with diligence all material claims and/or rights of action arising or accruing to it against third parties in connection therewith;

         (ii)     (a)     duly observe and perform all of its obligations
                          under each of the Project Agreements to which it is expressed to be a party to the extent that the same are material obligations or, without prejudice to the foregoing, are obligations the non-observance or non-performance of which has or might reasonably be expected to have a Material Adverse Effect or (except as permitted by Clause 24(i)(a)(2)) result in the withdrawal, suspension, revocation, cancellation or termination thereof;

                  (b) exercise such voting rights and other rights as it may from time to time have under or pursuant to any of the Project Agreements to procure the due observance and performance by each other party thereto of such party's respective obligations under each of the Project Agreements to the extent that such obligations are material obligations or are obligations, the non-observance or non-performance of which has, or might be reasonably expected to have, a Material Adverse Effect;

                  (c) take all reasonable steps to pursue and enforce its rights under each of the Project Agreements where failure to do so has or might reasonably be expected to have a Material Adverse Effect; and

                  (d) duly observe and perform all the obligations expressed to be assumed by it under or pursuant to the UTPL Agreements;

         (iii) take all steps as it reasonably considers appropriate (including, without limitation, the exercise of such voting and other rights as it may have under, or by reason of, any of the Project Agreements but without, for the avoidance of doubt, being required to undertake any sole risk drilling) to ensure that:

                  (a) the Project is at all times developed, completed, equipped, operated, maintained and (if appropriate and without limiting any other obligations of the Borrower hereunder) abandoned in a good and workmanlike manner and in accordance with (1) good and prudent oil and gas field practices, (2) the terms of the Project Agreements and the Development Plan relating to the Britannia Field and (3) all applicable laws, rules, regulations, licences and consents;

                  (b) all machinery, equipment and facilities of any kind forming part of the Britannia Field Facilities are provided as and when required and that all such machinery, equipment and facilities are maintained in accordance with good and prudent oil and gas field practices;

                  (c) all reasonable safeguards are used and thereafter maintained, in accordance with good and prudent oil and gas field practices, to prevent damage to or pollution of the environment originating from the development or operation of the Project or any of the Britannia Field Facilities and to observe and comply with all applicable Environmental Licences and Environmental Laws; and

                  (d) subject to compliance with good and prudent oil and gas field practices, (1) the maximum quantities of Britannia Petroleum available to it in accordance with the Development Plan relating to the Britannia Field are obtained and (2) all Petroleum which is required to satisfy the Borrower's obligations under the Gas Sales Agreements is, as soon as practicable, made available for sale and transported to the point of delivery to purchasers of the same in accordance with the terms of the Gas Sales Agreements;

         (iv) promptly upon becoming aware of the same inform the Facility Agent of the occurrence of any of the following:

                  (a) an Event of Default or Potential Event of Default together with (if any) the Borrower's proposals to remedy the same;

                  (b) an event which to the best of the Borrower's knowledge and belief is likely to result in, or has resulted in, the revocation, withdrawal, cancellation, suspension, amendment, modification or variation in any material respect of the Development Plan relating to the Britannia Field, any of the Project Agreements or any licences, consents, approvals or registrations relating thereto;

                  (c) the resignation or removal of the Operator or of any other change in the parties to the Unit Operating Agreement;

                  (d) any material default by any party under the Project Agreements or any material dispute arising under any provisions thereof which may entitle any party thereto to terminate any such agreement or document prior to the stated maturity or term thereof;

                  (e) any enlargement of, or reduction in, its percentage interest in the Licences or the Unit Operating Agreement or its resultant interest in the Britannia Field (giving details, in each case and as soon as practicable thereafter, of the percentage interest resulting therefrom);

                  (f) the occurrence of any event of force majeure (howsoever defined or described) under any of the Gas Sales Agreements, any event which would entitle any purchaser under any of the Gas Sales Agreements to purchase Tolerance Gas, Shortfall Gas or Default Gas (each as defined therein) where the occurrence of such event of force majeure or such other event would have, or might reasonably be expected to have, a Material Adverse Effect; or

                  (g) the threat or commencement of any action, arbitration or administrative proceeding before any court or agency where the amount claimed against the Borrower is at least pound sterling 5,000,000 and where such action, arbitration or proceeding is not wholly and manifestly frivolous or vexatious, and provide to the Facility Agent details thereof from time to time upon request, and, in each case, promptly, upon request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, none of the circumstances described in paragraphs (a) to (g) above has occurred;

         (v) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences, registrations and consents (including the Annex B Approval) required in or by the laws and regulations of England or Scotland (a) for the development and operation of the Britannia Field, the construction, operation and use of the Britannia Field Facilities and for the production, processing, transportation and sale of all Petroleum won and saved from the Britannia Field where any failure so to obtain or comply has or might reasonably be expected to have a Material Adverse Effect,
                 (b) to permit it lawfully to enter into (or otherwise accept an assignment, transfer or novation in its favour of), exercise its rights under and perform and comply with its obligations under each of the Financing Agreements and the Project Agreements and (c) to ensure the legality, validity, enforceability or admissibility in evidence in England and Scotland of each such document or agreement and, from time to time upon request of the Facility Agent, supply the Facility Agent with evidence reasonably satisfactory to the Facility Agent that all such authorisations, approvals, licences, registrations and consents have been so obtained and maintained;

         (vi) pay its share (as determined under the Unit Operating Agreement) of all fees required for the development and operation of the Project and all Royalties when due (or within any applicable grace period prescribed by law or expressly granted in the agreement, if any, requiring payment of the same) Provided that, if the Borrower is in bona fide dispute with any person (other than the Secretary of State) in respect of the amount of its share of, as so determined, any such fees or Royalties, then the Borrower shall be entitled to withhold payment of its share of, as so determined, such fees or Royalties pending resolution of any such dispute if and only if (a) no other person would thereby obtain a right to (1) suspend, cancel, revoke or otherwise vary the Licences (or the Britannia Unit Area), (2) interrupt the production, processing or transportation of Petroleum won and saved from the Britannia Field or (3) otherwise materially disrupt the work of the Project and (b) it has made adequate reserves against such liability;

         (vii) claim all material tax credits to which it is entitled promptly upon becoming so entitled, promptly pay all taxes to which it is assessed liable as they fall due (or within any applicable grace period prescribed by law or expressly granted in the agreement, if any, requiring payment of the same and in any case before the time after which any penalty or interest would be incurred) except for those contested in good faith by proper proceedings and which it may lawfully withhold payment of pending resolution of such dispute provided that it has made proper reserves against such liability;

         (viii) prior to entering into any Hedging Agreement if the Borrower elects to enter into a Hedging Agreement, it shall seek competitive bids from the potential hedge counterparties to such Hedging Agreement and shall not enter into any Hedging Agreement unless such Hedging Agreement (a) is entered into pursuant to the Approved Hedging Programme, (b) is governed by an ISDA Master Agreement, amended as approved by an Instructing Group, such approval not to be unreasonably withheld or delayed, (c) is entered into with a Hedging Counterparty and (d) is otherwise entered into on terms and conditions approved by any Instructing Group, such approval not to be unreasonably withheld or delayed;

         (ix) promptly on receipt of the same by it, deliver to the Facility Agent a copy of any actual or proposed material amendment, modification or variation of the Licences, the Development Plan relating to the Britannia Field, any of the other Project Agreements, the Development Budget, any proposal to abandon the whole or any material part of the Project or any licences, consents, approvals or registrations (including the Annex B Approval) relating thereto (including, any amendment, modification or variation thereof from the form (if any) which the parties thereto previously have deemed to be effective as between themselves);

         (x) ensure that at all times to the extent not secured by or pursuant to the Security Documents, the claims of the Beneficiaries against it under each of the Financing Agreements rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

         (xi) in the event of (a) any material damage to, or the destruction of, any of the Britannia Field Facilities, (b) a cessation of production from the Britannia Field for a period of ten consecutive days (otherwise than by reason solely of any planned maintenance) or (c) a reduction in the Daily Capacity in the Britannia Field Facilities (other than the Britannia Forties Pipeline) in excess of twenty-five per cent. (otherwise than by reason solely of any planned maintenance), promptly deliver to the Technical Agents, in sufficient copies for the Banks, written details of such damage, destruction, cessation or reduction in capacity which shall be in a form reasonably acceptable to the Technical Agents and promptly, upon receipt of a written request to that effect from either of the Technical Agents, deliver an outline of the procedures taken and/or its proposals in respect of the procedures to be taken to restore production and/or transportation;

         (xii) subject to the approval of the Operator granted or withheld in accordance with the Unit Operating Agreement ensure that any one or more representatives of the Technical Agents (including, without limitation, the Independent Engineers and any of either of the Technical Agents' officers, employees, surveyors or agents) be allowed, upon reasonable notice, to have access to the Project and, so far as is possible without disrupting the work thereof, to inspect or observe any of the Britannia Field Facilities;

         (xiii) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and all rights arising as a consequence thereof;

         (xiv) use all reasonable efforts to sell all Petroleum to which the Borrower is entitled, and which has been won and saved from the Britannia Field, on arms length commercial terms and on the best terms reasonably obtainable for such products at the time, and from time to time on request of the Facility Agent, notify the Facility Agent of the terms of any contracts having a term of more than one year entered into for the sale of such products; and

         (xv) deliver to the Facility Agent (a) notification of any Scheduled Maintenance Period (as defined in the Gas Sales Agreements) notified by the Operator as representative of the Borrower to any buyer under a Gas Sales Agreement and (b) each agenda for, and minutes of, each meeting of the Unit Operating Committee (as defined in the Unit Operating Agreement) promptly upon receipt of each of them.

24.       NEGATIVE COVENANTS

The Borrower shall not at any time on or before the Discharge Date without the prior written consent of an Instructing Group (save as may be expressly provided below):

         (i)     (a)       agree to or (save to the extent that if the Borrower
                           is given the reasonable opportunity to do so it shall have opposed the same by exercising accordingly such voting rights and other rights as it may have under, or by reason of, any of the Project Agreements on each occasion on which the same fell for consideration between the parties to the relevant
                           Project Agreement) permit (1) any amendment, variation or waiver to or of any of the terms and conditions of the Project Agreements or the Development Plan relating to the Britannia Field if such amendment, variation or waiver has, or might reasonably be expected to have, a Material Adverse
                           Effect unless, in the case of an amendment to the price of Gas to be sold under any Gas Sales
                           Agreement, the Current Banking Case, revised by the Technical Agents to take into account such amendment and any prepayment of the Loan made by the Borrower within 30 days of such amendment, projects that the RTCR for each Calculation Date is at least 1.35, (2) the cancellation, suspension (other than by reason of force majeure, howsoever defined in such Project
                           Agreement), termination or revocation of any Project
                           Agreement (other than the Unit Operating Agreement or any of the Licences) prior to the stated maturity or term thereof unless it is simultaneously replaced by another Project Agreement containing substantially the same terms, which has been approved by an Instructing Group (such approval not to be unreasonably withheld or delayed) and which is governed by English law or Scottish law or is a Gas
                           Sales Agreement which may be cancelled, suspended, terminated or revoked pursuant to (3) below, (3) the cancellation, suspension (other than by reason of force majeure, howsoever defined therein), termination or revocation of any Gas Sales Agreement prior to the stated term thereof, unless the aggregate Minimum Bill Quantity under each of the remaining Gas Sales Agreements is at least equal to the Minimum Volume or, if it is less than the Minimum
                           Volume, the Current Banking Case, revised by the Technical Agents to take account of such cancellation, suspension, termination or revocation and any prepayment of the Loan made by the Borrower within 30 days of such cancellation, suspension, termination or revocation, projects that the RTCR for each Calculation Date will be at least 1.35, (4) the cancellation, suspension, termination or revocation of the Development Plan relating to the Britannia
                           Field, (5) any amendment, variation, waiver, cancellation, suspension, termination or revocation of any of the authorisations, approvals, licences, permits and consents (including the Annex B Approval) required for the development and/or operation of the Britannia Field or the production, processing and transportation of Britannia Petroleum which has or might reasonably be expected to have a Material
                           Adverse Effect or (6) the cancellation, suspension, termination or revocation of the Unit Operating
                           Agreement or any of the Licences; or

                  (b) exercise such voting rights and other rights as it may have under, or by reason of, any of the Project Agreements in favour of any amendment or variation to any authorisation for expenditure issued by the Operator pursuant to the Unit Operating Agreement which might reasonably be expected (having regard to all authorisations for expenditure then issued or anticipated to be issued) to have the effect at any time prior to the Project Completion Date of causing Pre-Completion Expenditure to exceed Pre-Completion Available Funding; or

                  (c) amend, vary, waive, supplement, novate, cancel, suspend or terminate any of the UTPL Agreements to which it is expressed to be a party nor permit the same; or

         (ii) propose or vote in favour of abandonment of the Project, the Britannia Field or any material part of either of them (unless the Borrower has (a) given to the Facility Agent not less than thirty days prior notice of its intention to do so, in each case, with effect from a specified date (b) within the thirty days demonstrated to the satisfaction of an Instructing Group (acting in good faith) that the Forecast Net Cash Flow (including, for the purposes of this Clause 24 (ii) only, any amounts projected by the Facility Agent, acting reasonably to be payable under the Sponsor Support Agreement), which is projected to be generated during the period from the specified date up to the Projected Abandonment Date, is, on the basis of Proved Reserves, negative and would remain negative during such period notwithstanding any further expenditure on the Project and (c) received the approval of an Instructing Group to the Abandonment Costs therefor) or withdraw from the Unit Operating Agreement; or

         (iii) propose or vote in favour of the replacement of the Operator unless a successor operator which is reasonably acceptable to the Technical Agents is appointed; or

         (iv) voluntarily enter into liquidation or dissolution or voluntarily enter into a merger or consolidation with any other person; or

         (v) create or permit to subsist any encumbrance over all or any part of the Project Interest, the Project Accounts, the Project Receipts or its interest in any of the Financing Agreements other than:

                  (a) any encumbrance created by or pursuant to or in accordance with any of the Financing Agreements;

                  (b) liens and encumbrances (not securing any indebtedness for borrowed money of any person) arising solely by reason of the performance by any party to any agreement relating to the Project Interest (including the Project Agreements) of its obligations thereunder and pursuant to the operation of law;

                  (c) liens and rights of set-off arising solely by operation of law (or under an agreement to substantially similar effect) in the ordinary course of the Borrower's business and securing indebtedness not more than thirty days overdue for payment;

                  (d) any encumbrance securing indebtedness which in the aggregate does not at any time exceed pound sterling 100,000 and where the asset or assets so encumbered shall not, at any time have an aggregate book value (as the same appears in the financial statements of the Borrower) of more than pound sterling 200,000 and which if secured on any assets comprising the Project Interest is fully subordinated to the security thereover created by the Security Documents on terms satisfactory to an Instructing Group; or

                  (e) any encumbrance over the Trust Fund which the Borrower is required to create pursuant to the Abandonment Costs Agreement; or

         (vi) sell, lease, rent, transfer, assign or otherwise dispose of the whole or any part of the Project Interest, the Project Accounts or the Project Receipts other than:

                  (a) the sale or other disposal of any Petroleum forming part of the Project Interest and made pursuant to any Gas Sales Agreement or otherwise on normal arm's length commercial terms and on terms then customary for sales by Petroleum exploration and production companies having interests in the North Sea;

                  (b) disposals of equipment which the Operator or the Unit Operating Committee (as defined in the Unit Operating Agreement) has determined is either obsolete or worn out and which are either (1) replaced by other assets at least equal in quality and in dependability prior to its obsolescence or (2) no longer required for the proper operation and maintenance of the Britannia Field Facilities;

                  (c) any other disposals of assets within the Britannia Field Facilities approved pursuant to the Unit Operating Agreement provided that the Borrower shall not approve any disposal (not falling within paragraphs (a) or (b) above) where the book value of the Borrower's interest in the assets so disposed of exceeds (or would, when aggregated with the book value of the Borrower's interest in any other assets disposed of by the Borrower with the consent of an Instructing Group pursuant to this paragraph (c), exceed) pound sterling 5,000,000 in any calendar year without the prior written consent of an Instructing Group or in any circumstances where such disposal has or might reasonably be expected to have a Material Adverse Effect; or

                  (d) payments from the Project Accounts which are permitted pursuant to Clause 34,

                  Provided that the Borrower shall not be in breach of this paragraph (vi) by reason only of any disposal made which the Borrower is unable to prevent through its exercise of such voting rights and other rights as it may have under, or by reason of, any of the Project Agreements, and to the extent that the Borrower is given the reasonable opportunity to do so, the Borrower shall have opposed the same by exercising such rights on each occasion on which such disposal fell for consideration between the parties to the relevant Project Agreement; or

         (vii) in respect of taxes, agree to surrender or dispose of, nor surrender nor dispose of, any credit, losses, allowances, concessions, discharges, or other reliefs available to it other than in connection with any settlement with the Inland Revenue or pursuant to the terms of Clause 4 of the Sponsor Support Agreement; or

         (viii) own any assets or conduct or enter into any business or operation other than such as is connected with the development and operation of the Project, is provided for under or pursuant to any Project Agreement, this Agreement or any other Security Documents or as is required pursuant to the Annex B Approval or the Unit Operating Agreement; or

         (ix) permit or agree to any increase in its percentage interest in the Licences or the Unit Operating Agreement other than pursuant to the Unit Operating Agreement; or

         (x) incur, or have outstanding, any indebtedness for borrowed money other than (a) under any of the Financing Agreements,
                  (b) Subordinated Debt or (c) capitalised lease obligations or other obligations incurred by the Operator on behalf of the Borrower arising in connection with the Unit Operating Agreement up to a maximum aggregate outstanding indebtedness of pound sterling 5,000,000 (in respect of the Borrower's percentage interest in the Britannia Field); or

         (xi) save as may be specified in this Agreement, Clause 4 of the Sponsor Support Agreement or the other UTPL Agreements, pay, make or declare any dividend or other distribution or otherwise make any payment or distribution (whether in cash or in kind) to the Sponsor, UTPH or any subsidiary of UTPH unless wholly funded from a drawing from the Proceeds Account and not prohibited by Clause 34; or

         (xii)    have any subsidiary or interest in any other person; or

         (xiii) enter into any transaction with UTPH or any of its subsidiaries save:

                  (a)      with the Sponsor in respect of the UTPL Agreements;

                  (b) for transactions entered into on arm's length commercial terms no less favourable to the Borrower than those which the Borrower could reasonably have obtained from other sources;

                  (c)      for Subordinated Debt; and

                  (d) for any other transactions required or permitted pursuant to this Agreement or any of the Security Documents; or

         (xiv) make any loans (other than loans to the Sponsor made in accordance herewith), grant any credit, save for trade credit granted on customary trade terms in respect of the sale of Petroleum, or give any guarantees or indemnity to or for the benefit of any person save for indemnities provided by the Borrower in the ordinary course of its business on customary trade terms under agreements required for the development and construction of the Britannia Field and the Britannia Field Facilities where the aggregate amount of liabilities (contingent or otherwise) to which the Borrower could thereby be exposed does not at any time exceed pound sterling 10,000,000 (or its equivalent) in aggregate or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person other than as specified in any of the Financing Agreements or Project Agreements (as in existence at the date hereof); or

         (xv) enter into any gas sales agreement with any person which has a term of more than one year without the prior written consent of an Instructing Group such consent not to be unreasonably withheld or delayed, Provided that it shall not be necessary to obtain the consent of an Instructing Group unless the entering into by the Borrower of such agreement or its performance or observance of its obligations thereunder has or might reasonably be expected to have a Material Adverse Effect or where the Borrower would be exposed to an aggregate amount of liabilities, to which it would not be exposed if it had not entered into such agreement, which equals or exceeds pound sterling 10,000,000 (or its equivalent).

25.      SECURITY

25.1 The Borrower shall, at all times on or before the Discharge Date take all such action as may be open to it (or, at their request, to assist the Beneficiaries) in:

         (i) perfecting and protecting the security intended to be conferred on the Beneficiaries (or the Facility Agent as trustee on behalf of the Beneficiaries) by the Security Documents;

         (ii) (save as otherwise provided herein or therein) maintaining the security thereby intended to be created;

         (iii) creating any further security in favour of the Beneficiaries (or the Facility Agent as trustee on behalf of the Beneficiaries) over the whole or any part of the Project Interest, the Project Accounts, the Project Receipts and any of the UTPL Agreements which may from time to time be reasonably requested by an Instructing Group (or the Facility Agent on its behalf); and

         (iv) making all such filings and registrations and taking all such other action as is from time to time necessary (including, without limitation, the giving of all requisite notices of assignment, transfer, assignation or charge to, inter alia, the Operator and each insurer) in connection with the creation, perfection or protection of any security which the Borrower may, or may be required to, create pursuant to the Financing Agreements,

Provided that the Borrower shall not be required to give any notice of assignment of its rights in respect of any contract for the sale of Petroleum if the term of such contract is less than one year unless an Event of Default or Potential Event of Default has occurred which has not been remedied or waived.

25.2 The Borrower shall ensure that prior to delivery of the first Notice of Drawdown hereunder all consents that are or may be necessary under the Project Agreements in respect of the execution, delivery and performance of the Security Documents have been properly granted by each party to a Project Agreement which is required to grant such consent and each such consent remains in full force and effect.

25.3     The Borrower shall not:

         (i) enter into any Project Agreement (other than the agreements listed in the Sixth Schedule) which requires the parties thereto (other than the Borrower) to consent to the creation or subsistence of any encumbrance which is, or is expressed to be, created by or pursuant to any Security Document unless the Borrower ensures that such consent is duly obtained prior to, or simultaneously with, the execution by the Borrower of such Project Agreement; or

         (ii) without the prior written consent of an Instructing Group, agree to or (save to the extent that if it has the reasonable opportunity to do so it shall have opposed the same by exercising accordingly such voting rights and other rights as it may have under, or by reason of, any of the Project Agreements on each occasion on which the same fell for consideration between the parties to the relevant Project Agreement) permit the registration of any of the Britannia Field Facilities in the British Registry of Shipping.

                                     PART 9

                                   INSURANCES

26.      INSURANCES

26.1     The Borrower shall, save as provided for herein:

         (i) maintain or cause to be maintained (for, inter alia, its benefit and for the benefit of the Beneficiaries) the insurances specified in the Eighth Schedule:

                  (a) the insurances specified in Part 1 of the Eighth Schedule being required to be maintained from the date of this Agreement until the Discharge Date;

                  (b) the insurances specified in Part 2 of the Eighth Schedule being required to be maintained no later than 6 months from the date of this Agreement until the date when production from the Britannia Field first commences; and

                  (c) the insurances specified in Part 3 of the Eighth Schedule being required to be maintained from the date when production from the Britannia Field first commences until the Discharge Date; and

         (ii)     ensure that the insurances referred to in paragraph (i) above:

                  (a) are effected against the risks and liabilities, provide the covers and are maintained in the amounts specified in the relevant Part of the Eighth Schedule (as varied from time to time as required by sub-paragraph (c) below);

                  (b) include only such provisions for self-insurance, whether by deductible or otherwise, as are specified in the relevant Part of the Eighth Schedule; and

                  (c) are otherwise modified from time to time as provided below:

                           (1) in the event of a material change in the risks contemplated to be insured as at the date of this Agreement, including, but not limited to, a material change in the nature or scope of the Project, then such insurance shall be modified, after due consultation with the Insurance Adviser and Facility Agent, so as to ensure as far as reasonably practicable, that the nature and amounts of uninsured risks will not materially exceed the nature and amounts of uninsured risks as at the date of this Agreement, provided that
                                    (x) such modified insurances shall be in such amounts and with such deductibles as would be obtained by a prudent participant in a North Sea oil and gas project of a size, and with characteristics, comparable to the Project which does not self-insure (except by means of deductibles) (y) in obtaining such modified insurances, the Borrower shall have regard to all circumstances including the interests of the Beneficiaries under the Financing Agreements; or

                           (2) in the event the insurances specified in the Eighth Schedule cannot be obtained or maintained on commercial and economic terms in the worldwide insurance markets for energy risks and which would be obtained by a prudent participant in a North Sea oil and gas project of a size and with characteristics similar to the Project which does not self insure (except by means of deductibles) then such insurance shall be modified, after due consultation with the Insurance Adviser and Facility Agent, so as to ensure, as far as reasonably practicable, that the amount of insurance (and with such deductibles) will be obtained on commercial and economic terms (as set out above), and in obtaining such modified insurance the Borrower shall have regard to all circumstances including the interests of the Beneficiaries under the Financing Agreements.

26.2 It is acknowledged and agreed that the Borrower may and shall, in or towards satisfaction of its obligations under Clause 26.1 maintain insurance:

         (i) in respect of the risks specified in Part 2 of the Eighth Schedule, through insurances effected and maintained by the Operator for and on behalf of the Britannia Coventurers (the "OPERATOR MAINTAINED INSURANCES"); and

         (ii) in respect of the risks specified in Parts 1, 2 (to the extent not covered by Clause 26.2(i)) and 3 of the Eighth Schedule, through insurances effected and maintained by UTPH for and on behalf of the Borrower and other subsidiaries of UTPH and where the Borrower is a named insured in respect thereof (the "GROUP INSURANCES").

To the extent that such Operator Maintained Insurances (or any part thereof) or, as the case may be, the Group Insurances (or any part thereof) are insufficient to meet the obligations of the Borrower under Clause 26.1 to maintain insurance in respect of the risks referred to in the preceding sentence, then the Borrower shall maintain or cause to be maintained additional insurance such that the cumulative insurance maintained by or on behalf of the Borrower in respect of such risks satisfies in full the obligations of the Borrower under Clause 26.1.

26.3 Without prejudice to the other provisions of this Clause 26, the Borrower shall, during the period from the date of this Agreement until the Discharge Date:

         (i) from time to time effect and maintain in full force the insurances which it is required to effect by any applicable law or by the terms of any Project Agreement to which it is at any time expressed to be a party; and

         (ii) effect and maintain in full force the insurances which it is required to effect by the terms of any other contract to which it is at any time expressed to be a party.

26.4 It is acknowledged and agreed that nothing in this Part 9 or in the Assignment of Insurances shall require the Borrower to take out, maintain or have any interest in any business interruption or delay in start up insurances. If the Borrower shall take out, maintain or have any interest in any such insurance, such insurance shall be for its benefit alone, and shall not be for the benefit of, in whole or in part, the Beneficiaries but subject to the rights of the Beneficiaries under the Debenture.

27.      INSURANCE COVENANTS

27.1 The Borrower shall ensure that each policy of insurance taken out pursuant to Clause 26:

         (i) is, except to the extent otherwise required pursuant to Clause 26, placed and maintained through such brokers and underwriters or insurance companies of the same claims paying quality (in the case of underwriters or insurance companies only) and repute as such brokers and reputable underwriters or insurance companies as of the date of this Agreement but only if it is reasonably practicable to do so on economic and commercial terms but in no event of lesser claims paying quality (in the case of underwriters or insurance companies only) and repute as would be acceptable to a prudent participant in a North Sea oil and gas project of a size with characteristics comparable to the Project which does not self insure (except by means of deductibles);

         (ii) is in form and substance consistent with the obligations of the Borrower under this Part 9;

         (iii) is, other than in the case of any Third Party Insurances, the subject of a notice of assignment duly given to the brokers, underwriters and/or insurance companies as contemplated by the Assignment of Insurances; and

         (iv) names the Borrower as a principal insured in respect of the insurances specified in Part 2 of the Eighth Schedule and provides that the Borrower is a named insured in respect of the insurances specified in Parts 1 and 3 of the Eighth Schedule.

27.2     The Borrower shall:

         (i) in respect of each policy of insurance taken out pursuant to Clause 26, other than in the case of any Third Party Insurances and the Operator Maintained Insurances procure that:

                  (a) the Facility Agent (as trustee for the Beneficiaries) is joined as an additional insured thereunder at the time of issue thereof (or, if already issued, as soon as practicable hereafter) and the interest of the Facility Agent (as trustee for the Beneficiaries) is duly noted and endorsed upon such policy;

                  (b) a loss payee clause in the form agreed by the Borrower and the Insurance Adviser is inserted in each such policy at the time of issue thereof (or, if already issued, as soon as practicable hereafter) and that such loss payee clause is not cancelled, varied or amended in any respect; and

                  (c) provisions are inserted in each such policy meeting in all respects all relevant provisions of the relevant forms of undertaking set out in the Second Schedule to the Assignment of Insurances; and

         (ii) in respect of each policy of insurance taken out pursuant to Clause 26 in the case of Operator Maintained Insurances the Borrower shall use reasonable efforts to procure that:

                  (a) the Facility Agent (as trustee for the Beneficiaries) is joined as an additional insured thereunder at the time of issue thereof (or, if already issued, as soon as practicable hereafter) and the interest of the Facility Agent (as trustee for the Beneficiaries) is duly noted and endorsed upon such policy;

                  (b) a loss payee clause in the form agreed by the Borrower and the Insurance Adviser is inserted in each such policy at the time of issue thereof (or, if already issued, as soon as practicable hereafter) and that such loss payee clause is not cancelled, varied or amended in any respect; and

                  (c) provisions are inserted in each such policy meeting in all respects all relevant provisions of the relevant forms of undertaking set out in the Second Schedule to the Assignment of Insurances.

27.3     The Borrower shall:

         (i) pay all premiums and other sums payable under each policy and any renewals thereof maintained pursuant to Clause 26 as required by the terms of each such policy or as is reasonably allocated to the Borrower in the case of the Group Insurances and shall, upon receipt of a written request from the Facility Agent (acting reasonably) to that effect, deliver to the Facility Agent evidence of such payment;

         (ii) deliver to the Facility Agent, as soon as reasonably practicable after such insurance is effected or renewed Certificates of Insurance or other evidence reasonably satisfactory to the Facility Agent that all the insurances required to be effected pursuant to Clause 26 are in force;

         (iii) ensure that any broker or agent through whom any insurance policy required to be effected or renewed under Clause 26 is effected or renewed (other than any Third Party Insurances and Operator Maintained Insurances) delivers to the Facility Agent an undertaking substantially in the form of Part I of the Second Schedule to the Assignment of Insurances as soon as reasonably practicable after each such insurance policy is effected or renewed;

         (iv) use reasonable efforts to procure that any broker or agent through whom Operator Maintained Insurances are effected or renewed delivers to the Facility Agent an undertaking substantially in the form of Part 2 of the Second Schedule of the Assignment of Insurances as soon as reasonably practicable after each such insurance policy is effected or renewed;

         (v) upon receipt of a written request from the Facility Agent to such effect, deliver to the Facility Agent and the Insurance Adviser such information as to the policies of insurance (or as to any matter which may be relevant to such insurances) maintained pursuant to Clause 26 as the Facility Agent may reasonably request;

         (vi) promptly upon becoming aware of the same, notify the Facility Agent and the Insurance Adviser of any insurance claim notified to the insurers thereof where the amount of such claim exceeds pound sterling 250,000 (in respect of the Borrower's percentage interest in the Britannia Field) (or its equivalent, on the date on which the claim is made, in the currency in which such claim is made) or such other amount as may, from time to time, be agreed between the Borrower and the Facility Agent (following consultation with the Insurance Adviser);

         (vii) ensure except in accordance with Clause 26.1(ii)(c) that no reductions in limits or coverage (including those resulting from extensions) or increases in deductibles, exclusions or exceptions shall be made to any insurance maintained pursuant to Clause 26, without the prior consent of the Facility Agent (following consultation with the Insurance Adviser) such consent not to be unreasonably withheld or delayed;

         (viii) not, at any time, do (or omit to do) or suffer or permit UTPH or any subsidiary of UTPH which maintains or has any interest in any Group Insurance (but not, save as provided below, any other person) to do (or omit to do) anything whereby any of the insurances maintained pursuant to Clause 26 may be rendered void, voidable, unenforceable, suspended or impaired in whole or in part or which may otherwise render any sum paid out under any such policy repayable in whole or in part; and

         (ix) take all actions which may be open to it under the Unit Operating Agreement, and of which it is aware or ought reasonably to be aware, to ensure that no insurance maintained pursuant to Clause 26 is rendered void, voidable, unenforceable, suspended or impaired in whole or in part or which may otherwise render any sums paid out under any such policy repayable in whole or in part by reason of any action or omission of the Operator or any other Britannia Coventurer.

27.4 If, at any time, and for any reason, any insurance required to be maintained under this Part 9 shall not be in full force and effect the Facility Agent shall be entitled (but not bound) on behalf of itself and on behalf of the Beneficiaries, to take out any such insurance in which case the Borrower shall, on demand by the Facility Agent, reimburse the Facility Agent in respect of any premiums or other costs and expenses incurred by the Facility Agent in relation to any such insurance, Provided that any such premium is on terms which are commercial and economic in the world wide insurance markets for energy risks and that such costs and expenses are reasonably incurred.

27.5 If by virtue of the Assignment of Insurances or the Facility Agent being named as an insured and loss payee, an underwriter or insurance company shall require the Facility Agent to execute payment on account forms or other similar documents in order for such underwriters or insurers to pay or settle any claim or loss insured under the Third Party Insurance or any claim or loss not insured by the insurance specified in the Eighth Schedule, the Facility Agent (as trustee for the Beneficiaries) shall promptly upon request by the Borrower or the Sponsor execute such document.

                                     PART 10

                                     DEFAULT

28.      EVENTS OF DEFAULT

28.1     If at any time:

         (i) the Borrower fails to pay any sum due from it under any Financing Agreement, the Unit Operating Agreement, the Transportation Agreement or any Gas Sales Agreement at the time, in the currency and in the manner specified therein and such failure is not remedied within five business days of the due date therefor; or

         (ii) any representation or warranty made or deemed to be made by the Borrower in any of the Financing Agreements or by the Sponsor in any of the UTPL Agreements is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated; or

         (iii)    (a)      the Borrower fails duly to perform or comply with its
                           obligations in Clauses 24(i)(a)(1), (3) or (6) or 24(iv);

                  (b) the Borrower fails duly to perform or comply with any of its obligations in Clauses 23(iv), 23(vi), 23(vii), 34 or 35 and, if capable of remedy, such failure is not remedied within five business days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such failure; or

                  (c) the Borrower fails duly to perform or comply with any of its obligations in Clauses 3, 23(xiii) or 24(i)(c) and, if capable of remedy, such failure is not remedied within ten days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such failure; or

                  (d) the Borrower fails duly to perform or comply with any of its obligations in Clauses 24(i)(b), 24(ii), 24(iii), 24(v), 24(vi), 25.2, 25.3 or 26.1 of this
                           Agreement, Clauses 4 or 6 of the Charge over
                           Accounts, Clauses 5, 8 or 11 of the Debenture or Clauses 4.1 or 5 of the Assignment of Insurances and, if capable of remedy, such failure is not remedied within fifteen days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such failure; or

                  (e) the Borrower fails duly to perform or comply with any of its obligations in Clauses 19, 20, 23(i), 23(ii), 23(iii), 23(v), 23(viii), 23(ix), 23(x), 23(xi),
                           23(xii), 23(xiv), 23(xv), 24(i)(a)(2), (4) or (5),
                           24(vii), 24(viii), 24(ix), 24(x), 24(xi), 24(xii),
                           24(xiii), 24(xiv), 24(xv) or 25.1 or any of its other obligations under Part 9 or any of its other obligations under any of the Security Documents and, if capable of remedy, such failure is not remedied within thirty days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such failure; or

                  (f) the Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Financing Agreements and, if capable of remedy, such failure is not remedied within sixty days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such failure; or

         (iv)     (a)      the Sponsor fails to pay any sum due from it under
                           any of the UTPL Agreements at the time, in the currency and in the manner specified therein and such failure is not remedied within thirty business days of the due date therefor; or

                  (b) the Sponsor fails duly to perform or comply with any other material obligation expressed to be assumed by it in any of the UTPL Agreements and, if capable of remedy, such failure is not remedied within fifteen days of the earlier of the date on which the Facility Agent gives notice thereof to the Sponsor and the date on which the Sponsor knew or received notice of such failure; or

                  (c) the Sponsor fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the UTPL Agreements and, if capable of remedy, such failure is not remedied within sixty days of the earlier of the date on which the Facility Agent gives notice thereof to the Sponsor and the date on which the Sponsor knew or received notice of such failure, unless, in the case of (b) or (c) above, (1) the Project Completion Date has occurred and (2) the Current Banking Case projects and estimates that the RTCR for each Calculation Date thereafter will be at least 1.35, as such Current Banking Case may be revised by the Technical Agents to take into account, for the purpose of calculating Forecast Net Cash Flow and the RTCRs thereunder, that the Borrower's liability for Project Taxes is the higher of (i) and (ii) as set out in the definition of Project Taxes in Clause 1.1; or

         (v) any indebtedness for borrowed money of the Borrower is not paid when due (or within any applicable grace period granted in the agreement, if any, evidencing the same), any indebtedness for borrowed money of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person) or any creditor of the Borrower becomes entitled to declare any indebtedness for borrowed money of the Borrower due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person); or

         (vi) any indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate which is due, or the applicable grace period for which expires, on any date before the Project Completion Date is not paid when due (or within any applicable grace period granted in the agreement, if any, evidencing the same), any indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate is declared to be or otherwise becomes due and payable prior to its specified maturity on any date before the Project Completion Date by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person) or any creditor of the Sponsor becomes entitled on any date before the Project Completion Date to declare any indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person); or

         (vii) the Borrower or the Sponsor is unable to pay its debts in general as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all of its indebtedness for borrowed money or makes a general assignment for the benefit of or a composition with its creditors; or

         (viii) any corporate action or other steps are taken or legal proceedings are started (or renewed after a stay) for the winding-up, and in the case of a petition for winding up is not discharged within 30 days, dissolution, administration or re-organisation (other than a solvent amalgamation or reorganisation which is, in the case of the Borrower only, on terms previously approved in writing by an Instructing Group) of the Sponsor or the Borrower or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Sponsor or the Borrower or of any or all of the revenues and assets of the Borrower or all or a substantial part of the revenues and assets of the Sponsor; or

         (ix) any execution, distress, attachment or legal process is levied, made or taken against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Borrower or the whole or any substantial part of the assets of the Sponsor and in either case is not discharged or stayed within 30 days; or

         (x) the Sponsor ceases to be the beneficial owner (whether directly or indirectly) of 100% of the issued share capital of the Borrower; or

         (xi) any event shall occur which gives reasonable grounds for belief that any of the Licences or the Unit Operating Agreement will be suspended, cancelled, revoked, surrendered or terminated (whether in whole or in part) or any part of the Britannia Unit Area will be surrendered pursuant to the terms of any of the Licences; or

         (xii) (a) any of the Licences or the Unit Operating Agreement is suspended, cancelled, revoked, surrendered or terminated (whether in whole or in part) or any part of the Britannia Unit Area is surrendered pursuant to the terms of any of the Licences, (b) any of the Licences, the Annex B Approval or the Unit Operating Agreement ceases to be in full force and effect, (c) any other consent, licence, approval, authorisation, registration or permit required for the development or operation in accordance with good and prudent oil and gas field practices of the Project is suspended, cancelled, revoked, surrendered or terminated or otherwise ceases to be in full force or effect or is amended or varied in such a way as to render further construction, development or operation of the Project in accordance with good and prudent oil and gas field practices impracticable or which otherwise has, or might reasonably be expected to have, a Material Adverse Effect and such state of affairs has continued unremedied for at least thirty days thereafter, (d) any of the Project Agreements is varied, amended or waived to an extent or in a manner which has, or might reasonably be expected to have, a Material Adverse Effect unless, in the case of an amendment to the price of Gas to be sold under any Gas Sales Agreement, the Current Banking Case, revised by the Technical Agents to take into account such amendment and any prepayment of the Loan made by the Borrower within thirty days of such amendment, variation or waiver, demonstrates that the RTCR for each Calculation Date thereafter will be at least
                  1.35 or (e) any of the Project Agreements (other than the Unit Operating Agreement or any Licence) is cancelled, suspended (other than by reason of force majeure, howsoever defined in such agreement), terminated or revoked (1) unless it is replaced within thirty days thereof by another Project Agreement containing substantially the same terms, which has been approved by an Instructing Group (such approval not to have been unreasonably withheld or delayed) and which is governed by English or Scottish law or (2) in the case of any Gas Sales Agreement, unless the aggregate Minimum Bill Quantity under each of the remaining Gas Sales Agreements is at least equal to the Minimum Volume or, if the same is less than the Minimum Volume, the Current Banking Case, revised by the Technical Agents, to take into account such cancellation, suspension, termination or revocation and any prepayment of the Loan made by the Borrower within 30 days of such breach or default, projects that the RTCR for each Calculation Date thereafter will be at least 1.35; or

         (xiii) any of the Security Documents is not, or ceases to be, in full force and effect or is, or becomes, invalid or the validity or applicability thereof to any sums expressed to be secured thereby is denied by or on behalf of the Borrower; or

         (xiv) the security constituted by any of the Security Documents becomes enforceable; or

         (xv) the Project Completion Date does not occur on or before 30th June, 1999 (unless the Project Completion Date has not then occurred by reason only of the Project Completion Test referred to in Part 6 of the Seventh Schedule having not been satisfied); or

         (xvi) the Loan is not repaid in full on or before the Final Maturity Date; or

         (xvii) the Current Banking Case demonstrates that the Borrower will not be able to pay all Pre-Completion Expenditure as the same falls due out of Pre-Completion Available Funding and, within thirty days of that Banking Case being adopted as the Current Banking Case pursuant to Clause 19, the Borrower has not arranged for such additional funding in accordance with paragraph (iv) of the definition of Pre-Completion Available Funding in Clause 1.1 to be available to it so that it will be able to pay all such Pre-Completion Expenditure as the same falls due; or

         (xviii) the Sponsor or the Borrower repudiates any of the Financing Agreements, the Project Agreements or the UTPL Agreements, or does or causes to be done any act or thing evidencing an intention to repudiate any of such documents unless (a), in the case of the repudiation or intended repudiation of any Gas Sales Agreement, the aggregate Minimum Bill Quantity under each of the remaining Gas Sales Agreements is at least equal to the Minimum Volume or, if the same is less than the Minimum Volume, the Current Banking Case, revised by the Facility Agent to take into account such repudiation or intended repudiation and any prepayment of the Loan made by the Borrower within 30 days of such repudiation or action evidencing an intended repudiation, projects that the RTCR for each Calculation Date thereafter will be at least 1.35 or (b) in the case of any repudiation or intended repudiation by the Borrower of any Project Agreement (other than the Unit Operating Agreement or any Licence) which is required for the construction, repair, or addition to any of the Britannia Field Facilities, such repudiation or intended repudiation is solely resultant upon the dissatisfaction of the Borrower (acting reasonably) with the performance by the counterparty to such agreement of its obligations thereunder; or

         (xix) any breach or default occurs of any of the Project Agreements or of any consent, licence, approval, authorisation, registration or permit (including the Annex B Approval) required for the development or operation in accordance with good and prudent oil and gas field practice of the Project which such breach or default has a Material Adverse Effect or might reasonably be expected to have a Material Adverse Effect unless (1) in the case of any breach or default under any Project Agreement (other than the Unit Operating Agreement or any of the Licences) which has or might reasonably be expected to have the result of the cancellation, termination, suspension, or revocation thereof, such agreement has been replaced within thirty days of such breach or default by another Project Agreement containing substantially the same terms, which has been approved by an Instructing Group (such approval not to be unreasonably withheld or delayed) and which is governed by English or Scottish law or (2), in the case of any breach or default by any buyer under any of the Gas Sales

                  Agreements, the Current Banking Case, revised by the Facility Agent to take into account such breach or default and any prepayment of the Loan made by the Borrower within 30 days of such breach or default, projects that the RTCR for each Calculation Date thereafter will be at least 1.35; or

         (xx) at any time it is or becomes unlawful for the Sponsor or the Borrower to perform or comply in any material respects with any or all of its obligations under any of the Financing Agreements, the Project Agreements or any of the obligations of the Sponsor or the Borrower thereunder are not or cease to be legal, valid and binding except in accordance with its terms or as otherwise contemplated by this Agreement; or

         (xxi) the Project, the Britannia Field Facilities or any substantial part thereof is abandoned without the prior written consent of an Instructing Group, the abandonment of which has or might reasonably be expected to have a Material Adverse Effect; or

         (xxii) any action, arbitration or administrative proceeding of or before any court or agency is started or threatened against the Borrower or the Sponsor and the same has, or, in the case of the Borrower, might reasonably be expected to have, or, in the case of the Sponsor, would have a Material Adverse Effect; or

         (xxiii) by or under the authority of any government, (a) the management of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of its business is wholly or partially curtailed, (b) all or a majority of the issued share capital of the Borrower is seized, nationalised, expropriated or compulsorily acquired or (c) the whole or any part of the Project Interest is seized, nationalised, expropriated or compulsorily acquired or any other event occurs which has an effect substantially similar thereto; or

         (xxiv) the Borrower's interest in the Project, the Licences or the Unit Operating Agreement is reduced and such reduction has, or might reasonably be expected to have, a Material Adverse Effect; or

         (xxv) the Borrower ceases to carry on the business it carries on at the date hereof; or

         (xxvi) any act, condition or thing required to be done, fulfilled or performed at any time in order (a) to permit the Borrower or the Sponsor lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by either of them in any of the Financing Agreements or the Project Agreements to which either is expressed to be a party, (b) to ensure that the obligations expressed to be assumed by the Borrower or the Sponsor in any of the Financing Agreements or the Project Agreements to which either of them is expressed to be a party are legal, valid and binding or (c) to make any of the Financing Agreements or the Project Agreements admissible in evidence in the United Kingdom is not done, fulfilled or performed; or

         (xxvii) all or a substantial part of (a) the Project or (b) all or a substantial part of each of the items listed at paragraphs (i) to (vi) in the definition of Britannia Field Facilities in Clause 1.1 is destroyed or damaged in any material respect unless the Borrower as soon as is reasonably practicable demonstrates to the satisfaction of an Instructing Group (acting reasonably) that the relevant part or parts of the Project or the Britannia Field Facilities will be fully and promptly reinstated and that the necessary resources (including any Insurance Proceeds) will be available to achieve such reinstatement and unless all such works as may be required for such reinstatement are diligently proceeded with (but not in such a way which would be contrary to good oil and gas field practices); or

         (xxviii) any further shares of the Borrower are issued (other than to the Sponsor) or any rights attaching to the Borrower's issued shares in existence at the date hereof are altered and such issue or alteration has not been irrevocably cancelled within thirty days of the earlier of the date on which the Facility Agent gives notice thereof to the Borrower and the date on which the Borrower knew or received notice of such issue or alteration, then, and in any such case and at any time thereafter the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the
Borrower:

         (a) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Facility Agent; and/or

         (b) declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Bank shall be reduced to zero,

and the Facility Agent shall be entitled to exercise any and all such rights as may be available to it under any of the Security Documents.

28.2 If, pursuant to Clause 28.1, the Facility Agent declares the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

         (i) call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

         (ii) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

28.3 Any sum which is received by the Facility Agent after the enforcement of any of the security created by or pursuant to any of the Security Documents or by any Receiver (as such term is defined in the Debenture) and is to be applied in or towards satisfaction of sums due and payable by the Borrower to any of the Beneficiaries under any of the Financing Agreements shall be applied by the Facility Agent:

         (i) first, in payment of all costs, charges, expenses and liabilities incurred by the Facility Agent and every Receiver, attorney, agent, delegate, sub-delegate or other person appointed by the Facility Agent under any of the Financing Agreements in the execution of any powers, authorities or discretions vested in it or him pursuant to the Financing Agreements;

         (ii) secondly, to the Beneficiaries in respect of any amount of interest (including default interest), fees and commissions arising under the Financing Agreements, pro rata in accordance with each Beneficiary's Relevant Interest Amount;

         (iii) thirdly, to the Beneficiaries in respect of any amount of principal or other amount arising under the Financing Agreements not falling within paragraph (ii) above, pro rata in accordance with each Beneficiary's Relevant Principal Amount; and

         (iv)     fourthly, to the Borrower.

28.4 For the avoidance of doubt, nothing in Clause 10.1 shall be construed so as to limit the recourse of any of the Beneficiaries to any of the assets or revenues of the Borrower (including, without limitation, all Project Receipts, any part of the Project Interest and any amount credited to any Project Account) by exercising their rights under the Financing Agreements on the terms and conditions contained therein.

29. DEFAULT INTEREST AND INDEMNITY

29.1 If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 31 or if any sum due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "UNPAID SUM") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 29) be selected by the Funding Agent.

29.2 During each such period relating thereto as is mentioned in Clause 29.1 an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of the Applicable Margin at such time, the Associated Costs Rate at such time in respect thereof and LIBOR on the Quotation Date therefor Provided that:

         (i) if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the sum from time to time of the Applicable Margin at such time, the Associated Costs Rate at such time in respect thereof and the rate per annum determined by the Funding Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent.) of the rates notified by each Bank to the Funding Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may reasonably select its portion of such unpaid sum for such period; and

         (ii) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Interest Period.

29.3 Any interest which shall have accrued under Clause 29.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other date or dates as the Funding Agent may reasonably specify by written notice to the Borrower.

29.4 If any Bank or the Funding Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of an Interest Period relating to that Advance, the Borrower shall pay to the Funding Agent on demand for the account of such Bank an amount equal to the amount (if any) by which (i) the additional interest (but excluding the Applicable Margin thereon) which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (ii) the amount of interest which in the opinion of the Funding Agent would have been payable to the Funding Agent on the last day of that Interest Period in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the date of such receipt or recovery (or, if such receipt or recovery was made after 3.00 p.m. on any day, on the business day following such the date of such receipt or recovery) and ending on the last day of that Interest Period.

29.5     The Borrower undertakes to indemnify:

         (i) each of the Beneficiaries against any cost, claim, loss, expense (including, without limitation, (a) at any time, any legal fees incurred by the Facility Agent and (b) at any time after any Event of Default has occurred which has not been remedied or waived (and only after such an Event of Default has occurred) any legal fees incurred by any other Beneficiary) or liability together with any VAT thereon, which any of them may sustain or incur as a consequence of the occurrence of any Potential Event of Default or Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in any of the Financing Agreements; and

         (ii) each Bank against any loss it may suffer as a result of its funding its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof.

29.6 Any unpaid sum shall (for the purposes of this Clause 29 and Clause 14.1) be treated as an advance and accordingly in this Clause 29 the term "Advance" includes any unpaid sum and the term "Interest Period", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 29.1.

                                     PART 11

                                    PAYMENTS

30.      CURRENCY OF ACCOUNT AND PAYMENT

30.1 Sterling is the currency of account and payment for each and every sum at any time due from the Borrower hereunder Provided that:

         (i) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

         (ii) each payment pursuant to Clause 12.2 or Clause 14.1 shall be made in the currency specified by the party claiming thereunder.

30.2 If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable hereunder or under such order or judgment into another currency (the "SECOND CURRENCY") for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

31.      PAYMENTS

31.1 On each date on which this Agreement requires an amount denominated in sterling to be paid by the Borrower or any of the Banks hereunder, the Borrower or, as the case may be, such Bank shall make the same available to the Funding Agent by payment in sterling and in immediately available, freely transferable cleared funds to such account of the Funding Agent with such bank in the United Kingdom as the Funding Agent shall from time to time have specified for this purpose.

31.2 If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in Clause 31.1, then the Borrower may agree with each or any of the Banks alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder Provided that, in the absence of any such agreement with any Bank, the Borrower shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement the Borrower and such Bank shall immediately notify the Funding Agent thereof and shall thereafter promptly notify the Funding Agent of all payments made direct to such Bank.

31.3 Save as otherwise provided herein, each payment received by the Funding Agent for the account of another person pursuant to Clause 31.1 shall:

         (i) in the case of a payment received for the account of the Borrower, be made available by the Funding Agent to the
                  Borrower:

                  (a) first, in or towards payment (for value the same day) of any amount due from the Borrower hereunder to the person from whom the amount was so received; and

                  (b) secondly, by transfer in the currency of receipt and for value the same day to the Account Bank for credit to the Proceeds Account; or

         (ii) in the case of any other payment, be made available by the Funding Agent, to the person for whose account such payment was received (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in London as such person shall have previously notified to the Funding Agent.

31.4 All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

31.5 Where a sum is to be paid hereunder to the Funding Agent for account of another person, the Funding Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Funding Agent together with an amount sufficient to indemnify the Funding Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum. Where the Funding Agent has made any sum available to the Borrower by transfer to the Proceeds Account in accordance with Clause 31.3(i)(b) and it proves to be the case that it had not actually received such sum, then, notwithstanding any other provision hereof, the Funding Agent shall be entitled to require the Account Bank to pay out of the amount standing to the credit of the Proceeds Account an amount equal to the sum so transferred together with accrued interest thereon and require the person to whom the money was paid to indemnify it as above.

31.6 The obligations of the Borrower under Clauses 30 and 31 are separate and continuing obligations and shall continue in full force and effect notwithstanding the termination of this Agreement for any reason whatsoever.

32.      SET-OFF

The Borrower authorises each Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with that Bank in satisfaction of any sum due and payable from the Borrower to such Bank under any of the Financing Agreements but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this Clause 32.

33.      REDISTRIBUTION OF PAYMENTS

33.1 If, at any time, the proportion which any Bank (a "RECOVERING BANK") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "RELEVANT PAYMENT") to be made under this Agreement by the Borrower for the account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "EXCESS AMOUNT") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

         (i) such Recovering Bank shall pay to the Funding Agent an amount equal to such excess amount;

         (ii) there shall thereupon fall due from the Borrower to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

         (iii) the Funding Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (i) above as if such amount had been received by it from the Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto.

33.2 If any sum (a "RELEVANT SUM") received or recovered by a Recovering Bank in respect of any amount owing to it by the Borrower becomes repayable and is repaid by such Recovering Bank, then:

         (i) each Bank which has received a share of such relevant sum by reason of the implementation of Clause 33.1 shall, upon request of the Funding Agent, pay to the Funding Agent for the account of such Recovering Bank an amount equal to its share of such relevant sum; and

         (ii) there shall thereupon fall due from the Borrower to each such Bank an amount equal to the amount paid out by it pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

                                   PART 12

                               PROJECT ACCOUNTS

34       THE PROJECT ACCOUNTS

34.1 An account, in the name of the Borrower and designated "Union Texas Britannia Limited - Proceeds Account" and numbered 25661361 has been opened on the books of the Account Bank at its office in London at 64 Knightsbridge, London SW1X 7LG. The Facility Agent, the Account Bank and the Borrower agree that, at such time as the Facility Agent and the Borrower reasonably consider it to be appropriate, further accounts respectively designated "Union Texas Britannia Limited - Insurance Account" and "Union Texas Britannia Limited - VAT Account" shall be opened on the books of the Account Bank at such office in London. In respect of each of the Project Accounts:

         (i) the Account Bank shall (on instructions from the Borrower) from time to time sub-divide the Project Accounts into such sub-accounts as may be appropriate for the purposes hereof;

         (ii) the Project Accounts shall be maintained at the Account Bank in accordance with the terms of this Agreement and its usual practices;

         (iii) if at any time the Account Bank retires pursuant hereto, then there shall be opened on the books of its successor's principal office in London such accounts and the retiring Account Bank shall transfer to the credit thereof any amount standing to the credit of the relevant accounts opened by it as provided above together with any accrued interest thereon; and

         (iv) save as may be agreed by the Borrower, the Facility Agent and the Account Bank each account shall be maintained in sterling Provided that the Proceeds Account shall be sub-divided so that it has a dollar sub-account.

34.2 It is hereby agreed that, save as otherwise provided in any of the Security Documents:

         (i) the Borrower shall credit, and shall procure that there is credited, to the Project Accounts all such amounts as are required pursuant to this Agreement to be so credited and ensure that such other credits are made thereto as are required to be made pursuant to any provision of any other Financing Agreement; and

         (ii) the Account Bank shall credit the Project Accounts with such amounts as are required pursuant to this Agreement to be so credited and make such other credits thereto as the Account Bank is required to make pursuant to any provision of any other Financing Agreement.

34.3 Each amount from time to time standing to the credit of the Project Accounts shall bear interest at such rate as may from time to time be agreed between the Borrower and the Account Bank or, if no such rate is agreed for any period, at the Account Bank's overnight rate for call deposits from time to time, such interest to be credited to the relevant Project Account at such time or times as may be agreed from time to time between the Borrower and the Account Bank or, failing agreement, in arrears on the last business day of each successive period of one month and on the date on which the relevant Project Account is closed.

34.4 The Account Bank hereby agrees that any deposit made with it in any Project Account shall be subject to the provisions of this Clause 34 and in addition waives any lien or right of set-off or counterclaim which it may have from time to time over any Project Account, the amount of such deposit or any interest accrued thereon from time to time. The Account Bank shall, in relation to the Project Accounts, act in accordance with the instructions of the Borrower (subject to Clauses 34.17 and 34.18) Provided that such instructions were given expressly in accordance herewith or to the extent specified in any of the Financing Agreements.

34.5 The Borrower agrees that it shall make such payments out of the Project Accounts as required by and in accordance with this Agreement but subject always to Clause 34.17. Save as otherwise provided herein, the Borrower shall not make any payment out of the amount standing to the credit of any of the Project Accounts.

34.6     The Borrower shall:

         (i) use all reasonable endeavours to ensure that all Project Receipts (other than any Insurance Proceeds) are paid directly into the Proceeds Account, and shall ensure that all such amounts which are not paid directly into the Proceeds Account are paid into the Proceeds Account immediately upon their receipt by or on behalf of the Borrower;

         (ii) use all reasonable endeavours to ensure that all Insurance Proceeds (excluding the proceeds due to be paid out to a third party or to the Borrower or the Sponsor as reimbursement for the amounts which it has paid out against delivery to the Facility Agent of a copy of the third party claim settled by it in each case in settlement of claims or expenses related thereto in respect of any third party liability and excluding any proceeds properly payable by the insurers directly to the Operator under the terms of the relevant policy) are paid directly into the Insurance Account and shall ensure that all such proceeds not so paid directly are paid into the Insurance Account immediately upon their receipt by or on behalf of the Borrower;

         (iii)    use all reasonable endeavours to ensure that:

                  (a) any amount payable by any person to the Borrower which represents VAT chargeable in respect of any supply made or to be made by the Borrower in consideration (in whole or in part) for any Project Receipt; and

                  (b) any amount payable (or repayable) by H.M. Customs & Excise to the Borrower in respect of VAT input tax incurred by the Borrower,

                  ("VAT RECEIPTS") are paid directly into the Proceeds Account and shall ensure that all VAT Receipts which are not paid directly into the Proceeds Account are paid into the Proceeds Account immediately upon their receipt by or on behalf of the Borrower and on the last business day of each calendar month the Borrower shall request the Account Bank to transfer an amount equal to all VAT Receipts received into the Proceeds Account during that calendar month into the VAT Account and the Account Bank shall make such transfer promptly upon such request;

         (iv) ensure that, save where specifically provided to the contrary in any Financing Agreement, all amounts payable to it under any UTPL Agreement or in respect of Subordinated Debt are paid directly into the Proceeds Account;

         (v) ensure that all Insurance Proceeds due to be paid out to a third party in settlement of claims in respect of any third party liability are, to the extent received by the Borrower, paid promptly to the third party upon settlement or final determination of any such claim;

         (vi) to the extent that any amount is paid into the Proceeds Account in dollars it shall be credited to the dollar sub-account thereof and the Borrower shall, to the extent that any such amount is (or when aggregated with any other amounts then standing to the credit of such account is) in excess of US$500,000 promptly thereafter convert such excess amount into sterling pursuant to a spot currency exchange transaction, shall apply any such dollar amount in satisfaction of its liability under such transaction immediately upon the same becoming due and payable and shall ensure that the sterling proceeds of such transaction shall be credited to the Proceeds Account upon their being paid; and

         (vii) to the extent that it is required to satisfy any Permitted Expenditure then due and payable in dollars, be entitled to withdraw amounts from the Proceeds Account and convert the same into dollars pursuant to a spot currency exchange transaction and shall ensure that the dollar proceeds of such transaction are paid to the relevant third party immediately upon their being paid.

34.7     If:

         (i)      any amounts mentioned in paragraphs (i), (ii), (vi), (vii) or
                  (x) of the definition of Project Receipts in Clause 1.1 have been paid into the Proceeds Account prior to the Project Completion Date then such amounts may, at the Borrower's option, be released therefrom to meet any Permitted Expenditure upon the same becoming due and payable by the Borrower prior to the Project Completion Date; or

         (ii) any amounts are credited to the Proceeds Account which represent the proceeds of any Advance made hereunder, then such amounts may be released to meet items and expenditure specified in Clause 3 and, to the extent that such proceeds have been drawn for general corporate purposes pursuant to Clause 3.2(ii), notwithstanding Clause 34.13(i), such proceeds may be applied on such date to fund intra-group loans to the Sponsor or to pay to the Sponsor fees accrued under the Administrative Services Agreement prior to the Project Completion Date,

Provided that no amount may be released from the Proceeds Account
(notwithstanding (i) or (ii) above) if any Event of Default has occurred or would occur in consequence of making such release.

34.8 The Borrower may, from time to time, instruct the Account Bank to release to the Sponsor any amount then standing to the credit of the Proceeds Account (all amounts released pursuant to this Clause 34.8 being "SPECIAL SPONSOR PAYMENTS"). Subject to Clauses 34.17 and 34.18, the Account Bank will make such payment from the Proceeds Account if and only if on the date for payment thereof the following conditions are satisfied and the Facility Agent has not notified it to the contrary (which it will do only if any such condition is not satisfied):

         (i) the Banking Case delivered pursuant to Clause 19.1(i) and each Current Banking Case thereafter projects and estimates that the RTCR in respect of any Calculation Date is or will be equal to or greater than 1.35;

         (ii) no Event of Default or Potential Event of Default has occurred or would occur as a result of such payment from the Proceeds Account;

         (iii)    the Project Completion Date has occurred;

         (iv) all indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate has been paid when due (or within any applicable grace period granted in the agreement, if any, evidencing the same), no indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate has been declared to be or otherwise has become due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person) and no creditor of the Sponsor has become entitled to declare any indebtedness for borrowed money of the Sponsor in excess of pound sterling 10,000,000 (or its equivalent) in the aggregate due and payable prior to its specified maturity by reason of the happening of a default or event of default (howsoever described and whether or not involving culpability on the part of any person); and

         (v) the most recent UTPL Credit Test to have been carried out pursuant to Clause 36.3 has been satisfied.

34.9     If, at any time, any of the conditions specified in Clause 34.8(i),
(ii), (iii), (iv) or (v) are not or cease to be satisfied, then the Borrower shall immediately pay, or ensure that there is immediately paid, to the Account Bank for credit to the Proceeds Account an amount equal to the aggregate of all Special Sponsor Payments at any time paid out by the Account Bank from the Proceeds Account which Special Sponsor Payments have not been applied or distributed by the Borrower to pay the types of items specified in Clause 34.10.

34.10 Subject to Clauses 34.11, 34.17 and 34.18, the Borrower may from time to time instruct the Account Bank to pay amounts out of the Proceeds Account to the extent that the same are to be applied or distributed to pay (and in the case of the payment of obligations, such obligations shall be paid in a timely manner):

         (i) Permitted Expenditure, taxes and any other item of expenditure specified in Clause 3.1 in each case then due and payable and not being an amount which might otherwise be satisfied by a payment out of the Insurance Account as contemplated by Clause 34.15;

         (ii) any amounts of principal, interest, fees, commissions, costs or expenses due and payable under any of the Financing Agreements; or

         (iii) subject to Clause 34.13, any dividend or distribution to its shareholders or any principal, interest or other amount then due and payable in respect of Subordinated Debt, payments to the Sponsor under the Administrative Services Agreement or any intra group loan to the Sponsor (but excluding, for the avoidance of doubt, any Special Sponsor Payments) Provided that after such payment an amount remains credited to the Proceeds Account which is equal to the amount at which the Operating and Financing Costs Reserve will then be Fully Funded,

Provided that the Borrower may not give any instruction to the Account Bank to release any amount specified in Clause 34.10 (i) if the amount of all such expenditure already incurred by the Borrower during the then current Semi-Annual Cash Flow Period exceeds 120% of the amount of such expenditure projected and estimated in the Current Banking Case to be expended by the Borrower during such Semi-Annual Cash Flow Period unless the Borrower has delivered to the Facility Agent a certificate of a duly authorised officer of the Borrower confirming that the expenditure which the Borrower wishes to pay is properly due and payable and the Facility Agent has confirmed to the Account Bank that it has approved the expenditure so certified (such approval not to be unreasonably withheld or delayed).

34.11    No payment may be made from the Proceeds Account in respect of Clause
34.7 or 34.10 (unless otherwise agreed by an Instructing Group) if:

         (i) any Event of Default has occurred or would occur in consequence of the making of such payment out; or

         (ii) the Project Completion Date has not occurred and the Pre-Completion Available Funding is zero.

34.12 Notwithstanding any provision to the contrary in any Financing Agreement, no amount may be released from any Project Account if such release would result in a debit balance appearing on such Project Account.

34.13    (i)      The Borrower shall only pay dividends or other distributions to its members, pay or repay any interest or other amount in respect of, or any amount of, Subordinated Debt, pay any amount to the Sponsor under the Administrative Services
                  Agreement (but subject to Clause 34.7(ii)) or pay any intra-group loans to the Sponsor (but subject to Clause
                  34.7(ii)) on a Repayment Date and only to the extent that after such payment the Operating and Financing Costs Reserve will be Fully Funded.

         (ii) The Borrower may only declare and pay dividends or distributions to its members in cash.

34.14 Where two or more payments fall to be made by the Borrower on the same business day either (i) out of amounts credited to the Proceeds Account or (ii) out of any other funds then available to the Borrower (other than funds contained in any other Project Account) and the amount so credited to the Proceeds Account or, as the case may be, then available to the Borrower is insufficient to discharge all such payments such amount shall be applied in satisfying the following payment obligations of the Borrower in the following order of priority (subject to Clause 34.18):

         (i) first, amounts payable in respect of Abandonment Costs, Capital Expenditure, GSA Refunds, Insurance Costs, Operating Costs, Overlifting Costs, Royalties, Transportation Costs, Trust Fund Costs or any tax liability of the Borrower to the extent that the same has fallen due for payment and (except in the case of amounts payable to the Sponsor in respect of Insurance Costs after the Project Completion Date) is payable to or for the account of a person other than the Sponsor, UTPH or any subsidiary of the Sponsor or UTPH pari passu with any transfer to the VAT Account required to be made pursuant to Clause 34.6(iii);

         (ii) secondly, amounts due and payable in respect of costs and expenses, fees, commissions and interest arising under this Agreement or any of the Security Documents;

         (iii) thirdly, amounts not falling within paragraph (ii) above and due and payable under any Hedging Agreement Provided that if an Event of Default has occurred then any amount due and payable under a Hedging Agreement (other than an amount payable thereunder which is referred to in paragraph (iv) below) shall be made pari passu with amounts payable under paragraph (ii) above;

         (iv) fourthly, amounts not falling within paragraphs (ii) or (iii) above and due and payable to any of the Beneficiaries under any of the Financing Agreements (which, for the avoidance of doubt, shall include principal amounts of the Loan falling due for repayment) pari passu with, but only if an Event of Default shall have occurred, any amount payable under a Hedging Agreement pursuant to any close out or termination provision thereof and which is based on the marked to market value of such Hedging Agreement;

         (v) fifthly, if on any date the Operating and Financing Costs Reserve is not Fully Funded, amounts required to be paid so that such reserve shall be Fully Funded thereafter; and

         (vi) sixthly, amounts due and payable to the Sponsor by way of dividend or distribution, or by way of the repayment or payment of interest, principal or other amounts in respect of Subordinated Debt, payments to the Sponsor under the Administrative Services Agreement or by way of intra-group loans to the Sponsor or payments to UTPH or any of its subsidiaries in respect of a transaction permitted by Clause 24(xiii)(b)), in each case as permitted by the terms of the Financing Agreements.

34.15 Subject to Clause 34.17 and 34.18 and provided that no Event of Default has occurred or will occur in consequence of making such payment out, the Borrower may instruct the Account Bank to pay out of the amount standing to the credit of the Insurance Account amounts to be applied against the following items in the following circumstances:

         (i) in the case of moneys representing the Insurance Proceeds in respect of loss or damage to any part of the Project Interest (and to which neither of (ii) or (iii) below apply), in repair, replacement or rectification of the asset lost or damaged save where the Current Banking Case, revised by the Facility Agent to take into account, for the purpose of calculating Forecast Net Cash Flow, Permitted Expenditure and the RTCRs thereunder, the expenditure payable in respect of such loss and any Insurance Proceeds paid in respect of it, projects and estimates that the RTCR for any Calculation Date thereafter will be less than 1.35, in which case the Account Bank shall retain such moneys in the Insurance Account pending the instructions of the Facility Agent as to their application;

         (ii) in the case of moneys representing Insurance Proceeds where the Sponsor had, prior to such proceeds being paid by the insurers, paid (or provided the Borrower with funds to pay) for the repair, replacement or rectification of that part of the Project Interest which was lost or damaged, in reimbursing the Sponsor for any such payment; and

         (iii) in the case of moneys representing Insurance Proceeds where the Banks had advanced amounts hereunder to the Borrower, prior to such proceeds being paid, and which advances were applied in repairing, replacing or rectifying any part of the Project Interest which was lost or damaged, such moneys shall be retained by the Account Bank in the Insurance Account pending the instructions of the Facility Agent as to their application,

         Provided that prior to any such payment being made from the Insurance Account the Account Bank may seek confirmation from the Facility Agent that the relevant payment falls under paragraphs (i), (ii) or (iii) above and the Facility Agent shall give such confirmation as soon as is practicable after such request if such shall be the case.

34.16 The Borrower may request the Account Bank to release any amount standing to the credit of the VAT Account at any time Provided that at the time of such release each of the conditions specified in Clause 34.8 (i), (ii),
(iii), (iv) and (v) are satisfied and the Facility Agent has not notified it to the contrary (which it will only do if any such condition is not satisfied). If any such condition ceases to be satisfied the Borrower shall immediately pay, or ensure that there is immediately paid to the Account Bank for the credit of the VAT Account an amount equal to all amounts at any time paid out from the VAT Account which amounts have not been applied by the Borrower in satisfaction of its VAT Obligations (as defined below) and thereafter the Borrower may only request the Account Bank to release any amount standing to the credit of the VAT Account in order to meet obligations of the Borrower to pay VAT (a "VAT OBLIGATION") (whether to a third party in respect of any supply of goods or services made to the Borrower in respect of which supply VAT is chargeable at a positive rate and in respect of which VAT the Borrower has agreed to pay such third party a sum equal to such VAT in addition to the consideration for the said supply or to H.M. Customs & Excise) and the Account Bank will release any amount so requested Provided that the Account Bank has not been notified by the Facility Agent that an Event of Default has occurred or will occur in consequence of making such payment out.

34.17 In order for a withdrawal to be made by the Borrower, the Borrower shall, not later than 10 a.m. on the business day prior to the proposed date of the withdrawal, give the Account Bank a notice of withdrawal, in such form as the Account Bank and the Borrower may from time to time agree. The proposed date for withdrawal stipulated in such notice shall be a business day.

34.18 The Account Bank shall, at any time after the notification to it by the Facility Agent of the occurrence of an Event of Default and until such time as it is notified by the Facility Agent that such Event of Default has ceased or been waived by the Banks:

         (i) not be obliged to act on the instructions of the Borrower pursuant to this Clause 34 in relation to any sums at such time standing to the credit of the Accounts; and

         (ii) (subject to Clause 28.3) be entitled to pay to the Facility Agent any sums standing to the credit of the Project Accounts for application by the Facility Agent in or towards the payment and discharge of any amounts owing to the Beneficiaries under the Financing Agreements as the Facility Agent thinks fit.

34.19 Subject as provided in the Charge over Accounts, the Account Bank shall, at the request of, and against payment of its reasonable costs by, the Borrower (or any other person or persons entitled thereto) made on or after the Discharge Date, close the Project Accounts and pay any amount standing to the credit thereof to the Borrower (or such other person or persons entitled thereto).

35.      AUTHORISED INVESTMENTS

35.1 The Borrower may invest in Authorised Investments from time to time, subject as provided in this Agreement, by utilising any amounts (and only such amounts) standing to the credit of the Proceeds Account, in each case as may be prudent in accordance with the following provisions of this Clause 35.

35.2     All Authorised Investments will be:

         (i)      made in the name of the Account Bank; or

         (ii) in the name of the Borrower, but only if such Authorised Investment is with a Finance Party or with any other bank who has agreed, in a form acceptable to the Facility Agent, that:

                  (a) such Authorised Investment is held to the order of the Account Bank (but subject to the terms of the Debenture) and that, unless the Facility Agent has notified the relevant bank that an Event of Default has occurred and has demanded delivery, any payment in respect of the Authorised Investment shall be remitted (in full and without any deduction, withholding or retention of any kind) to the Account Bank (who shall credit such payment to the relevant Project Account);

                  (b) such Authorised Investment is subject to the encumbrances created by the Security Documents; and

                  (c) it will not exercise, and will hold the Authorised Investment free of, any encumbrance, right of set-off, counterclaim or other interest which it may have.

Each Finance Party acknowledges that any Authorised Investment made with it is made on the above terms. Subject to this Clause 35 and the Security Documents, the Account Bank agrees to act on the instructions of the Borrower in relation to all its dealings relating to Authorised Investments but without the Account Bank in any way being, or being deemed to be, the agent of the Borrower.

35.3 The Borrower will procure that a prudent spread of Authorised Investments is maintained at all times with tenors which coincide with Repayment Dates in respect of amounts due to be paid on such dates in repayment of the Loan. The Borrower will match the maturities of the Authorised Investments made out of moneys standing to the credit of the Proceeds Account, having regard to the availability of Authorised Investments which are readily marketable, and shall liquidate (or procure that there are liquidated) Authorised Investments to the extent necessary, for the purposes of payment of any amount due under the Financing Agreements and the Project Agreements.

35.4 All documents of title or other documentary evidence of ownership with respect to Authorised Investments made out of the Proceeds Account will be held in the custody of the Account Bank and, if any such document or other evidence comes into the possession or control of the Borrower, it shall procure that the same is delivered to the Account Bank immediately. The Account Bank shall hold all of the above subject to the security created or evidenced by the Security Documents.

35.5 The Borrower shall at all times indemnify and keep indemnified the Account Bank fully and effectively from and against all liabilities, costs and expenses which the Account Bank may incur by reason of the proper acquisition, holding, disposal or realisation of any Authorised Investment including any liability incurred as a result of any action described in Clause 35.9 except for any wilful default or gross negligence in its dealings with any Authorised Investments.

35.6 Upon the realisation of any investment made under this Clause 35, the proceeds of realisation shall immediately be credited directly to the Proceeds Account or immediately invested in another Authorised Investment.

35.7 If any Authorised Investment ceases to be an Authorised Investment, the Borrower will as soon as reasonably practicable after becoming aware of that fact (and in no event more than five business days after that time) notify the Facility Agent of that fact and promptly, if so required by the Facility Agent after consultation with the Borrower, instruct the Account Bank to immediately replace the relevant investment by an Authorised Investment or by cash.

35.8 Subject to Clause 35.9, any reference in this Agreement to the balance standing to the credit of the Proceeds Account will be deemed to include a reference to the Authorised Investments in which all or part of such balance is for the time being invested. In the event of any dispute as to the value of any Authorised Investment for the purpose of determining the amount deemed to be standing to the credit of the Proceeds Account pursuant to this Clause 35.8, that value shall be determined by the Facility Agent (acting reasonably). Any interest or other income paid in respect of any Authorised Investment will be paid to the Proceeds Account in accordance with Clause 34.

35.9 If the amount standing to the credit of the Proceeds Account (excluding for this purpose any amount deemed to be included pursuant to Clause 35.8) is insufficient to make a payment under the Financing Agreements or in respect of Permitted Expenditure or taxes when due out of the Proceeds Account, the Facility Agent is hereby authorised, in its discretion and without any liability for loss or damage incurred by the Borrower as a result of its so doing, to require the Account Bank or, as the case may be, the Borrower to sell or otherwise realise or to enter into any exchange transaction with respect to, any Authorised Investment made out of moneys standing to the credit of the Proceeds Account to the extent that it appears to the Facility Agent to be necessary for the payment of any amount due under the Financing Agreements or in respect of Permitted Expenditure or taxes which could not otherwise be paid out of the cash balance standing to the credit of the Proceeds Account, all costs and expenses incurred thereby being for the account of the Borrower.

35.10 Not later than ten business days after the end of each calendar month beginning with the month in which an Authorised Investment is first made on behalf of the Borrower, the Borrower will deliver to the Facility Agent a schedule of the investments made, realised or liquidated during that month in respect of the Proceeds Account, in such detail as the Facility Agent may reasonably require. The Facility Agent shall be entitled to require the liquidation of any investment which is not an Authorised Investment immediately upon notice to that effect being given by the Facility Agent to the Borrower.

35.11 Not later than ten business days after the end of each financial quarter, beginning with the first financial quarter ending after the making of the first Authorised Investment made on behalf of the Borrower, the Facility Agent will deliver to the Banks a schedule of the Authorised Investments as at the end of such quarter, in such detail as an Instructing Group may reasonably request.

36.      UTPL CREDIT TEST

36.1 For any purposes of the Financing Agreements the UTPL Credit Test will have been satisfied if both the following tests are satisfied as at the date on which any provision of any Financing Agreement required it to be satisfied but by reference to the most recent audited annual financial statements of the Sponsor or, in the case of (i) below only, the most recent unaudited semi-annual financial statements of the Sponsor, whichever is the most recent:

         (i) Consolidated Debt of the Sponsor on the relevant 30 June or 31 December must not exceed 3.75 times the Discretionary Cash Flow of the Sponsor for the twelve month period ending on the relevant 30 June or 31 December; and

         (ii) the SEC Value of the Sponsor must be at least pound sterling 250,000,000.

36.2 The expressions used in this Clause 36 shall be construed in accordance with generally accepted accounting principles in the United Kingdom (as used in the Sponsor's most recent audited annual, or unaudited semi-annual, financial statements) but so that:

         "DISCRETIONARY CASH FLOW" means, in respect of any period, an amount equal to (i) the "Profit For The Financial Year" of the Sponsor and its subsidiaries for such period, as defined in the Consolidated Profit and Loss Account of the Sponsor and its subsidiaries for such period in the most recent annual or semi-annual consolidated financial statements of the Sponsor and its subsidiaries, prepared in accordance with generally accepted accounting principles in the United Kingdom and on substantially the same basis as the same appears in the Consolidated Profit and Loss Account of the Sponsor and its subsidiaries for the year ended 31 December 1994 plus (ii) any depreciation incurred by the Sponsor or any of its subsidiaries during such period, (iii) any dismantlement provision made by the Sponsor or any of its subsidiaries during such period, (iv) any exploration expenses incurred by the Sponsor or any of its subsidiaries during such period, (v) any deferred taxes incurred by the Sponsor or any of its subsidiaries during such period, plus or minus (vi) any loss incurred or gain made (respectively) on disposals of any tangible assets (as permitted pursuant to the Financing Agreements), plus or minus (vii) any gain made or loss incurred from extraordinary items, changes in accounting policies, or non-cash non-recurring items, but minus (viii) dividends on preferred stock paid during such period by the Sponsor, or any of its subsidiaries (each of (ii), (iii), (iv), (v), (vi), (vii) and
         (viii) as set out in the Notes in the most recent annual or semi-annual consolidated financial statements of the Sponsor and its subsidiaries, prepared in accordance with generally accepted accounting principles in the United Kingdom and on substantially the same basis as the same appears in the Consolidated Profit and Loss Account of the Sponsor and its subsidiaries for the year ended 31 December 1994) and minus (ix) any amount receivable by the Sponsor in accordance with any of the Financing Agreements (including any payments to the Sponsor out of the Proceeds Account);

         "CONSOLIDATED DEBT" means the aggregate of all indebtedness for borrowed money of the Sponsor and all of its subsidiaries (excluding the Borrower) owed to any person other than indebtedness for borrowed money owed by the Sponsor to any of its subsidiaries or owed by any of the Sponsor's subsidiaries to the Sponsor or to any other subsidiary of the Sponsor; and

         "SEC VALUE" means an amount equal to the "standardized measure of discounted future net cash flows" for the Sponsor as set forth in the Form 10-K of UTPH as of 31 December of each year.

36.3 Unless specified otherwise in any Financing Agreement the Sponsor must have satisfied the UTPL Credit Test on each Calculation Date, it being understood and agreed that a failure to satisfy such credit test does not by itself constitute an Event of Default or a breach of this Agreement.

                                     PART 13

                            FEES, COSTS AND EXPENSES

37.      FEES

37.1 The Borrower shall pay to the Funding Agent for account of each Bank a commitment commission on the amount of such Bank's Available Commitment from day to day during the period beginning on the date hereof and ending on the day on which such Bank's Available Commitment is reduced to zero, such commitment commission to be calculated at the rate of zero point three five per cent. (0.35%) per annum and payable in arrear on the last day of each successive period of three months which ends during such period and on the day on which such Bank's Available Commitment is reduced to zero.

37.2 The Borrower shall pay to the account of each of Chemical Bank, NationsBank, N.A. (Carolinas) and National Westminster Bank Plc the arrangement and underwriting fees specified in the Arrangement/Underwriting Fees Letters at the times, and in the amounts, specified in such letters.

37.3 The Borrower shall pay to each of the Technical Agents for their own account the technical agent fees specified in the Technical Agents Fee Letters at the times, and in the amounts, specified in such letter.

37.4 The Borrower shall pay to the Facility Agent for its own account the facility agent fees specified in the Facility Agent Fee Letter at the times, and in the amounts, specified in such letter.

37.5 The Borrower shall pay to the Funding Agent for its own account the funding agent fees specified in the Funding Agent Fee Letter.

38.      COSTS AND EXPENSES

38.1 The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent for all reasonable legal fees together with any VAT thereon incurred by it before the first Advance is made hereunder in connection with the review of the Project Agreements, the negotiation, preparation and execution of the Financing Agreements and the completion of the transactions therein contemplated, the preparation of the Information Memorandum and the taking of any new security, or the preservation of existing security, in accordance with Clause 25.

38.2 The Borrower shall, from time to time on demand of the Facility Agent, reimburse each of the Account Bank, the Agents, the Arranger and the Co-Arrangers for all reasonable costs and expenses (excluding legal fees) together with any VAT thereon incurred by them in connection with the review of the Project Agreements, the negotiation, preparation and execution of the Financing Agreements and the completion of the transactions therein contemplated, the preparation of the Information Memorandum and the taking of any new security, or the preservation of existing security, in accordance with Clause 25.

38.3 The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent for all costs and expenses (including, without limitation, legal fees) together with any VAT thereon incurred by it in or in connection with the preservation and/or enforcement of any of the rights, and/or exercise of any discretions on the part of, any of the Beneficiaries under the Financing Agreements or any of them.

38.4 The Borrower shall, from time to time on demand of the Facility Agent, reimburse the Beneficiaries and each of them for all costs and expenses (including, without limitation, legal fees) together with any VAT thereon incurred at any time after an Event of Default has occurred, which has not been remedied or waived, in or in connection with the preservation and/or enforcement of any of the rights, and/or the exercise of any discretions on the part of, any of the Beneficiaries under the Financing Agreements or any of them.

38.5 The Borrower shall pay all stamp, registration and other taxes to which any Financing Agreement or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Beneficiaries against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

38.6 The Borrower shall, from time to time on demand of the Facility Agent, reimburse each Agent for all properly incurred fees, costs and expenses (together with any VAT thereon) of:

         (i) any Independent Engineers appointed hereunder paid out by it in connection with the obtaining of any of the reports (or any verification or updates thereof) delivered pursuant to Part 7;

         (ii)     any Independent Expert appointed hereunder paid out by it; or

         (iii) any Insurance Adviser appointed hereunder paid out by it in connection with Part 9.

38.7 If the Borrower fails to perform any of its obligations under this Clause 38, each Bank shall, in the proportion borne by its share of the Loan (or, if no Advances have been made, its Available Commitment) to the amount of the Loan (or, if no Advances have been made, the Available Facility) for the time being (or, if the Loan has been repaid in full, immediately prior to the final repayment thereof), indemnify the relevant Agent and/or the Account Bank, against any loss incurred by it as a direct result of such failure and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 38.7.

                                     PART 14

                                AGENCY PROVISIONS

39.      THE AGENTS, THE ARRANGER, THE CO-ARRANGERS AND THE FINANCE PARTIES

39.1     (i)      The Arranger, the Co-Arrangers, the Funding Agent, the
                  Technical Agents, the Account Bank and each Finance Party hereby appoints the Facility Agent to act as its agent in connection with the Financing Agreements and authorises the Facility Agent:

                  (a) to exercise such rights, powers, authorities and discretions as are specifically delegated to such Agent by the terms thereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto; and

                  (b) to execute on its behalf each of the Security Documents, the Sponsor Direct Agreement and any other document required to be entered into by the Facility Agent on its behalf in connection herewith provided that such document has been approved in writing by the relevant Beneficiary.

         (ii) The Arranger, the Co-Arrangers, the Facility Agent, the Technical Agents, the Account Bank and each Finance Party hereby appoints the Funding Agent to act as its agent in connection with the Financing Agreements and authorises the Funding Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to such Agent by the terms thereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

39.2     Each Agent may:

         (i)      assume that:

                  (a) any representation made by the Borrower in connection with the Financing Agreements is true;

                  (b) no Event of Default or Potential Event of Default has occurred;

                  (c) neither the Sponsor nor Borrower is in breach of or default under its obligations under any of the Financing Agreements; and

                  (d) any right, power, authority or discretion vested herein upon an Instructing Group, the Finance Parties or any other person or group of persons has not been exercised,

                  unless and until it has, in its capacity as agent under the Financing Agreements, acquired actual knowledge or received express notice to the contrary;

         (ii) assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until, in the case of the Facility Agent it has received from such Bank (a copy of which the Facility Agent shall send to the Borrower and each of the other Agents) a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

         (iii) assume that all the conditions for the making of any payment out of the amount standing to the credit of any Project Account which are specified in any of the Financing Agreements have been satisfied, unless it has actual knowledge or actual notice to the contrary;

         (iv) engage and pay for the advice or services of any lawyers, accountants, engineering consultants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

         (v) rely as to any matters of fact which are or might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

         (vi) rely upon any communication or document believed by it to be genuine;

         (vii) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

         (viii) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including, without limitation, legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

39.3     The Facility Agent shall:

         (i) promptly inform each Finance Party of the contents of any notice or document received by it from the Borrower under any Financing Agreement in its capacity as agent thereunder;

         (ii) promptly notify each Finance Party and the Funding Agent of the occurrence of any Event of Default or any default by the Borrower in the due performance of or compliance with its obligations under any of the Financing Agreements of which such Agent has actual notice from any other party hereto;

         (iii) save as otherwise provided herein, act as agent under the Financing Agreements in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger, the Co-Arrangers and all of the Finance Parties; and

         (iv) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under any of the Financing Agreements.

39.4 Notwithstanding anything to the contrary expressed or implied herein, none of the Agents, the Arranger or the Co-Arrangers shall:

         (i)      be bound to enquire as to:

                  (a) whether or not any representation made or deemed repeated by the Borrower in connection with any of the Financing Agreements is true;

                  (b) the occurrence or otherwise of any Event of Default or Potential Event of Default;

                  (c) the performance by the Borrower or the Sponsor of its obligations under any of the Financing Agreements;

                  (d) any breach of or default by the Borrower or the Sponsor of or under its respective obligations under any of the Financing Agreements;

                  (e) the title of the Borrower to any part of the Project Interest; or

                  (f) any information contained in any communication from the Insurance Adviser or contained in any Engineering Report is true, complete or accurate;

         (ii) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

         (iii) be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

         (iv) be under any obligations other than those for which express provision is made herein.

39.5 Each Bank shall, from time to time on demand by any Agent, indemnify such Agent, in the proportion its share of the Loan (or, if no Advances have been made, its Available Commitment) bears to the amount of the Loan (or, if no Advances have been made, the Available Facility) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including, without limitation, legal fees) and liabilities together with any VAT thereon which such Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under the Financing Agreements or otherwise in performance of its obligations thereunder.

39.6 None of the Agents, the Arranger or the Co-Arrangers accepts any responsibility for the accuracy and/or completeness of the Information Memorandum or any other information supplied by the Borrower, UTPH or any of its subsidiaries in connection with the Financing Agreements or for the legality, validity, effectiveness, adequacy or enforceability of any Financing Agreements or the Project Agreements and none of the Agents, the Arranger or the Co-Arrangers shall be under any liability as a result of taking or omitting to take any action in relation to any such agreement or document, save in the case of gross negligence or wilful misconduct.

39.7 Each of the Finance Parties agrees that it will not assert or seek to assert against any director, officer or employee of any of the Agents, the Arranger or the Co-Arrangers any claim it might have against any of them in respect of the matters referred to in Clause 39.6.

39.8 Each of the Agents, the Arranger and the Co-Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or the Sponsor.

39.9 Any Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until a successor for such Agent is appointed in accordance with the succeeding provisions of this Clause 39.

39.10 If any Agent gives notice of its resignation pursuant to Clause 39.9, then any reputable and experienced bank or other financial institution may be appointed as a successor to such Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, such Agent may appoint such a successor itself Provided that prior to the appointment of any successor Agent the Borrower shall have given its prior written consent (such consent not to be unreasonably withheld or delayed) and the Borrower shall be deemed to have given such consent if the Borrower shall not have responded in the affirmative or in the negative to any request for such consent made in writing within 10 days of such request being made to it and Provided Further that no such consent of the Borrower shall be required if an Event of Default shall have occurred.

39.11 If a successor to an Agent is appointed under the provisions of Clause 39.10, then:

         (i) if such Agent is also the Account Bank any amounts standing to the credit of the Project Accounts shall be transferred to the accounts in the name of the Borrower opened on the books of the successor Agent at its principal office in London pursuant to Clause 34.1(iii) of this Agreement;

         (ii) such Agent shall cease to be a party hereto as Facility Agent and shall cease to have any obligation hereunder in such capacity (but without prejudice to any accrued liabilities under this Agreement and its obligations under Clause 45) (but shall remain entitled to the benefit of the provisions of this Clause 39); and

         (iii) the successor Agent and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor Agent had been a party hereto as such Agent.

39.12 It is understood and agreed by each Finance Party that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Sponsor and, accordingly, each Finance Party warrants to each of the Agents, the Arranger and the Co-Arrangers that it has not relied on and will not hereafter rely on any of the Agents, the Arranger or the Co-Arrangers:

         (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, UTPH or any of its subsidiaries in connection with any of the Financing Agreements or the Project Agreements or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by any Agent, the Arranger or the Co-Arrangers); or

         (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, the Sponsor or the Project.

39.13 In acting as agent under the Financing Agreements, the agency division of each Agent shall be treated as a separate entity from any other divisions of such Agent and from its subsidiaries, its holding company and its holding company's other subsidiaries (together, the "AGENT'S AFFILIATES") and, without detracting from the generality of the foregoing, in the event that any of such Agent's divisions or any of such Agent's affiliates should act for the Borrower in any capacity whether as bankers or otherwise in relation to any other matter, such Agent shall as between itself, the other Agents, the Arranger, the Co-Arrangers and the Finance Parties not be obliged to disclose any information given by the Borrower to any of such divisions or to any of such Agent's affiliates.

40.      THE FACILITY AGENT AS TRUSTEE

40.1 The Facility Agent hereby declares that it holds and shall hold (i) all rights, titles and interests that may now or hereafter be mortgaged, charged, assigned or otherwise secured in favour of the Facility Agent by or pursuant to the Financing Agreements, (ii) the benefit of all representations, covenants, guarantees, indemnities and other contractual provisions given in favour of the Facility Agent (other than any such benefits given to the Facility Agent solely for its own benefit) by or pursuant to the Financing Agreements (other than this Agreement) and (iii) all proceeds of the security referred to in (i) above and of the enforcement of the benefits referred to in (ii) above on trust for itself and the other Beneficiaries from time to time. Such declaration shall remain valid notwithstanding that the Facility Agent may on the date hereof or at any other time be the sole Beneficiary; for the avoidance of doubt, however, such declaration shall, in such case, be deemed repeated on each date on which the Facility Agent ceases to be the sole Beneficiary. Each of the parties hereto agrees that the obligations, rights and benefits vested or to be vested in the Facility Agent as trustee as aforesaid by the Financing Agreements or any document entered into pursuant thereto shall (as well before as after enforcement) be performed and (as the case may be) exercised by the Facility Agent in accordance with the provisions of this Part 14.

40.2 The Facility Agent shall have all the powers and discretions conferred upon trustees by the Trustee Act 1925 (to the extent not inconsistent herewith) and by way of supplement it is expressly declared as follows:

         (i) the Facility Agent shall be at liberty to place any of the Financing Agreements and any other instruments, documents or deeds delivered to it pursuant thereto or in connection therewith for the time being in its possession in any safe deposit, safe or receptacle selected by the Facility Agent or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute;

         (ii) the Facility Agent may, whenever it thinks fit, delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons (being, in the opinion of the Facility Agent, competent and experienced in such matters and, except in the case of employees of the Facility Agent or any affiliate of the Facility Agent, approved by an Instructing Group) all or any of the rights, trusts, powers, authorities and discretions vested in it by any of the Financing Agreements and such delegation may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as the Facility Agent may think fit and the Facility Agent shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such delegate (or sub-delegate) Provided that such delegate shall only be liable for such loss in the case of gross negligence or wilful misconduct;

         (iii) notwithstanding anything else herein contained, the Facility Agent may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state or which would or might otherwise render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation;

         (iv) save in the case of gross negligence or wilful misconduct, the Facility Agent and every attorney, agent, delegate, sub-delegate and any other person appointed by any of them under any of the Financing Agreements may indemnify itself or himself out of the security held by the Facility Agent against all liabilities, costs, fees, charges, losses and expenses incurred by any of them as permitted by this Agreement in relation to or arising out of the taking or holding of any of the security constituted by, or any of the benefits provided by, any of the Financing Agreements in the exercise or purported exercise of the rights, trusts, powers and discretions vested in any of them or in respect of any other matter or thing done or omitted to be done in any way relating to any of the Financing Agreements or pursuant to any law or regulation; and

         (v) without prejudice to the provisions of any of the Financing Agreements, the Facility Agent shall not be under any obligation to insure any property or to require any other person to maintain any such insurance and shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

40.3 The Facility Agent shall not be liable for any failure (save in the case of gross negligence or wilful default):

         (i) to require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the property mortgaged, charged, assigned or otherwise encumbered by or pursuant to any of the Financing Agreements;

         (ii) to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Financing Agreements;

         (iii)    to register or notify any deed or document mentioned at (i) or
                  (ii) above in accordance with the provisions of any of the documents of title of the Borrower;

         (iv) to effect or procure registration of or otherwise protect any of the security created by any of the Financing Agreements by registering the same under the Land Registration Act 1925 or any other applicable registration laws in any territory or otherwise by registering any notice, caution or other entry prescribed by or pursuant to the provisions of the said Act or laws;

         (v) to take or to require the Borrower to take any steps to render the security (including, without limitation, any floating charge) created or purported to be created by or pursuant to any of the Financing Agreements effective or to secure the creation of any ancillary charge under the laws of any jurisdiction; or

         (vi) to require any further assurances in relation to any of the Financing Agreements.

40.4 The Facility Agent may accept without enquiry, requisition or objection such right and title as the Borrower may have to the property belonging (or purportedly belonging) to it (or any part thereof) which is the subject matter of any of the Financing Agreements and shall not be bound or concerned to investigate or make any enquiry into the right or title of the Borrower to such property (or any part thereof) or, without prejudice to the foregoing, to require the Borrower to remedy any defect in the Borrower's right or title as aforesaid.

40.5 The perpetuity period under the rule against perpetuities if applicable to the trusts constituted in this Part 14 and the other Financing Agreements shall be the period of eighty years from the date of this Agreement and, subject thereto, if the Facility Agent determines that all of the obligations of the Borrower under any of the Financing Agreements have been fully and unconditionally discharged, such trusts shall be wound up.

40.6 Notwithstanding any other provisions of this Agreement or any duty or obligation owed by the Facility Agent (whether as trustee, agent or otherwise) to any person, the Facility Agent shall act on the directions of an Instructing Group (and in accordance with such directions) in determining the manner and the extent of enforcement to be adopted (if any) of the security created by or pursuant to the Security Documents (or any of them) over any person's right, title and/or interest therein or arising therefrom and shall, if directed so to do by an Instructing Group, discharge all or such part of such security. The other Finance Parties expressly acknowledge and consent to the provisions of the immediately preceding sentence.

41.      THE ACCOUNT BANK

41.1 It is hereby agreed that the Account Bank is party hereto for the purpose of performing the functions expressly mentioned in Part 12 and that the Account Bank is not, and shall not be construed to be, the agent or trustee of any other party hereto.

41.2     The Account Bank may:

         (i) engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

         (ii) rely upon any communication or document believed by it to be genuine; and

         (iii) assume that no Event of Default or Potential Event of Default has occurred, unless it has actual notice to the contrary.

41.3 Notwithstanding anything to the contrary expressed or implied herein, the Account Bank shall not:

         (i) be bound to enquire as to the occurrence or otherwise of any Event of Default or Potential Event of Default;

         (ii) be bound to exercise any right, power or discretion vested in the Account Bank under any of the Financing Agreements;

         (iii) be bound to account to any other party hereto for any sum or the profit element of any sum received by it for its own account;

         (iv) be bound to disclose to any other person any information relating to any person if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

         (v) be under any fiduciary duty towards any other party hereto or under any obligation other than those for which express provision is made herein.

41.4 Each Bank shall, from time to time on demand by the Facility Agent, indemnify the Account Bank, in the proportion its share of the Loan (or, if no Advances have been made, its Available Commitment) bears to the amount of the Loan (or, if no Advances have been made, the Available Facility) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including, without limitation, legal fees) and liabilities together with any VAT thereon which the Account Bank may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Account Bank hereunder or otherwise in the performance of its obligations hereunder.

41.5 The Account Bank does not accept any responsibility for the accuracy and/or other completeness of the Information Memorandum or any other information supplied by the Borrower in connection herewith or the legality, validity, effectiveness, adequacy or enforceability of any Financing Agreements and the Account Bank shall not be under any liability as a result of taking or omitting to take any action in relation to any such agreement or document, save in the case of gross negligence or wilful misconduct.

41.6 Each of the Finance Parties agrees that it will not assert or seek to assert against any director, officer or employee of the Account Bank any claim it might have against the Account Bank in respect of the matters referred to in Clause 41.5.

41.7 The Account Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or the Sponsor.

41.8 The Account Bank may, after such consultation with the Borrower as is practicable in the circumstances, notify the Facility Agent and the Borrower in writing that it wishes to cease to be a party hereto as Account Bank (a "CESSATION NOTICE"). Upon receipt of a cessation notice the Facility Agent shall in consultation with an Instructing Group nominate with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) a Bank as a successor to the Account Bank (a "SUCCESSOR ACCOUNT BANK"). If no such nomination is made by an Instructing Group before the date specified in the cessation notice as being the date on which the Account Bank wishes to cease to be a party hereto (the "CESSATION DATE") (which such date shall be a business day falling not less than thirty days after the date of delivery of the cessation notice to the Facility Agent) then the Account Bank may nominate such a successor Account Bank itself Provided that prior to the appointment of any successor Account Bank the Borrower shall have given its prior written consent (such consent not to be unreasonably withheld or delayed) and such consent shall be deemed to have been given if the Borrower shall not have responded in the affirmative or in the negative to any request for such consent made in writing within 10 days of such request being made to it and Provided Further that no such consent of the Borrower shall be required if an Event of Default shall have occurred.

41.9 If a successor Account Bank is nominated under the provisions of Clause 41.8, then on the cessation date:

         (i) the amount standing to the credit of the Proceeds Account and the Insurance Account and the VAT Account together with any interest attributable thereto shall be transferred to accounts denominated in sterling (and, in the case of the Proceeds Account, with a sub-account denominated in dollars) in the name of the Borrower opened on the books of the successor Account Bank at its principal office in London designated (respectively) the Proceeds Account, Insurance Account and VAT Account;

         (ii) the Account Bank shall cease to be party hereto as Account Bank and shall cease to have any obligation hereunder in such capacity (but shall remain entitled to the benefit of the provisions of this Clause 41); and

         (iii) the successor Account Bank and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor Account Bank had been a party hereto as Account Bank.

41.10 It is understood and agreed by each Finance Party that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Sponsor and, accordingly, each Finance Party warrants to the Account Bank that it has not relied on and will not hereafter rely on the Account Bank:

         (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, UTPH or any of its subsidiaries in connection with any of the Financing Agreements or the transactions therein contemplated (whether or not such information has been, or is hereafter, circulated to such Finance Party by the Account Bank); or

         (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, the Sponsor or the Project.

42.      THE TECHNICAL AGENTS

         It is hereby agreed that the Technical Agents are parties hereto for the purposes of performing the functions expressly mentioned herein and that neither of the Technical Agents shall, nor shall they be construed to be, the agent or trustee of any other party hereto.

                                     PART 15

                            ASSIGNMENTS AND TRANSFERS

43.      BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

44.      ASSIGNMENTS AND TRANSFERS BY THE BORROWER

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

45.      ASSIGNMENTS AND TRANSFERS BY BANKS

45.1 Any Bank may, at any time, assign all or any of its rights and benefits hereunder as a Bank or transfer in accordance with Clause 45.3 all or any of its rights, benefits and obligations hereunder as a Bank Provided that:

         (i) (save in the case of an assignment or transfer of rights and benefits to (a) any subsidiary or holding company, or to any subsidiary of any holding company, of such Bank or (b) any other Bank) no such assignment or transfer may be made without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed and Provided further that the requirements of this paragraph (i) shall not be required to be satisfied in respect of a transfer made at any time after the Facility Agent has made a declaration pursuant to Clause 28.1 (a) and/or (b) and the security (or any part thereof) created by or pursuant to the Security Documents (or any of them) is being enforced;

         (ii) the assignee or transferee is a Section 349 Bank or a Double Taxation Treaty Bank;

         (iii) the aggregate of the Bank's Available Commitment and portion of the Loan so transferred or assigned must be at least pound sterling 10,000,000 or, in respect of any assignment or transfer which is to take effect after the Project Completion Date, at least pound sterling 5,000,000; and

         (iv) the consent of the Secretary of State has been received in respect of such assignment or transfer pursuant to Clause 3 of the Government Consent Agreement.

45.2 If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 45.1, then, unless and until the assignee has agreed with each of the Beneficiaries that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank, each of the Beneficiaries shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

45.3 If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as permitted by Clause 45.1, then such transfer may be effected by the delivery to the Facility Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Facility Agent:

         (i) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, the Borrower and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 45.3 as "DISCHARGED RIGHTS AND OBLIGATIONS");

         (ii) the Borrower and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank; and

         (iii) the Transferee and the other Beneficiaries shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

45.4 On the date upon which a transfer takes effect pursuant to Clause 45.3, the Transferee in respect of such transfer shall pay to the Facility Agent, jointly for its own account and the account of the Funding Agent, a transfer fee of pound sterling 1000. If any Transferee fails to pay any transfer fee payable by it hereunder on the due date therefor, the Facility Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Facility Agent for account of such Transferee.

46.      DISCLOSURE OF INFORMATION

46.1 Any information ("CONFIDENTIAL INFORMATION") disclosed by the Borrower to any of the Beneficiaries in connection with any of the Financing Agreements shall be kept confidential by each person to whom such information is disclosed (each a "RECIPIENT") Provided that:

         (i)      each recipient shall be entitled to disclose such Confidential
                  Information:

                  (a) pursuant to any law or regulation having the force of law;

                  (b) to any banking or other regulatory or examining authorities (whether governmental or otherwise) with whose instructions the recipient and other banks are accustomed to comply, upon furnishing a copy of this Clause 46 to any such authority;

                  (c) to any subsidiary, holding company or subsidiary of a holding company of such recipient or to such recipient's professional advisors in each case, upon giving the Borrower advance notice of the proposed disclosures; or

                  (d) to the extent that the same has become generally available to the public, through no act or omission of the recipient.

46.2 Each recipient acknowledges and agrees that the Confidential Information shall be held strictly confidential for the period from the date hereof until 5 years following the date of termination of the Unit Operating Agreement.

46.3 The provisions of Clause 46.1 and 46.2 shall inure to the benefit of the Borrower and each other party to any contracts constituting Confidential Information (including, without limitation, the other Britannia Coventurers, BP Exploration Operating Company Limited and the buyers under the Gas Sales Agreements).

46.4 Notwithstanding Clauses 46.1 or 46.2, any Bank may, at any time, disclose to any actual or potential assignee or transferee or any other person who may otherwise enter into contractual relations with such Bank in relation to this Agreement, the Information Memorandum, the Financing Agreements, the Project Agreements, the Development Plan relating to the Britannia Field, any notices delivered pursuant hereto or thereto and details of the amounts outstanding hereunder or any other Confidential Information Provided that such actual or potential assignee, transferee or such other person has given a written undertaking to the Borrower in the form, mutatis mutandis of Clauses 46.1, 46.2 and 46.3.

                                     PART 16

                                  MISCELLANEOUS


47.      CALCULATIONS AND EVIDENCE OF DEBT

47.1 Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days (or, if market practice differs, in accordance with market practice) and the actual number of days elapsed.

47.2 If on any occasion a Reference Bank or Bank fails to supply the Funding Agent with a quotation required of it under the provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Funding Agent.

47.3 Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

47.4 The Funding Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any Advance made or arising hereunder and each Bank's share therein, (ii) the amount of all principal, interest and other sums due or to become due from the Borrower to any of the Banks hereunder and each Bank's share therein and (iii) the amount of any sum received or recovered by the Funding Agent hereunder and each Bank's share therein. The Funding Agent shall from time to time promptly upon request of the Facility Agent provide it with details of such account or accounts.

47.5 In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clauses
47.3 and 47.4 (in the absence of manifest error) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded.

47.6 A certificate of a Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 12.1 or (ii) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 12.2 or 14.1 shall, in the absence of manifest error, be prima facie evidence for the purposes of this Agreement and in any legal action or proceeding arising out of or in connection with this Agreement.

48.      REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Beneficiaries or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

49.        PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

50.      AMENDMENTS

50.1 With the prior written consent of an Instructing Group, the Facility Agent (on behalf of the Beneficiaries and for itself) and the Borrower may from time to time enter into written amendments, supplements or modifications to the Financing Agreements (other than any Hedging Agreement) and the Facility Agent (on behalf of the Beneficiaries and for itself) may execute and deliver to the Borrower a written instrument waiving prospectively or retrospectively, on such terms and conditions as may be specified in such instrument, any Potential Event of Default, Event of Default, breach of any provision or other requirements of the Financing Agreements (other than any Hedging Agreement) Provided, however, that:

         (i) no such waiver and no such amendment, supplement or modification shall without the prior consent of all the Banks:

                  (a) amend or modify the definitions of Event of Default, Final Maturity Date, Instructing Group, Potential Event of Default, Repayment Date, encumbrance or indebtedness or amend the schedule of Repayment Dates;

                  (b) amend, modify or waive any provision which requires the consent or approval of all the Banks or any of the provisions of this Clause 50;

                  (c) have the effect of changing the amount of the Facility or any Bank's Available Commitment or the principal amount or currency of any Advance or any Bank's share thereof;

                  (d) have the effect of decreasing the amount of, or changing the currency of or extending the date for any payment of interest, fees or any other amount payable to all or any of the Beneficiaries hereunder; or

                  (e) (save as otherwise provided herein or therein) release the benefit of any security constituted by or pursuant to any of the Security Documents; and

         (ii) notwithstanding any other provision hereof, none of the Agents, the Arrangers, the Co-Arrangers or the Account Bank shall be obliged to agree to any such waiver, amendment, supplement or modification if the same would:

                  (a)      amend, modify or waive any provision of this Clause
                           50; or

                  (b) otherwise amend, modify or waive any of such person's rights hereunder or subject any such person to any additional obligations hereunder.

50.2 If the Borrower requests any amendment, supplement, modification or waiver in accordance with Clause 50.1, then the Borrower shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent for all reasonable costs and expenses (including, without limitation, legal fees) together with any VAT thereon incurred by the Facility Agent in the negotiation, preparation and execution of any written instrument contemplated by Clause 50.1.

51.      NOTICES

51.1 Each communication to be made hereunder shall be made in writing but unless otherwise stated, may be made in writing by facsimile, telex, Society for Worldwide Interbank Financial Communications ("SWIFT") (if available) or letter save in the case of any Notice of Drawdown or any communication by any Bank regarding the manner in which payments are to be made hereunder which must be made by telex or facsimile.

51.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has specified another address by written notice to the Facility Agent fifteen days prior to the date of the communication) be made or delivered to that other person at the address, telex or facsimile number identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered (a) if sent by telex or facsimile at the time of despatch (if despatched between 9.00 a.m. and 5.00 p.m (local time in the place to which it is sent) on a working day in that place, when sent, or if sent by telex or facsimile at any other time, at
9.00 a.m. (local time in the place to which it is sent) on the next working day in that place) provided that, in the case of facsimile, the person sending the facsimile shall have received a transmission receipt and a hard copy of such facsimile shall be sent on the same day to the party to whom such notice was sent (but failure to send or receive any such hard copy shall not prejudice any such deemed making or delivery) and, in the case of telex, the person sending the telex shall have received the correct answerback at the beginning and end of the transmission, (b) in the case of communications by SWIFT, when despatched and an acknowledgement of receipt by SWIFT received, (c) if sent by recorded delivery, at the recorded time of delivery or (d) in the case of any other communication made by letter, when left at that address or (as the case may be) five days after being deposited in the post postage prepaid in an envelope addressed to it at that address Provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or such other department or officer as the Facility Agent shall from time to time specify for this purpose).

51.3 Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof. In the event of dispute, the English language version shall prevail.

52.      COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

                                     PART 17

                                       LAW

53.      LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

54.      JURISDICTION

54.1 Each of the parties agrees for the benefit of each of the Beneficiaries that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

54.2 Each of the parties irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 54.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

54.3     The submission to the jurisdiction of the courts referred to in Clause
54.1 shall not (and shall not be construed so as to) limit the right of any of the parties hereto to take proceedings against any other party in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                   SCHEDULES

The following schedules to the Facility Agreement, included in pages 125 to 157, have been omitted, but will be furnished upon request:

The First Schedule: List of Banks and Commitments
- ------------------

The Second Schedule: Form of Transfer Certificate
- -------------------

The Third Schedule: List of Condition Precedent Documents
- ------------------

The Fourth Schedule: Form of Notice of Drawdown
- -------------------

The Fifth Schedule: Repayment Schedule
- ------------------

The Sixth Schedule: List of Project Agreements
- ------------------

The Seventh Schedule: List of Project Completion Tests
- --------------------

The Eighth Schedule: Insurance
- -------------------

The Ninth Schedule: Formula for Associated Costs Rate
- ------------------

The Tenth Schedule: The Original Banking Case
- ------------------

The Eleventh Schedule: Schedule of Minimum Volumes
- ---------------------

THE BORROWER

UNION TEXAS BRITANNIA LIMITED

By:              R.A. HALSON

Address:         5th Floor
                 Bowater House
                 68/114 Knightsbridge
                 London SW1X 7LR

Attention:       The Managing Director
Telex:           22160
Fax:             0171 584 7785



THE ARRANGER

CHEMICAL BANK

By:              KAREN SIMON

Address:         125 London Wall
                 London  EC2Y 5AJ

Attention:       Karen Simon/Matthew Rigas
Telex:           94060000 CBC G
Fax:             0171-777 4749



THE CO-ARRANGERS

NATIONSBANK, N.A. (CAROLINAS)

By:              ASAD ZAFAR

Address:         New Broad Street House
                 35 New Broad Street
                 London  EC2M 1NH

Attention:       Patrick Delaney/Asad Zafar
Telex:           883181 NCNB G
Fax:             0171 628 8692

NATIONAL WESTMINSTER BANK PLC

By:              D.R. PARKER

Address:         135 Bishopsgate
                 London  EC2M 3UR

Attention:       David Walton
Telex:           882121
Fax:             0171 375 5820



THE FACILITY AGENT

NATIONSBANK, N.A. (CAROLINAS)

By:              ASAD ZAFAR

Address:         New Broad Street House
                 35 New Broad Street
                 London EC2M 1NH

Attention:       Patrick Delaney/Asad Zafar
Telex:           883181 NCNB G
Fax:             0171 628 8692




THE TECHNICAL AGENTS

NATIONSBANK, N.A. (CAROLINAS)

By:              ASAD ZAFAR

Address:         New Broad Street House
                 35 New Broad Street
                 London EC2M 1NH

Attention:       Patrick Delaney/Asad Zafar
Telex:           883181 NCNB G
Fax:             0171 628 8692

CHEMICAL BANK

By:              KAREN SIMON

Address:         125 London Wall
                 London EC2Y 5AJ

Attention:       Karen Simon/Matthew Rigas
Telex:           94060000 CBC G
Fax:             0171-777 4749



THE FUNDING AGENT

NATIONAL WESTMINSTER BANK PLC

By:              D.R. PARKER

Address:         3rd floor, Juno Court
                 24 Prescott Street
                 London E1 8BB

Attention:       Neil Burrough
Telex:           922457 Answerback NWMAG G
Fax:             0171 714 6167



THE ACCOUNT BANK

NATIONAL WESTMINSTER BANK PLC

By:              D.R. PARKER

Address:         1st floor
                 180 Brompton Road
                 London SW3 1HL

Attention:       Andrew Norman
Telex:           882121
Fax:             0171 591 4081

THE BANKS

CHEMICAL BANK

By:              KAREN SIMON

Address:         125 London Wall
                 London  EC2Y 5AJ

Attention:       Karen Simon/Matthew Rigas
Telex:           94060000 CBC G
Fax:             0171-777 4749



NATIONAL WESTMINSTER BANK PLC

By:              D.R. PARKER

Address:         135 Bishopsgate
                 London  EC2M 3UR

Attention:       David Walton
Telex:           882121
Fax:             0171 375 5820



NATIONSBANK, N.A. (CAROLINAS)

By:              ASAD ZAFAR

Address:         New Broad Street House
                 35 New Broad Street
                 London EC2M 1NH

Attention:       Patrick Delaney/Asad Zafar
Telex:           883181 NCNB G
Fax:             0171 628 8692

BANK OF AMERICA NT & SA

By:              N.C. STORTON

Address:         1 Alie Street
                 London  E1 8DE

Attention:       Pradeep Sharma/Nick Storton
Telex:           888412
Fax:             0171 634 4725





THE BANK OF NOVA SCOTIA

By:              RUSSEL C. HAMER

Address:         Scotia House
                 33 Finsbury Square
                 London  EC2A 1BB

Attention:       Bill Currie/Russ Hamer
Telex:           885188
Fax:             0171 454 9019





CHRISTIANIA BANK OG, KREDITKASSE, LONDON BRANCH

By:              CAROLLA BENEDICTE MOISE

Address:         Lloyds Chambers
                 1 Portsoken Street
                 London  E1 8RU

Attention:       Niels Magnussen
Telex:           8812511
Fax:             0171 481 1860

THE LONG-TERM CREDIT BANK OF JAPAN, LTD

By:              N.R. SLOAN

Address:         55 Bishopsgate
                 London  EC2N 3AX

Attention:       Nick Sloan
Telex:           885305
Fax:             0171 814 9855






SOCIETE GENERALE

By:              A.D. JESSOP

Address:         Exchange House
                 Primrose Street
                 London  EC2A 2HT

Attention:       Alan Jessop
Telex:           886611
Fax:             0171 638 6504






CITIBANK, N.A.

By:              V.M. WILMOT

Address:         P.O. Box 199
                 Cottons Centre
                 Hays Lane
                 London  SE1 2QT

Attention:       Jane Miles
Telex:           896581
Fax:             0171 234 2990



CREDIT LYONNAIS

By:              CHRISTINE GALEON

Address:         P.O. Box 81
                 84-94 Queen Victoria Street
                 London  EC4P 4LX

Attention:       Christine Galeon
Telex:           885479
Fax:             0171 489 1559